Filed Pursuant to Rule 424(b)(2)
Registration No. 333-250869

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price(1)	Amount of registration fee
4.550% Non-Cumulative Preference Shares, Series G	$500,000,000	$54,550.00
(1)    Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT
(to prospectus dated November 23, 2020)
20,000,000 Depositary Shares
Each Representing a 1/1,000th Interest in a Share of
4.550% Non-Cumulative Preferred Shares, Series G
Arch Capital Group Ltd. is offering 20,000,000 depositary shares (the “Depositary Shares”), each of which represents a 1/1,000th interest in a share of its 4.550% Non-Cumulative Preferred Shares, Series G, $0.01 par value and $25,000 liquidation preference per share (equivalent to $25 liquidation preference per Depositary Share) (the “Series G Preferred Shares”). Each Depositary Share, evidenced by a depositary receipt, entitles the holder, through the depositary, to a proportional fractional interest in all rights and preferences of the Series G Preferred Shares represented thereby (including any dividend, liquidation, redemption and voting rights).
Holders of Series G Preferred Shares will be entitled to receive dividend payments only when, as and if declared by our board of directors or a duly authorized committee of the board. Any such dividends will be payable from, and including, the date of original issue on a non-cumulative basis, quarterly in arrears on the last day of March, June, September and December of each year (each, a “dividend payment date”), at an annual rate of 4.550%. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date, and no additional dividends shall accrue on the amount so payable from such date to such next succeeding business day. If declared, the first dividend payment will be September 30, 2021. Distributions will be made in respect of the Depositary Shares if and to the extent dividends are paid on the related Series G Preferred Shares.
Dividends on the Series G Preferred Shares are not cumulative. Accordingly, in the event dividends are not declared on the Series G Preferred Shares for payment on any dividend payment date, then those dividends will not accrue and will not be payable. See “Description of the Series G Preferred Shares—Dividends” in this prospectus supplement.
Except in specified circumstances relating to certain tax, regulatory or corporate events, the Series G Preferred Shares are not redeemable prior to June 11, 2026. On and after that date, the Series G Preferred Shares will be redeemable at our option, in whole or in part, at a redemption price of $25,000 per share of the Series G Preferred Shares (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends to, but excluding, the redemption date, without accumulation of any undeclared dividends. In general, the Series G Preferred Shares many not be redeemed at any time if the ECR (as defined herein) would be breached immediately before or after giving effect to such redemption, unless we replace the capital represented by preference shares to be redeemed with capital having equal or better capital treatment under the Group Rules (as defined herein). See “Description of the Series G Preferred Shares—Redemption” in this prospectus supplement. The Depositary Shares will be redeemed if and to the extent the related Series G Preferred Shares are redeemed by us.
Neither the Depositary Shares nor the Series G Preferred Shares have a stated maturity, nor will they be subject to any sinking fund or mandatory redemption. The Series G Preferred Shares are not convertible into any other securities.
The Series G Preferred Shares will not have voting rights, except as set forth under “Description of the Series G Preferred Shares—Voting Rights” in this prospectus supplement. A holder of the Depositary Shares will be entitled to direct the depositary how to vote in such circumstances. See “Description of the Depositary Shares—Voting Rights.”
There is currently no public market for the Depositary Shares or the Series G Preferred Shares. We have applied to list the Depositary Shares on the NASDAQ Stock Market LLC (‘‘NASDAQ’’) under the symbol ‘‘ACGLN.’’ If the application is approved, we expect trading to commence within 30 days following the initial issuance of the Depositary Shares.
An investment in the Depositary Shares and the Series G Preferred Shares involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement to read about important factors you should consider before investing in the Depositary Shares and the Series G Preferred Shares.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

		Underwriting Discounts and Commissions (1)				Proceeds, before expenses, to Arch Capital
	Price to Public	Retail		Institutional
Per Depositary Share	$25.0000	$0.7875		$0.5000		$24.3580 (2)
Total	$500,000,000	$7,776,562.50	(3)	$5,062,500	(3)	$487,160,937.50
____________________
(1)    See “Underwriting—Commissions and Discounts” in this prospectus supplement for additional discussion regarding underwriting discounts and commissions.
(2) The proceeds per depositary share, before expenses, to us are calculated using a weighted average underwriting discount for retail (9,875,000 depositary shares) and institutional orders (10,125,000 depositary shares).
(3) The underwriting discount is calculated using $0.7875 per depositary share for retail orders (9,875,000 depositary shares) and $0.5000 per depositary share for institutional orders (10,125,000 depositary shares).
The underwriters expect to deliver the Depositary Shares in book entry form only, through the facilities of The Depository Trust Company against payment in New York, New York on or about June 11, 2021. See “Underwriting.”

Joint Book-Running Managers
BofA Securities	J.P. Morgan	Morgan Stanley	RBC Capital Markets	Wells Fargo Securities
Co-Managers

Barclays	BMO Capital Markets	Credit Suisse	HSBC	Lloyd Securities	US Bancorp
The date of this prospectus supplement is June 2, 2021.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering, risk factors and material tax considerations of the Depositary Shares that we are selling in this offering and the Series G Preferred Shares represented thereby and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein in making your investment decision. To fully understand this offering, you should also read all of these documents, including our Annual Report on Form 10-K for the year ended December 31, 2020 (“2020 Form 10-K”) and in our quarterly report on Form 10-Q for the quarter ended March 31, 2021 (“2021 First Quarter Form 10-Q”) and the other documents referred to under the caption “Where You Can Find Additional Information” in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
In this prospectus supplement and in the accompanying prospectus, except as otherwise noted or the context requires otherwise: (a) “Arch Capital” or “issuer” refers to Arch Capital Group Ltd., (b) “Arch Finance” refers to our 100% owned U.S. subsidiary, Arch Capital Finance LLC, (c) “we,” “us,” “our,” “Arch” and “the Company” refer to Arch Capital and its subsidiaries, (d) “Arch Re Bermuda” refers to our wholly owned Bermuda reinsurance subsidiary, Arch Reinsurance Ltd., (e) “Arch Re U.S.” refers to our wholly owned U.S. reinsurance subsidiary, Arch Reinsurance Company, (f) “Arch Insurance Europe” refers, collectively, to the U.K. insurance operations of Arch Insurance Company (Europe) Limited (“Arch Insurance Company Europe”) and the managing agent and syndicate at Lloyd’s of London, (g) “Arch Mortgage” refers to Arch Mortgage Insurance Designated Activity Company, (h) “Arch Insurance Canada” refers to our wholly owned Canadian insurance subsidiary, Arch Insurance Canada Ltd. and (i) “Arch MI U.S.” refers to our wholly owned U.S. mortgage insurance subsidiary, Arch Mortgage Insurance Company.
The permission of the Bermuda Monetary Authority (the “BMA”) is required, under the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the BMA has granted a general permission. The BMA, in its notice to the public dated June 1, 2005, has granted a general permission for the issue and subsequent transfer of any securities, other than “Equity Securities” (as defined by the BMA for exchange control purposes), of a Bermuda company from and/or to a non-resident of Bermuda. In granting the general permission the BMA accepts no responsibility for the financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement or the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY
This summary is not complete and does not contain all the information you should consider. You should read this entire prospectus supplement and the accompanying prospectus carefully, including without limitation, the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, the sections entitled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Our Company
Arch Capital Group Ltd. is a Bermuda exempted company, with approximately $15.8 billion in capital at March 31, 2021 and, through operations in Bermuda, the United States, Europe, Canada, Australia and Hong Kong writes insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries. While we are positioned to provide a full range of property, casualty and mortgage insurance and reinsurance lines, we focus on writing specialty lines of insurance and reinsurance.
The worldwide property casualty insurance and reinsurance industry is highly competitive and has traditionally been subject to an underwriting cycle in which a hard market (high premium rates, restrictive underwriting standards, as well as terms and conditions, and underwriting gains) is eventually followed by a soft market (low premium rates, relaxed underwriting standards, as well as broader terms and conditions, and underwriting losses). Property casualty market conditions may affect, among other things, the demand for our products, our ability to increase premium rates, the terms and conditions of the insurance policies we write, changes in the products offered by us or changes in our business strategy.
The financial results of the property casualty insurance and reinsurance industry are influenced by factors such as the frequency and/or severity of claims and losses, including natural disasters or other catastrophic events, variations in interest rates and financial markets, changes in the legal, regulatory and judicial environments, inflationary pressures and general economic conditions. These factors influence, among other things, the demand for insurance or reinsurance, the supply of which is generally related to the total capital of competitors in the market. Mortgage insurance and reinsurance is subject to similar cycles to property casualty except that they have historically been more dependent on macroeconomic conditions.
Regulation
Group Supervision Rules. Under the Bermuda Insurance (Group Supervision) Rules 2011 (“Group Supervision Rules”), the BMA acts as group supervisor of our group of insurance and reinsurance companies (“Group”) and has designated Arch Re Bermuda as the designated insurer (“Designated Insurer”). As Group supervisor, the BMA performs a number of supervisory functions including, but not limited to, coordinating the gathering and dissemination of information which is of importance for the supervisory task of other competent authorities; carrying out a supervisory review and assessment of the Group; and carrying out an assessment of the Group’s compliance with the rules on solvency, risk concentration, intra-Group transactions and good governance procedures.
In carrying out its functions, the BMA makes rules for assessing the financial situation and the solvency position of the Group and/or its members and regulating intra-Group transactions, risk concentration, governance procedures, risk management and regulatory reporting and disclosure.
Group Solvency. The Group Rules (as defined herein) apply to our Group so long as the BMA remains our Group supervisor. Through the Group Rules, the BMA may take action which affects Arch Capital. A summary of certain of the Group Solvency Rules (as defined herein) is set forth below.
•Group Solvency Self Assessment (“GSSA”). The Group Rules require the board of directors of the parent company of the Group (the “Parent Board”) to establish solvency self assessment procedures that factor in all the foreseeable reasonably material risks. Such procedures should be carried out at least annually and assess the quality and quantity of the capital required to adequately cover the risks to which the Group is exposed. Such procedures must also be an integral part of the Group’s risk management framework and be reviewed and evaluated on a regular basis by the Parent Board. In particular, the GSSA should, among other things, demonstrate consideration of the relationship between risk management, the quality and quantity of capital resources, the impact of risk mitigation techniques and diversification and correlation effects between material risks; a description of the Group’s risk appetite; be forward-looking; include appropriate stress and scenario testing and appropriately reflect all assets and liabilities, material off-balance sheet arrangements, material intra group transactions, relevant managerial practices, systems and controls and a valuation basis that is aligned with the risk characteristics and business model of the Group.
•Group Minimum Solvency Margin (“Group MSM”) and Group Enhanced Capital Requirement (“Group ECR”). The Group must ensure that the value of its total statutory Group capital and surplus exceeds the aggregate of (i) the amount of the aggregate minimum margins of solvency of each qualifying member of the Group controlled by the parent company, and (ii) the parent company’s percentage shareholding in each member where it exercises significant influence over such member but does not control it, multiplied by the member’s minimum solvency margin. A member is a qualifying member of the Group if it is subject to solvency requirements in the jurisdiction in which it is registered. Where the parent company exercises control in relation to any member of the group, the minimum margin of solvency of such member shall be its individual minimum solvency margin. Where the parent company exercises significant influence on any member of the Group, the minimum margin of solvency applicable to that member for purposes of calculating the Group MSM shall be an amount equal to the parent company’s percentage shareholding in the member multiplied by that member’s minimum margin of solvency. “Control” and “significant influence” shall be determined in accordance with either the IFRS or GAAP used to prepare the Group’s IFRS or GAAP financial statements.
•Group Eligible Capital. To enable the BMA to better assess the quality of the group’s capital resources, the Designated Insurer is required to disclose the makeup of the Group’s capital in accordance with a 3-tiered eligible capital system. Under the eligible capital requirements, all of the Group’s capital instruments are classified as either basic or ancillary capital which in turn are classified into one of 3 tiers based on their “loss absorbency” characteristics. Highest quality capital is classified as Tier 1 Capital, lesser quality capital is classified as either Tier 2 Capital or Tier 3 Capital. Under the Group Supervision Rules, the Group’s Tier 1 Capital shall be not less than 60% of the value of the group’s ECR. Tier 2 Capital shall not be more than 66.67% of Tier 1 while Tier 3 Capital shall be no more than 17.65% of the sum of Tier 1 or Tier 2 Capital. Tier 1, Tier 2 and Tier 3 Capital may, until January 1, 2026, include capital instruments that do not satisfy the requirement that the instrument be non-redeemable or settled only with the issuance of an instrument of equal or higher quality upon a breach, or if redemption would cause a breach, of the Group ECR.
•Economic Balance Sheet. The BMA has embedded an economic balance sheet (“EBS”) framework as part of the Group Bermuda Solvency Capital Requirement (“BSCR”) which forms the basis for the Group’s ECR The premise underlying the EBS framework is the idea that assets and liabilities should be valued on a consistent economic basis. Under the Group Solvency Rules an insurance group is required to maintain available group statutory economic capital and surplus in an amount that is equal to or exceeds the value of the Group ECR which is established by reference to the group BSCR.
As of December 31, 2020, our total available group statutory economic capital and surplus under the BMA’s EBS framework was $17,557 million and our Group ECR was $5,404 million. This equated to a BSCR ratio, computed as available group statutory economic capital and surplus divided by Group ECR, of 325%. Although not specifically referred to in the Insurance Act 1978 (and its related regulations), an insurance group’s target capital level is equal to 120% of group ECR as calculated pursuant to the group BSCR formula.
As further described below, the foregoing figures are prepared solely for and under the BMA’s current regulatory framework and are calculated by us in accordance with the Insurance Act 1978 (and its related regulations) and current regulatory guidance. Such figures include multiple assumptions and estimates as prescribed under the BMA’s EBS framework and believed by management to be reasonable as of such time they were made. In addition, such figures are prepared for the BMA and submitted only on an annual basis and reflect the information available as of such time and based on the BMA’s current rules and regulations, which are subject to change by the BMA at any time. As a result these figures should not be relied on as a reflection of our financial results or be viewed as any substitute for full financial statements prepared in accordance with GAAP, and they should not be viewed as indicative of our financial results or solvency capital information for any future period. Investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial data.
Principal Executive Office
Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda (telephone number: (441) 278-9250). We maintain a website at http://www.archcapgroup.com. The information contained on our website is not incorporated herein by reference and does not form a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING
The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Depositary Shares and the Series G Preferred Shares, see “Description of the Depositary Shares” and “Description of the Series G Preferred Shares” in this prospectus supplement. As used in this section, “we,” “us,” “our,” “the Company” and “Arch Capital” mean Arch Capital Group Ltd. and do not include its subsidiaries.

Issuer	Arch Capital Group Ltd.
Securities offered	20,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 4.550 % Non-Cumulative Preferred Shares, Series G (or “Series G Preferred Shares”), $0.01 par value and $25,000 liquidation preference per share (equivalent to $25 liquidation preference per Depositary Share), of Arch Capital. Each holder of a Depositary Share will be entitled, through the depositary, in proportion to the applicable fraction of a Series G Preferred Share represented by such Depositary Share, to all the rights and preferences of the Series G Preferred Shares represented thereby (including dividend, voting, redemption and liquidation rights). We may from time to time elect to issue additional Depositary Shares representing additional Series G Preferred Shares, and all the additional Depositary Shares would be deemed to form a single series with the Depositary Shares offered hereby.
Dividends	Dividends on the Series G Preferred Shares, when, as and if declared by the board of directors of Arch Capital or a duly authorized committee of the board, will accrue and be payable on the liquidation preference amount from, and including, the original issue date, on a non-cumulative basis, quarterly in arrears on each dividend payment date, at an annual rate of 4.550%. Any such dividends paid on the Series G Preferred Shares will be distributed to holders of the Depositary Shares in the manner described under “Description of the Depositary Shares—Dividends and Other Distributions” in this prospectus supplement. Dividends will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series G Preferred Shares are not cumulative. Accordingly, in the event dividends are not declared on the Series G Preferred Shares and any parity shares for payment on any dividend payment date, then such dividends will not accrue and will not be payable. If the board of directors of Arch Capital or a duly authorized committee of the board has not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends for such dividend period after the dividend payment date for that dividend period whether or not dividends on the Series G Preferred Shares are declared for any future dividend period.
The dividends paid on the Series G Preferred Shares should qualify as “qualified dividend income” if, as expected, we list the Depositary Shares on NASDAQ. Qualified dividend income received by a non-corporate shareholder is currently subject to preferential tax rates, rather than the higher rates applicable to ordinary income; provided that certain holding period requirements and other conditions are met. Dividends paid on the Series G Preferred Shares to U.S. corporate shareholders will not be eligible for the dividends-received deduction. There is a risk that dividends, if any, paid prior to the listing of the Depositary Shares on NASDAQ may not constitute qualified dividend income.
See “Certain Income Tax Considerations—Taxation of Shareholders—Distributions” in this prospectus supplement.
Dividend Payment Dates	The last day of March, June, September and December of each year. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date, and no additional dividends shall accrue on the amount so payable from such date to such next succeeding business day. If declared, the first dividend payment date will be September 30, 2021. Dividends on the Series G Preferred Shares will not be mandatory. See “Risk Factors—Dividends on the Series G Preferred Shares are non-cumulative.”

Payment of Additional Amounts	Subject to certain limitations, we will pay additional amounts to holders of the Series G Preferred Shares, as additional dividends, to make up for any deduction or withholding for any taxes or other charges imposed by or on behalf of any relevant “taxing jurisdiction” with respect to the Series G Preferred Shares, so that every net payment, after such withholding or deduction (including any such withholding or deduction from such additional amounts), will be equal to the amount we would otherwise be required to pay had no such withholding or deduction been required. See “Description of the Series G Preferred Shares—Payment of Additional Amounts” in this prospectus supplement.
Redemption	On and after June 11, 2026 (the “Par Call Date”), the Series G Preferred Shares will be redeemable at our option, in whole or in part, at a redemption price equal to $25,000 per Series G Preferred Share (equivalent to $25 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends; provided that we have sufficient funds in order to meet the BMA’s enhanced capital requirement (“ECR”) or we replace the capital represented by the Series G Preferred Shares with capital having equal or better capital treatment as the Series G Preferred Shares under the ECR.See “Description of the Series G Preferred Shares—Redemption—On or After Par Call Date” in this prospectus supplement.
At any time prior to the Par Call Date, we may redeem all but not less than all of the Series G Preferred Shares at a redemption price of $26,000 per share (equivalent to $26 per Depositary Share), plus any declared and unpaid dividends, to, but excluding, the date of redemption (without accumulation of any undeclared dividends), if we
• submit a proposal to our holders of common shares concerning an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, de-registration or other similar transaction involving us that requires a vote of the holders of our Series G Preferred Shares, voting separately as a single class (alone or with one or more classes or series of preferred shares); or
• submit any proposal for any other matter that, as a result of any change in Bermuda law after the date of this prospectus supplement (whether by enactment or official interpretation), requires a vote of the holders of our Series G Preferred Shares, voting separately as a single class (alone or with one or more classes or series of preferred shares).
See “Description of the Series G Preferred Shares—Redemption—Business Combination Proposal” in this prospectus supplement.
At any time prior to the Par Call Date and within 90 days following the occurrence of a “capital redemption trigger date” on which we have reasonably determined that, as a result of certain specified events, a “capital disqualification event” has occurred, we will have the option to redeem the Series G Preferred Shares, at any time in whole or in part from time to time, in each case at a redemption price of $25,000 per share (equivalent to $25 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends.
See “Description of the Series G Preferred Shares—Redemption—Capital Disqualification Event” in this prospectus supplement.
At any time prior to the Par Call Date following a tax event (as defined in “Description of the Series G Preferred Shares—Redemption—Tax Events”), we may redeem the Series G Preferred Shares, in whole or in part from time to time, at a redemption price of $25,000 per Series G Preferred Share (equivalent to $25 per Depositary Share) plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends. See “Description of the Series G Preferred Shares—Redemption—Tax Events” in this prospectus supplement.
At any time prior to the Par Call Date, within 90 days after a rating agency event (as defined in “Description of the Series G Preferred Shares—Redemption—Rating Agency Event”) occurs, we will have the option to redeem the Series G Preferred Shares, in whole or in part, at a redemption price of $25,500 per Series G Preferred Share (equivalent to $25.50 per Depositary Share) plus declared and unpaid dividends, if any, without regard to any undeclared dividends, to, but excluding, the redemption date. See “Description of the Series G Preferred Shares—Redemption—Rating Agency Event” in this prospectus supplement.

Our ability to redeem the Series G Preferred Shares prior to the Par Call Date in each case as described above will be subject to (1) having sufficient funds in order to meet the BMA’s ECR or replacing the capital represented by the Series G Preferred Shares with capital having equal or better capital treatment as the Series G Preferred Shares under the ECR and (2) the BMA’s (or its successor, if any) approval of such redemption. In addition, we may be limited by covenants contained in our credit facilities, by the provisions of other agreements we may enter into and by applicable regulations. See “Description of the Series G Preferred Shares—Redemption” in this prospectus supplement.
The Series G Preferred Shares will not be subject to any sinking fund or other obligation of ours to redeem, purchase or retire the Series G Preferred Shares.
Certain Restrictions on Payment of Dividends and Redemptions	Under Bermuda law and under the terms of the certificate of designations governing the Series G Preferred Shares, we may not lawfully declare or pay a dividend on the Series G Preferred Shares (even if such dividends have been previously declared) or effect any redemption of Series G Preferred Shares if there are reasonable grounds for believing that (i) we are or, after giving effect to the payment of dividends or redemption of shares (as applicable), would be unable to pay our liabilities as they become due, or (ii) in the case of the declaration or payment of a dividend or redemption of shares where the redemption price is to be paid out of funds otherwise available for dividends and distributions, the realizable value of our assets would be less than our liabilities, or (iii) we are or, after giving effect to such payment or redemption (as applicable), would be in breach of applicable individual or group solvency and liquidity requirements or applicable individual or group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time be issued or imposed by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act 1978 of Bermuda and related regulations (the “Insurance Act 1978”), or any successor legislation or then-applicable law. For a discussion of currently applicable regulations, see “Business—Regulation” in our 2020 Form 10-K.
Variation or Exchange	In lieu of redemption, at any time following a tax event or a capital disqualification event, we may, without the consent of any holders of the Series G Preferred Shares, vary the terms of, or exchange for new securities, the Series G Preferred Shares to maintain compliance with certain regulations applicable to us. No such variation of terms or securities in exchange shall change certain specified terms of the Series G Preferred Shares. See “Description of the Series G Preferred Shares—Variation or Exchange” in this prospectus supplement.
Ranking	The Series G Preferred Shares as to dividends and distributions upon any liquidation or dissolution or winding-up of Arch Capital,
	•	will rank senior to our common shares and to each other class or series of our shares established after the original issue date of the Series G Preferred Shares that is not expressly made senior to, or on parity with, the Series G Preferred Shares as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “junior shares”);
	•	will rank on parity with any class or series of our shares established after the original issue date of the Series G Preferred Shares that is expressly made on parity with the Series G Preferred Shares as to the payment of dividends and amounts payable on a liquidation, dissolution or winding-up of our affairs (the “parity shares”);
	•	will rank junior to any class or series of our shares established after the original issue date of the Series G Preferred Shares that is expressly made senior to the Series G Preferred Shares as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “senior shares”);
	•	will rank junior to all of our existing and future indebtedness (including indebtedness outstanding under our credit facilities and our unsecured senior notes) and other liabilities with respect to assets available to satisfy claims against us; and
	•	will be structurally subordinated in right of payment to all obligations of our subsidiaries. Under Bermuda law, in a winding-up of any of our subsidiaries, the Series G Preferred Shares will be subordinated to all existing and future policyholder obligations of our subsidiaries.

As of the date of this prospectus supplement, we have $450 million aggregate liquidation preference of our Series E Non-Cumulative Preferred Shares issued in 2016 (all or a portion of which we intend to redeem in September 2021 using the net proceeds of this offering, see “Use of Proceeds”) and $330 million aggregate liquidation preference of our Series F Preferred Shares issued in 2017 issued and outstanding. The Series E Non-Cumulative Preferred Shares and the Series F Preferred Shares are our only issued and outstanding shares or series of shares that are on parity with the Series G Preferred Shares with respect to the payment of dividends and distribution of assets upon a liquidation, dissolution or winding up of Arch Capital. We may issue, without limitation, (1) additional Depositary Shares representing additional Series G Preferred Shares that would form part of the same series of Depositary Shares offered in this offering, and (2) additional series of securities that rank equally with or senior to the Series G Preferred Shares. Unless our shareholders otherwise provide, our board of directors may from time to time create and issue preference shares of other series and fix their relative rights, preferences and limitations.See “Risk Factors—Risks Relating to the Depositary Shares and the Series G Preferred Shares—There is no limitation on our issuance of securities that rank equally with or senior to the Series G Preferred Shares.”

During any dividend period, so long as any Series G Preferred Shares remain issued and outstanding, unless the full dividends for the latest completed dividend period on all outstanding Series G Preferred Shares have been declared and paid:
• no dividend shall be paid or declared on our common shares or other junior shares, other than a dividend payable solely in junior shares; and
• no common shares or other junior shares shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior shares for or into other junior shares, or the exchange or conversion of one junior share for or into another junior share, or (ii) through the use of the proceeds of a substantially contemporaneous sale of junior shares, in each case as permitted by the bye-laws of Arch Capital in effect on the date of issuance of the Series G Preferred Shares).
For any dividend period in which dividends are not paid in full upon the Series G Preferred Shares and any parity shares, all dividends declared for such dividend period with respect to the Series G Preferred Shares and such parity shares shall be declared on a pro rata basis. See “Description of the Series G Preferred Shares—Dividends” in this prospectus supplement.
Liquidation Rights	Upon any voluntary or involuntary liquidation, dissolution or winding-up of Arch Capital, holders of the Series G Preferred Shares and any parity shares are entitled to receive out of our assets available for distribution to shareholders, before any distribution is made to holders of common shares or other junior shares, a liquidating distribution in the amount of $25,000 per Series G Preferred Share (equivalent to $25 per Depositary Share) plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Series G Preferred Shares and any parity shares and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors. See “Description of the Series G Preferred Shares—Liquidation Rights” in this prospectus supplement.
Voting Rights	Holders of the Series G Preferred Shares will have no voting rights, except with respect to certain fundamental changes in the terms of the Series G Preferred Shares and in the case of certain dividend non-payments or as otherwise required by Bermuda law or the bye-laws of Arch Capital. See “Description of the Series G Preferred Shares—Voting Rights” in this prospectus supplement.
Maturity	Neither the Depositary Shares nor the Series G Preferred Shares represented thereby have any maturity date, and we are not required to redeem the Series G Preferred Shares. Holders of the Series G Preferred Shares will have no right to have the Series G Preferred Shares redeemed. Accordingly, the Series G Preferred Shares, and, in turn, the Depositary Shares will remain issued and outstanding indefinitely, unless and until we decide to redeem them.
Preemptive Rights	Holders of the Series G Preferred Shares and, in turn, the Depositary Shares will have no preemptive rights.
Listing	We have applied to list the Depositary Shares on NASDAQ under the symbol ‘‘ACGLN.’’ If the application is approved, we expect trading to commence within 30 days following the initial issuance of the Depositary Shares.

Use of Proceeds
We expect to receive approximately $485.8 million in net proceeds from the sale of the Depositary Shares in this offering after deducting the underwriting discount and our estimated offering expenses.We intend to use the net proceeds of this offering to redeem all or a portion of our issued and outstanding Series E Non-Cumulative Preferred Shares in September 2021 and to use any remaining amounts for general corporate purposes (which may include working capital, capital expenditures and other matters in connection with the implementation of our business plan from time to time, other share repurchases, and funding acquisition opportunities that may become available to us from time to time). In addition, should a catastrophic or other significant event occur prior to the notice of redemption of our Series E Shares, we may, depending on factors existing at such time, elect to apply such net proceeds to replenish our capital base. Pending any such use, we intend to invest the net proceeds of the offering in accordance with our existing investment policy. This prospectus supplement does not constitute a notice of redemption with respect to, or an offer to purchase, any issued and outstanding preferred shares. See “Use of Proceeds” in this prospectus supplement.

Conflicts of Interest	As described in “Use of Proceeds,” we intend to use the net proceeds of this offering to redeem all or a portion of our Series E Non-Cumulative Preferred Shares in September 2021. Certain of the underwriters (or their affiliates or associated persons) are holders of the Series E Non-Cumulative Preferred Shares and would receive a portion of the proceeds from this offering as a result of the redemption of the Series E Non-Cumulative Preferred Shares. If any one underwriter, together with its affiliates and associated persons, were to receive 5% or more of the net proceeds as a result of the redemption of the Series E Non-Cumulative Preferred Shares, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. No underwriter with a “conflict of interest” under FINRA Rule 5121 will confirm sales to any discretionary accounts without receiving specific written approval from the account holder. A qualified independent underwriter (“QIU”) is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(C). See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”
Risk Factors	You should consider carefully all of the information set forth, referred to or incorporated in this prospectus supplement and, in particular, should evaluate the specific factors set forth in the section entitled “Risk Factors” for an explanation of certain risks related to purchasing the Depositary Shares.
Form of Depositary Shares	The Depositary Shares will be represented by one or more global securities registered in the name of The Depository Trust Company or its nominee. This means that holders will not receive a certificate for their Depositary Shares, and the Depositary Shares will not be registered in their names. Ownership interests in the Depositary Shares will be shown on, and transfers of the Depositary Shares will be effected only through, records maintained by participants in The Depository Trust Company. The Depository Trust Company and the dividend disbursing agent for the Depositary Shares will be responsible for dividend payments to you.
Dividend Disbursing Agent and Redemption Agent	American Stock Transfer & Trust Company.
Depositary	American Stock Transfer & Trust Company.
Transfer Agent	American Stock Transfer & Trust Company.

Summary Historical Condensed Financial Information
The table below shows our summary consolidated historical condensed financial information at the dates and for the periods indicated. Our summary historical financial information as of and for the years ended December 31, 2020, 2019 and 2018 has been derived from our audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, an independent registered public auditing firm, and are incorporated by reference herein. Our summary historical financial information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 is derived from our unaudited consolidated financial statements for such periods, and is incorporated by reference herein. See “Where You Can Find Additional Information” in this prospectus supplement.

	Historical
	March 31,	December 31,
	2021	2020	2019	2018
(U.S. dollars in thousands, except share data)	(unaudited)
Balance Sheet Data:
Total investments	$28,361,147	$28,761,358	$24,402,246	$21,745,284
Premiums receivable	2,618,175	2,064,586	1,778,717	1,299,150
Reinsurance recoverable on unpaid and paid losses and LAE	4,041,076	4,500,802	4,346,816	2,919,372
Goodwill and intangible assets	679,509	692,863	738,083	634,920
Total assets	44,204,267	43,282,297	37,885,361	32,218,329
Reserves for losses and LAE	16,443,952	16,513,929	13,891,842	11,853,297
Unearned premiums	5,549,127	4,838,965	4,339,549	3,753,636
Senior notes	2,861,417	2,861,113	1,871,626	1,733,528
Revolving credit agreement borrowings	155,687	155,687	484,287	455,682
Total liabilities	30,173,261	29,294,856	25,569,809	21,780,650
Common shareholders’ equity available to Arch	12,316,472	12,325,886	10,717,371	8,659,827
Preferred shareholders’ equity available to Arch	780,000	780,000	780,000	780,000
Total shareholders’ equity available to Arch	13,096,472	13,105,886	11,497,371	9,439,827
Common shares and common share equivalents outstanding, net of treasury shares	403,313,377	406,720,642	405,619,201	402,454,834

	Historical
	Three Months Ended March 31,		Years Ended December 31,
	2021	2020	2020	2019	2018
(U.S. dollars in thousands, except share data)	(unaudited)	(unaudited)
Statement of Income Data:
Net premiums written	$2,508,457	$2,137,246	$7,437,716	$6,039,067	$5,346,747
Total revenues	2,265,794	1,525,312	8,508,509	6,925,966	5,450,667
Losses and loss adjustment expenses	1,203,100	1,115,419	4,689,599	3,133,452	2,890,106
Underwriting related expenses	565,514	481,827	1,880,018	1,641,942	1,482,944
Interest expense	38,346	32,555	143,456	120,872	120,484
Total expenses	1,826,683	1,594,557	6,947,726	5,079,090	4,608,796
Income (loss) before income taxes and income (loss) from operating affiliates	439,111	(69,245)	1,560,783	1,846,876	841,871
Income (loss) from operating affiliates	75,457	8,516	16,766	2,234	(99)
Net income (loss)	475,708	(88,674)	1,465,711	1,693,300	727,821
Net (income) loss attributable to noncontrolling interests	(37,552)	232,791	(60,190)	(56,981)	30,150
Net income attributable to Arch	438,156	144,117	1,405,521	1,636,319	757,971
Preferred dividends	(10,403)	(10,403)	(41,612)	(41,612)	(41,645)
Loss on redemption of preferred shares	—	—	—	—	(2,710)
Net income available to Arch common shareholders	427,753	133,714	1,363,909	1,594,707	713,616
Weighted average common shares and common share equivalents outstanding—diluted	409,223,253	414,033,570	410,259,455	411,609,478	412,906,478
Diluted net income per share	$1.05	$0.32	$3.32	$3.87	$1.73

RISK FACTORS
An investment in the Depositary Shares involves risks. Before making an investment decision, you should carefully consider the risks described in this prospectus supplement below and under “Cautionary Note Regarding Forward-Looking Statements,” and the risks described in our 2020 Form 10-K, together with all of the other information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to such risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.
Risk Factors Summary
The following is a summary description of the material risks and uncertainties to which we may be exposed. Each of these risks could adversely affect our business, financial condition and results of operations, and any such effects may be material. These and other risks are more fully described after this summary description.
Risks Relating to Our Industry, Business and Operations
•We operate in a highly competitive environment.
•The insurance and reinsurance industry is highly cyclical, and we may at times experience periods characterized by excess underwriting capacity and unfavorable premium rates.
•Exposure to claims for natural and man-made catastrophic events and other emerging claim and coverage issues.
•The impacts of the COVID-19 pandemic and climate change, including in each case governmental, regulatory and rating actions in response thereto.
•Unanticipated losses from war, terrorism, cyber-attacks, pandemics and political instability.
•Inherent uncertainties in the use of probabilities and related modeling in underwriting risk and reserving for losses, and the potential failure of any of the loss limitation methods we employ.
•The availability of reinsurance, retrocessional coverage and capital market transactions may be limited.
•Third parties with whom we do business may commit fraud, fail to adequately manage their risks or otherwise breach their obligations to us.
•Acquisitions, the addition of new lines of business, geographic expansion and/or entering into partnerships.
•The U.K.’s withdrawal from the EU and the impact thereof.
•IT breaches or failures or the inability of our IT systems to meet the demands of customers and our workforce.
•A downgrade in our ratings or our inability to obtain a rating for our operating subsidiaries.
•Inability to maintain and enhance effective operating procedures, internal controls and our enterprise risk management (“ERM”) program.
•Exposure to credit risk inherent in certain of our business operations.
•Applicable laws and regulations relating to economic trade sanctions and foreign bribery laws.
Risks Relating to Financial Markets and Investments
•Adverse developments in the financial markets (including as a result of the COVID-19 pandemic) and their potential to limit our access to capital or adversely affect our policyholders, reinsurers and retrocessionaires.
•Foreign currency exchange rate fluctuation, as well as uncertainty relating to the determination of LIBOR.
•Inability of our reinsurance subsidiaries to provide required collateral.
Risks Relating to Our Mortgage Operations
•The ultimate performance of the Arch MI U.S. mortgage insurance portfolio remains uncertain.
•The amount of mortgage insurance we write in the U.S. could decline, which would reduce our revenues.
•Changes to the role of the GSEs in the U.S. housing market or to GSE eligibility requirements for mortgage insurers.
•The implementation of the Basel III Capital Accord and FHFA’s Enterprise Capital Rule may adversely affect the use of mortgage insurance and CRT opportunities.

Risk Relating to Our Company
•Some of the provisions of our bye-laws and our shareholders agreement may have the effect of hindering, delaying or preventing third party takeovers or changes in management initiated by shareholders. These provisions may also prevent our shareholders from receiving premium prices for their shares in an unsolicited takeover.
•There are regulatory limitations on the ownership and transfer of our common shares.
•Arch Capital is a holding company and is dependent on dividends and other distributions from its operating subsidiaries.
Risks Relating to the Depositary Shares and the Series G Preferred Shares
•Our credit ratings, including ratings on our Series G Preferred Shares, may be downgraded.
•You are making an investment decision with regard to the Depositary Shares and the Series G Preferred Shares.
•General market conditions and unpredictable factors could adversely affect market prices for the Depositary Shares.
•Market interest rates may adversely affect the value of our Depositary Shares.
•Dividends on the Series G Preferred Shares are non-cumulative.
•The Series G Preferred Shares are equity and are subordinate to our existing and future indebtedness.
•Distributions on the Depositary Shares are subject to distributions on the Series G Preferred Shares.
•You may be unable to sell your Depositary Shares if an active trading market does not develop.
•The voting rights of holders of the Series G Preferred Shares and, in turn, the Depositary Shares are limited.
•There is no limitation on our issuance of securities that rank equally with or senior to the Series G Preferred Shares represented by the Depositary Shares offered in this offering.
•The terms of the Series G Preferred Shares may change without your consent or approval.
•If the Series G Preferred Shares are redeemed, you may not be able to reinvest the redemption proceeds in a comparable security at a similar return on investment.
•You have no rights to require us to redeem or repurchase the Depositary Shares.
•The regulatory capital treatment of the Series G Preferred Shares may not be what we anticipate.
•Our ability to pay dividends may be limited by regulatory law and by the Certificate of Designations of the Series G Preferred Shares.
•A classification of the Series G Preferred Shares by the National Association of Insurance Commissioners may impact U.S. insurance companies that purchase the Depositary Shares.
Risks Relating to Taxation
•We and our non-U.S. subsidiaries may become subject to U.S. federal income taxation and/or the U.S. federal income tax liabilities of our U.S. subsidiaries may increase, including as a result of changes in tax law.
•The impact of the enactment and implementation of the Tax Cuts Act.
•We may become subject to taxes in Bermuda after March 31, 2035.
•The impact of Bermuda's letter of commitment to the OECD to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.
•The impact of commitments made by the government of Bermuda in order to avoid being named on the EU’s list of non-cooperative tax jurisdictions is uncertain.
•We may become subject to increased taxation in Bermuda and other countries as a result of the OECD's plan on “Base erosion and profit shifting.”
•Application of the EU Anti-Tax Avoidance Directives
Risks Relating to Our Industry, Business and Operations
We operate in a highly competitive environment, and we may not be able to compete successfully in our industry.
The insurance and reinsurance industry is highly competitive. We compete on an international and regional basis with major U.S. and non-U.S. insurers and reinsurers, many of which have greater financial, marketing and management resources than we do. See “Competition” in Item 1 in our 2020 Form 10-K for details on our competitors in each of the major segments we operate in. There has been significant consolidation in the insurance and reinsurance sector in recent years and we may experience increased competition as a result of that consolidation, with consolidated entities having enhanced market power. These consolidated entities may use their enhanced market power and broader capital base to negotiate price reductions for products and services that compete with ours, and we may experience rate declines and possibly write less business. Any failure by us to effectively compete could adversely affect our financial condition and results of operations.
The insurance and reinsurance industry is highly cyclical, and we may at times experience periods characterized by excess underwriting capacity and unfavorable premium rates.
Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions, changes in equity, debt and other investment markets, changes in legislation, case law and prevailing concepts of liability and other factors. Demand for reinsurance is influenced significantly by the underwriting results of primary insurers and prevailing general economic conditions. The supply of insurance and reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized in the insurance and reinsurance industry on both underwriting and investment sides. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels and changes in terms and conditions. Until recently, the supply of insurance and reinsurance had increased over the past several years, and may again in the future, either as a result of capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers. Continued increases in the supply of insurance and reinsurance may have consequences for us, including fewer contracts written, lower premium rates, increased expenses for customer acquisition and retention, and less favorable policy terms and conditions.
Claims for natural and man-made catastrophic events could cause large losses and substantial volatility in our results of operations and could have a material adverse effect on our financial position and results of operations.
We have large aggregate exposures to natural and man-made catastrophic events. Natural catastrophes can be caused by various events, including hurricanes, floods, wildfires, tsunamis, windstorms, earthquakes, hailstorms, tornadoes, explosions, severe winter weather, fires, droughts and other natural disasters. The frequency and severity of natural catastrophe activity, including hurricanes, tsunamis, tornadoes, floods and droughts, has also been greater in recent years. Man-made catastrophic events may include acts of war, acts of terrorism and political instability. Catastrophes can also cause losses in non-property business such as workers’ compensation or general liability. In addition to the nature of the property business, we believe that economic and geographic trends affecting insured property, including inflation, property value appreciation and geographic concentration tend to generally increase the size of losses from catastrophic events over time. Actual losses from future catastrophic events may vary materially from estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the potential inaccuracies and inadequacies in the data provided by clients, brokers and ceding companies, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues.
The impact of the COVID-19 pandemic and related risks could materially affect our results of operations, financial position and/or liquidity.
The COVID-19 pandemic has resulted in a global slowdown of economic activity, and the magnitude of the impact of the pandemic and the duration of the disruption and resulting decline in business activity is still highly uncertain. A prolonged COVID-19 pandemic could materially and adversely impact our own employees and operations, as well as the business operations of third parties with whom we interact. The COVID-19 pandemic has impacted our results of operations and could have a significant effect on our business, results of operations and future financial performance. We may experience higher levels of loss and claims activity in certain lines of business, and our premiums written and earned could also be adversely affected by a suppression of global commercial activity that results in a reduction in insurable assets and other exposure. Conditions of the financial markets resulting from the virus may also have a negative effect on the performance of our investment portfolio. Certain lines of our business may require additional forms of collateral in the event of a decline in the fair value of securities and benchmarks to which those repayment mechanisms are linked. The impact of the pandemic on the financial markets may also adversely affect our ability to fund through public or private equity offerings, debt financings, and through other means at acceptable terms.
Governmental, regulatory and rating actions in response to the COVID-19 pandemic may adversely affect our financial performance and our ability to conduct our businesses as we have in the past.
Actions of the federal, state and local government in the U.S. and other countries where we do business, to address and mitigate the impact of COVID-19, may adversely affect us. For example, we are potentially subject to legislative and/or regulatory action that seeks to retroactively mandate coverage for losses which our insurance policies were not designed or priced to cover. There is proposed legislation in some states to require insurers to cover business interruption claims retroactively irrespective of terms, exclusions or other conditions included in the policies that would otherwise preclude coverage. Some proposed bills would require policies providing business interruption coverage to cover losses prospectively for pandemic-related losses. Insurance regulators in some states will not approve policy exclusions for losses from COVID-19, viruses or pandemics. In addition, a number of states have instituted, and other states are considering instituting, changes designed to effectively expand workers' compensation coverage by creating presumptions of compensability of claims for certain types of workers. Regulatory restrictions or requirements could also impact pricing, risk selection and our rights and obligations with respect to our policies and insureds, including our ability to cancel policies, our ability to increase rates or our right to collect premiums. Some state regulators have issued orders to review insurers’ rates to determine whether premium refunds are required, and regulators in other states could take similar actions. Many insurers, including us, have also voluntarily provided, and may further provide, premium refunds to their customers. It is also possible that changes in economic conditions and steps taken by federal, state and local governments in response to COVID-19 could require an increase in taxes at the federal, state and local levels, which would adversely impact our results of operations.
We expect that certain mortgage loans may default or enter forbearance programs that allow borrowers to defer mortgage payments as borrowers face challenges related to COVID-19. Defaults related to the pandemic, if not cured, could remain in our defaulted loan inventory for a protracted period of time including due to foreclosure moratoria, potentially resulting in higher frequency (claim rate) and severity (amount of the claim) for those loans that ultimately result in a claim. Accordingly, extended or extensive forbearance programs, foreclosure moratoria and other changes in regulations or laws may adversely impact our mortgage insurance operations.
Under the GSEs’ PMIERs financial requirements, eligible insurers are required to hold additional risk-based required assets for delinquent mortgages. However, this amount is reduced for mortgages backed by a property located in a FEMA Declared Major Disaster Area, among other requirements. On June 30, 2020, as amended on September 29, 2020, and December 4, 2020, the GSEs published guidance clarifying the applicability of the reduced delinquent loan charges on loans with their first missed payments occurring between March 1, 2020 and March 31, 2021 in response to a hardship related to COVID-19. Additionally, through June 30, 2021, the GSEs have temporarily required eligible insurers to obtain prior approval of dividends or entering into any new arrangements or altering any existing arrangements under tax sharing and intercompany expense-sharing agreements. In addition, the rating agencies continually review the financial strength ratings assigned to the Company and its subsidiaries, and the ratings are subject to change. The COVID-19 pandemic and its impact on financial results and condition, could cause one or more of the rating agencies to downgrade the ratings assigned to the Company and its subsidiaries. We expect the pandemic to result in a material increase in new defaults as borrowers fail to make timely payments on their mortgages, including as a result of increases in unemployment and entering mortgage forbearance programs that allow borrowers to defer mortgage payments, which may have an adverse impact on our results or operations. In addition, defaults related to the pandemic, if not cured, could remain in our defaulted loan inventory for a protracted period of time including due to foreclosure moratoria, potentially resulting in higher frequency (claim rate) and severity (amount of the claim) for those loans that ultimately result in a claim. Accordingly, extended or extensive forbearance programs, foreclosure moratoria and other changes in regulations or laws may adversely impact our mortgage insurance segment.
Climate change, as well as increasing regulation in the area of climate change, may adversely affect our business, financial condition and results of operations.
Changing weather patterns and climatic conditions, such as global warming, have added to the unpredictability and frequency of natural disasters in certain parts of the world and created additional uncertainty as to future trends and exposures. Although the loss experience of catastrophe insurers and reinsurers has historically been characterized as low frequency, there is a growing consensus today that climate change increases the frequency and severity of extreme weather events and, in recent years, the frequency of major catastrophes appears to have increased, and may continue to increase in the future.
Claims for catastrophic events, or an unusual frequency of smaller losses in a particular period, could expose us to large losses, cause substantial volatility in our results of operations and could have a material adverse effect on our ability to write new business if we are not able to adequately assess and reserve for the increased frequency and severity of catastrophes resulting from these environmental factors. Additionally, catastrophic events could result in increased credit exposure to reinsurers and other counterparties we transact business with, declines in the value of investments we hold and significant disruptions to our physical infrastructure, systems and operations. Climate change-related risks may also specifically adversely impact the value of the securities that we hold. The effects of climate change could also lead to increased credit risk of other counterparties we transact business with, including reinsurers.

Changes in security asset prices may impact the value of our fixed income, real estate and commercial mortgage investments, resulting in realized or unrealized losses on our invested assets. These risks are not limited to, but can include: (i) changes in supply/demand characteristics for fossil fuels (e.g., coal, oil, natural gas); (ii) advances in low-carbon technology and renewable energy development; and (iii) effects of extreme weather events on the physical and operational exposure of industries and issuers, and the transition that these companies make towards addressing climate risk in their own businesses.
However, we cannot predict how legal, regulatory and/or social responses to concerns around global climate change may impact our business. We attempt to manage our exposure to such events through the use of underwriting controls, risk models, and the purchase of third-party reinsurance. Underwriting controls can include more restrictive underwriting criteria such as higher premiums and deductibles, or losses retained, and more specifically excluded policy risks. Our deductible in connection with a catastrophic event is determined by market capacity, pricing conditions and surplus preservation. There can be no assurance that our reinsurance coverage and other measures taken will be sufficient to mitigate losses resulting from one or more catastrophic events. As a result, the occurrence of one or more catastrophic events and the continuation and worsening of recent trends could have an adverse effect on our results of operations and financial condition.
Environmental, Social and Governance and sustainability have become major topics that encompass a wide range of issues, including climate change and other environmental risks. We are also subject to complex and changing laws, regulation and public policy debates relating to climate change which are difficult to predict and quantify and may have an adverse impact on our business. Changes in regulations relating to climate change or our own leadership decisions implemented as a result of assessing the impact of climate change on our business may result in an increase in the cost of doing business or a decrease in premiums in certain lines of business.
We could face unanticipated losses from war, terrorism, cyber-attacks, pandemics and political instability, and these or other unanticipated losses could have a material adverse effect on our financial condition and results of operations.
We have substantial exposure to unexpected, large losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism, pandemics similar to the COVID-19 pandemic and political instability. These risks are inherently unpredictable. It is difficult to predict the timing of such events with statistical certainty or estimate the amount of loss any given occurrence will generate. In certain instances, we specifically insure and reinsure risks resulting from acts of terrorism. We may also insure against risk related to cybersecurity and cyber-attacks. In addition, our exposure to cyber-attacks includes exposure to ‘silent cyber’ risks, meaning risks and potential losses associated with policies where cyber risk is not specifically included nor excluded in the policies. Even in cases where we attempt to exclude losses from terrorism, cybersecurity and certain other similar risks from some coverages written by us, we may not be successful in doing so. Moreover, irrespective of the clarity and inclusiveness of policy language, there can be no assurance that a court or arbitration panel will not limit enforceability of policy language or otherwise issue a ruling adverse to us. Accordingly, while we believe our reinsurance programs, together with the coverage provided under the Terrorism Risk Insurance Act of 2002, as amended (“TRIP”) are sufficient to reasonably limit our net losses relating to potential future terrorist attacks, we can offer no assurance that our available capital will be adequate to cover losses when they materialize. To the extent that an act of terrorism is certified by the Secretary of the U.S. Treasury Department (“Treasury”) and aggregate industry insured losses resulting from the act of terrorism exceeds the prescribed program trigger, our U.S. insurance operations may be covered under TRIP for up to 80% subject to a mandatory deductible of 20% of our prior year’s direct earned premium for covered property and liability coverages. The program trigger for calendar year 2020 and any program year thereafter is $200 million. If an act (or acts) of terrorism result in covered losses exceeding the $100 billion annual limit, insurers with losses exceeding their deductibles will not be responsible for additional losses. It is not possible to completely eliminate our exposure to unforecasted or unpredictable events, and to the extent that losses from such risks occur, our financial condition and results of operations could be materially adversely affected.
Underwriting risks and reserving for losses are based on probabilities and related modeling, which are subject to inherent uncertainties.
Our success is dependent upon our ability to assess accurately the risks associated with the businesses that we insure and reinsure. We establish reserves for losses and loss adjustment expenses which represent estimates based on actuarial and statistical projections, at a given point in time, of our expectations of the ultimate future settlement and administration costs of losses incurred. We utilize actuarial models as well as available historical insurance industry loss ratio experience and loss development patterns to assist in the establishment of loss reserves. Most or all of these factors are not directly quantifiable, particularly on a prospective basis, and the effects of these and unforeseen factors could negatively impact our ability to accurately assess the risks of the policies that we write. Changes in the assumptions used by these models or by management could lead to an increase in our estimate of ultimate losses in the future. In addition, there may be significant reporting lags between the occurrence of the insured event and the time it is reported to the insurer and additional lags between the time of reporting and final settlement of claims. In addition, the estimation of loss reserves is more difficult during times of adverse economic and market conditions due to unexpected changes in behavior of claimants and policyholders, including an increase in fraudulent reporting of exposures and/or losses, reduced maintenance of insured properties or increased frequency of small claims. Changes in the level of inflation also result in an increased level of uncertainty in our estimation of loss reserves. As a result, actual losses and loss adjustment expenses paid can deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.
If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period when the deficiency becomes known. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations, in a particular period, or our financial condition in general. As a compounding factor, although most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is such that losses and the associated expenses can exceed policy limits for a variety of reasons and could significantly exceed the premiums received on the underlying policies, thereby further adversely affecting our financial condition.
As of March 31, 2021, our consolidated reserves for unpaid losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable, were approximately $12.5 billion. Such reserves were established in accordance with applicable insurance laws and GAAP. Loss reserves are inherently subject to uncertainty. In establishing the reserves for losses and loss adjustment expenses, we have made various assumptions relating to the pricing of our reinsurance contracts and insurance policies and have also considered available historical industry experience and current industry conditions. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that for certain lines of business relatively limited historical information has been reported to us through March 31, 2021.
The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or results of operations.
We seek to limit our loss exposure by writing a number of our reinsurance contracts on an excess of loss basis, adhering to maximum limitations on reinsurance written in defined geographical zones, limiting program size for each client and prudent underwriting of each program written. In the case of proportional treaties, we may seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one or series of events. In our insurance operations, we seek to limit our exposure through the purchase of reinsurance. For our U.S. mortgage insurance business, in addition to utilizing reinsurance, we have developed a proprietary risk model that simulates the maximum loss resulting from a severe economic event impacting the housing market. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone’s limits. Various provisions of our policies, negotiated to limit our risk, such as limitations or exclusions from coverage or choice of forum, may not be enforceable in the manner we intend, as it is possible that a court or regulatory authority could nullify or void an exclusion or limitation, or legislation could be enacted modifying or barring the use of these exclusions and limitations. Disputes relating to coverage and choice of legal forum may also arise. Underwriting is inherently a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic events or severe economic events could result in claims that substantially exceed our expectations, or the protections set forth in our policies could be voided, which, in either case, could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders’ equity. In addition, factors such as global climate change limit the value of historical experience and therefore further limit the effectiveness of our loss limitation methods. See “Catastrophic Events and Severe Economic Events” in Item 7 in our 2020 Form 10-K for further details. Depending on business opportunities and the mix of business that may comprise our insurance, reinsurance and mortgage insurance portfolio, we may seek to adjust our self-imposed limitations on probable maximum pre-tax loss for catastrophe exposed business and mortgage default exposed business.

The availability of reinsurance, retrocessional coverage and capital market transactions to limit our exposure to risks may be limited, and counterparty credit and other risks associated with our reinsurance arrangements may result in losses which could adversely affect our financial condition and results of operations.
We manage risk using reinsurance, retrocessional coverage and capital markets transactions. Our insurance subsidiaries typically cede a portion of their premiums through pro rata, excess of loss and facultative reinsurance agreements. Our reinsurance subsidiaries purchase a limited amount of retrocessional coverage as part of their aggregate risk management program. In addition, our reinsurance subsidiaries participate in “common account” retrocessional arrangements for certain pro rata treaties. Such arrangements reduce the effect of individual or aggregate losses to all companies participating on such treaties, including the reinsurers, such as our reinsurance subsidiaries, and the ceding company. Economic conditions could also have a material impact on our ability to manage our risk aggregations through reinsurance or capital markets transactions. The availability and cost of reinsurance and retrocessional protection is subject to market conditions. As a result of these factors, we may not be able to successfully mitigate risk through reinsurance and retrocessional arrangements.
Further, we are subject to credit risk with respect to our reinsurance and retrocessions because the ceding of risk to reinsurers and retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. We monitor the financial condition of our reinsurers and attempt to place coverages only with carriers we view as substantial and financially sound. An inability of our reinsurers or retrocessionaires to meet their obligations to us could have a material adverse effect on our financial condition and results of operations. Our losses for a given event or occurrence may increase if our reinsurers or retrocessionaires dispute or fail to meet their obligations to us or the reinsurance or retrocessional protections purchased by us are exhausted or are otherwise unavailable for any reason. In certain instances, we also require collateral to mitigate our credit risk to our reinsurers or retrocessionaires. We are at risk that losses could exceed the collateral we have obtained. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of our existing reinsurance or retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our financial condition and results of operations.
We could be materially adversely affected to the extent that important third parties with whom we do business do not adequately or appropriately manage their risks, commit fraud or otherwise breach obligations owed to us.
For certain lines of our insurance business, we authorize managing general agents, general agents and other producers to write business on our behalf within underwriting authorities prescribed by us. In addition, our mortgage group delegates the underwriting of a significant percentage of its primary new insurance written to certain mortgage lenders. Under this delegated underwriting program, the approved customer may determine whether mortgage loans meet our mortgage insurance program guidelines and commit us to issue mortgage insurance. We rely on the underwriting controls of these agents to write business within the underwriting authorities provided by us. Although we have contractual protections in some instances and we monitor such business on an ongoing basis, our monitoring efforts may not be adequate or our agents may exceed their underwriting authorities or otherwise breach obligations owed to us. In addition, our agents, our insureds or other third parties may commit fraud or otherwise breach their obligations to us. Our financial condition and results of operations could be materially adversely affected by any one of these issues.
While we conduct underwriting, financial, claims and information technology due diligence reviews and apply rigorous standards in the selection of these counterparties, there is no assurance they have provided us accurate or complete information to assess their risk or that they can manage effectively their own risks. Consequently, we assume a degree of credit and operational risk of those parties, and a material failure of their risks may result in material losses or damage to us.
Emerging claim and coverage issues, including issues relating to the COVID-19 pandemic, may adversely affect our business.
As industry practices and legal, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge, including new or expanded theories of liability. These or other changes could impose new financial obligations on us by extending coverage beyond our underwriting intent or otherwise require us to make unplanned modifications to the products and services that we provide, or cause the delay or cancellation of products and services that we provide. In some instances, these changes may not become apparent until sometime after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued. The effects of unforeseen developments or substantial government intervention could adversely impact us.
We have exposure to a number of lines of business, such as trade credit, travel, workers compensation and property that do not contain a specific pandemic exclusion and/or explicitly afford business interruption coverage under a pandemic such as COVID-19. In May 2020, the Financial Conduct Authority commenced court proceedings against a number of insurance companies, including Arch Insurance (U.K.), to test how certain business interruption insurance policies respond to claims arising from COVID-19. The High Court in September 2020 handed down its judgment which, found in favor of policyholders on the majority of the key coverage issues in the representative sample of policies submitted by the defendants. Appeals were filed by six insurers, including Arch Insurance (U.K.), and in January 2021, the Supreme Court in the U.K. broadly confirmed the High Court’s rulings on the business wordings. The impact of this case on Arch Insurance (U.K.)’s results of operations has been modest, but the larger impact of this “test case” and other litigation which may flow from it in the U.K., or other jurisdictions where we offer business interruption cover, cannot be quantified or predicted with certainty at this time. A prolonged COVID-19 pandemic could trigger further litigation on coverage and claims issues and potentially result in material and adverse outcomes and impact our business results. See “—Risks Relating to Our Mortgage Operations” for further details on our mortgage operations.
Acquisitions, the addition of new lines of insurance or reinsurance business, expansion into new geographic regions and/or entering into joint ventures or partnerships expose us to risks.
We may seek, from time to time, to acquire other companies, acquire selected blocks of business, expand our business lines, expand into new geographic regions and/or enter into joint ventures or partnerships. Such activities expose us to challenges and risks, including: integrating financial and operational reporting systems; establishing satisfactory budgetary and other financial controls; funding increased capital needs, overhead expenses or cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties; obtaining management personnel required for expanded operations; obtaining necessary regulatory permissions; and establishing adequate reserves for any acquired book of business. In addition, the value of assets acquired may be lower than expected or may diminish due to credit defaults or changes in interest rates; the liabilities assumed may be greater than expected; and assets and liabilities acquired may be subject to foreign currency exchange rate fluctuation. We may also be subject to financial exposures in the event that the sellers of the entities or business we acquire are unable or unwilling to meet their indemnification, reinsurance and other contractual obligations to us. Our failure to manage successfully any of the foregoing challenges and risks may adversely impact our results of operations.
The U.K.’s Withdrawal from the EU could adversely affect us.
The U.K. ceased to be a member state of the European Union in January 2020. Although the EU and U.K. reached a limited agreement in relation to certain matters, U.K. insurers and reinsurers no longer have automatic access to EU markets and vice versa. Our U.K. domiciled entities and our Lloyd’s syndicates, may no longer “passport” within the EU and are now part of the U.K. temporary permissions regime which allows firms to operate in the U.K. for a limited period while they seek authorization from the U.K. regulators. While we have implemented changes in our operations to accommodate Brexit, the full extent to which our business, operations and financial condition could be adversely affected by Brexit is uncertain. The impact of the U.K.’s withdrawal on the U.K. and European economies and the broader global economy could be significant, resulting in increased volatility and potentially lower economic growth and instability in the financial and foreign exchange markets.
Our information technology systems may be unable to meet the demands of customers and our workforce.
Our information technology systems service our insurance portfolios. Accordingly, we are highly dependent on the effective operation of these systems. While we believe that the systems are adequate to service our insurance portfolios, there can be no assurance that they will operate in all manners in which we intend or possess all of the functionality required by customers currently or in the future.
Our customers, especially our mortgage insurance customers, require that we conduct our business in a secure manner, electronically via the Internet or via electronic data transmission. We must continually invest significant resources in establishing and maintaining electronic connectivity with customers. In order to integrate electronically with customers in the mortgage insurance industry, we require electronic connections between our systems and those of the industry's largest mortgage servicing systems and leading loan origination systems. Our mortgage group currently possesses connectivity with certain of these external systems, but there is no assurance that such connectivity is sufficient and we are continually undertaking new electronic integration efforts with third-party loan servicing and origination systems. We also rely on electronic integrations in our insurance operations with third parties and customers. Our business, financial condition and operating results may be adversely affected if we do not possess or timely acquire the requisite set of electronic integrations necessary to keep pace with the technological demands of customers.
The COVID-19 pandemic has placed increased and unanticipated demands on our IT systems in use by our customers and our workforce as much of the general workforce continues to work remotely. Remote working may increase the risk of cyber security attacks or other data security incidents. There is no assurance that we will be able to respond effectively to all of the increased and varied demands on our IT systems during a prolonged pandemic.
Technology breaches or failures, including, but not limited to, those resulting from a malicious cyber attack on us or our business partners and service providers, could disrupt or otherwise negatively impact our business and/or expose us to litigation.
We rely on information technology systems to process, transmit, store and protect the electronic information, financial data and proprietary models that are critical to our business. Furthermore, a significant portion of the communications between our employees and our business partners and service providers depends on information technology and electronic information exchange. Like all companies, our information technology systems are vulnerable to data breaches, interruptions or failures due to events that may be beyond our control, including, but not limited to, natural disasters, power outages, theft, terrorist attacks, computer viruses, hackers, errors in usage or through social engineering or phishing and general technology failures. Security breaches by third parties could expose us to the loss or misuse of our information, litigation, financial losses and potential liability. In addition, cyber incidents that impact the availability, reliability, speed, accuracy or other proper functioning of these systems could have a significant negative impact on our operations and possibly our results. A cyber incident could also result in a violation of applicable privacy, data protection or other laws, damage our reputation, cause a loss of customers, adversely affect our stock price, cause us to incur remediation costs, increased insurance premiums, and/or give rise to monetary fines and penalties, any of which could adversely affect our business.
We outsource certain technology and business process functions to third parties and may continue do so in the future. This practice exposes us to increased risks related to data security, service disruptions or the effectiveness of our control system, which could result in monetary and reputational damage or harm to our competitive position.
A downgrade in our ratings or our inability to obtain a rating for our operating insurance and reinsurance subsidiaries may adversely affect our relationships with clients and brokers and negatively impact sales of our products.
Similar to our competitors, a ratings downgrade or the potential for such a downgrade, or failure to obtain a necessary rating, could adversely affect our relationships with agents, brokers, wholesalers, intermediaries, clients and other distributors of our existing and new products and services. Some of the reinsurance agreements assumed by our reinsurance operations include provisions that a ratings downgrade or other specified triggering event with respect to our reinsurance operations, such as a reduction in surplus by specified amounts during specified periods, provide our ceding company clients certain rights, including, the right to terminate the subject reinsurance agreement and/or to require us to post additional collateral. Any ratings downgrade or failure to obtain a necessary rating could adversely affect our ability to compete in our markets, could cause our premiums and earnings to decrease and could have a material adverse impact on our financial condition and results of operations. In some cases, a downgrade in ratings of certain of our operating subsidiaries may constitute an event of default under our credit facilities.
We can offer no assurances that our ratings will remain at their current levels or that any of our ratings which are under review or watch by ratings agencies will remain unchanged. It is possible that rating agencies may heighten the level of scrutiny they apply when analyzing companies in our industry and may adjust upward the capital and other requirements employed in their models for maintenance of certain rating levels. We may need to raise additional funds through equity or debt financings. Any equity or debt financing, if available at all, may be on terms that are unfavorable to us. Equity financings could be dilutive to our existing shareholders and could result in the issuance of securities that have rights, preferences and privileges that are senior to those of our outstanding securities. If we are not able to obtain adequate capital, our business, results of operations and financial condition could be adversely affected. See “Capital Resources” in Item 7 in our 2020 Form 10-K for further details.

For further information on our financial strength and/or issuer ratings, see “Ratings” in Item 1 in our 2020 Form 10-K. For further information on our letter of credit facilities, see the Letter of Credit and Revolving Credit Facilities section of “Contractual Obligations and Commercial Commitments” in Item 7 in our 2020 Form 10-K.
Our success will depend on our ability to maintain and enhance effective operating procedures and internal controls and our ERM program.
We operate within an ERM framework designed to assess and monitor our risks. Operational risk and losses can result from, among other things, fraud, errors, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements, information technology or information security failures and failure to train employees appropriately or adequately. We continuously enhance our operating procedures and internal controls to effectively support our business and our regulatory and reporting requirements. As a result of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple error or mistake or circumvention of controls. There can be no assurance that any control system will succeed in achieving its stated goals under all potential future conditions. Any ineffectiveness in our controls or procedures could have a material adverse effect on our business. For further information on our ERM framework, see “Enterprise Risk Management” in Item 1 in our 2020 Form 10-K.
We are exposed to credit risk in certain of our business operations.
In addition to exposure to credit risk related to our investment portfolio, reinsurance recoverables and reliance on brokers and other agents, we are exposed to credit risk in other areas of our business related to policyholders. We are exposed to credit risk in our insurance group’s surety unit where we guarantee to a third party that our policyholder will satisfy certain performance or financial obligations. If our policyholder defaults, we may suffer losses and be unable to be reimbursed by our policyholder. We are also exposed to credit risk from policyholders on smaller deductibles in other insurance group lines, such as healthcare and excess and surplus casualty. Although we have not experienced any material credit losses to date, an increased inability of our policyholders to meet their obligations to us could have a material adverse effect on our financial condition and results of operations. See note 3, to our audited financial statements in our 2020 Form 10-K, “Significant Accounting Policy.”
Our business is subject to applicable laws and regulations relating to economic trade sanctions and foreign bribery laws, the violation of which could adversely affect our operations.
We must comply with all applicable economic sanctions and anti-bribery laws and regulations of the U.S. and other foreign jurisdictions where we operate. U.S. laws and regulations applicable to us and others who provide insurance and reinsurance include the economic trade sanctions laws and regulations administered by the Treasury’s Office of Foreign Assets Control as well as certain laws administered by the U.S. Department of State. New sanction regimes may be initiated, or existing sanctions expanded, at any time, which can immediately impact our business activities. We are also subject to the U.S. Foreign Corrupt Practices Act and other anti-bribery laws such as the U.K. Bribery Act that generally bar corrupt payments or unreasonable gifts to foreign governments or officials. Although we have policies and controls in place designed to ensure compliance with these laws and regulations, it is possible that an employee or intermediary could fail to comply with applicable laws and regulations. In such event, we could be exposed to fines, criminal penalties and other sanctions. Such violations could limit our ability to conduct business and/or damage our reputation, resulting in a material adverse effect on our financial condition and results of operations.
Risks Relating to Financial Markets and Investment
Adverse developments in the financial markets could have a material adverse effect on our results of operations, financial position and our businesses, and may also limit our access to capital; our policyholders, reinsurers and retrocessionaires may also be affected by such developments, which could adversely affect their ability to meet their obligations to us.
Adverse developments in the financial markets, such as disruptions, uncertainty or volatility in the capital and credit markets, may result in realized and unrealized capital losses that could have a material adverse effect on our results of operations, financial position and our businesses, and may also limit our access to capital required to operate our business. Depending on market conditions, we could incur additional realized and unrealized losses on our investment portfolio in future periods, which could have a material adverse effect on our results of operations, financial condition and business. Economic conditions could also have a material impact on the frequency and severity of claims and therefore could negatively impact our underwriting returns. In addition, our policyholders, reinsurers and retrocessionaires may be affected by developments in the financial markets, which could adversely affect their ability to meet their obligations to us. The volatility in the financial markets could continue to significantly affect our investment returns, reported results and shareholders’ equity.
The capital requirements of our businesses depend on many factors, including regulatory and rating agency requirements, the performance of our investment portfolio, our ability to write new business successfully, the frequency and severity of catastrophe events and our ability to establish premium rates and reserves at levels sufficient to cover losses.
Disruption to the financial markets and the general economic downturn resulting from COVID-19 may adversely and materially impact our investments, financial condition and results of operation.

Disruption in the financial markets and the downturn in global economic activity resulting from the COVID-19 pandemic could adversely and materially affect the performance of our investment portfolio. Significant, continued volatility in financial markets, changes in interest rates, increases in credit spreads, a lack of pricing transparency, decreased market liquidity, declines in equity prices and the strengthening or weakening of foreign currencies against the U.S. Dollar, individually or in tandem, could have a material adverse effect on our results through realized losses, impairments and changes in unrealized positions in our investment portfolio. Furthermore, issuers of the investments we hold under the equity method of accounting report their financial information to us one month to three months following the end of the reporting period. Accordingly, the adverse impact of any disruptions in global financial markets on equity method income from these investments would likely not be reflected in our current quarter results and would instead be reported in the subsequent quarter.
Our operating results depend in part on the performance of our investment portfolio. A significant portion of cash and invested assets held by Arch consists of fixed maturities (70.7% as of March 31, 2021). Although our current investment guidelines and approach stress preservation of capital, market liquidity and diversification of risk, our investments are subject to market-wide risks and fluctuations. In addition, we are subject to risks inherent in particular securities or types of securities, as well as sector concentrations. We may not be able to realize our investment objectives, which could have a material adverse effect on our financial results. In the event that we are unsuccessful in correlating our investment portfolio with our expected insurance and reinsurance liabilities, we may be forced to liquidate our investments at times and prices that are not optimal, which could have a material adverse effect on our financial results and ability to conduct our business.
Foreign currency exchange rate fluctuation may adversely affect our financial results.
We write business on a worldwide basis, and our results of operations may be affected by fluctuations in the value of currencies other than the U.S. Dollar. The primary foreign currencies in which we operate are the Euro, the British Pound Sterling, the Australian Dollar and the Canadian Dollar. In order to minimize the possibility of losses we may suffer as a result of our exposure to foreign currency fluctuations in our net insurance liabilities, we invest in securities denominated in currencies other than the U.S. Dollar. In addition, we may replicate investment positions in foreign currencies using derivative financial instruments. Changes in the value of investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders' equity and are not included in the statement of income.
Uncertainty relating to the determination of LIBOR and the potential phasing out and replacement of LIBOR after 2021 may adversely affect our cost of capital, net investment income and mortgage reinsurance costs.
On July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to end the use of LIBOR after 2021 as the benchmark rate that many banks and issuers use to set interests in loan documents. Recognizing the need to replace LIBOR, authorities in the United States convened the Alternative Reference Rates Committee (“ARRC”) in 2014 to identify a replacement for LIBOR. In 2017, the ARRC identified the Secured Overnight Financing Rate (“SOFR”) - a combination of certain overnight repo rates, as its preferred alternative to LIBOR, and in April 2018, the Federal Reserve Bank of New York began publishing the SOFR rate. Because SOFR is an overnight risk-free rate, versus LIBOR which has various terms and an embedded credit charge, the transition from LIBOR to SOFR will require adjustments. The uncertainty of these adjustments, and the timing of when the transition will occur may adversely affect the value of and trading market for LIBOR-based securities. Moreover, the transition to SOFR from LIBOR may adversely affect the performance of our investment portfolio, our cost of capital and our cost of issuing Bellemeade mortgage risk transfer securities. While we have an internal committee focused on managing the replacement of LIBOR for our investments and operations, we do not believe that it is possible to predict how markets will respond to the transition to SOFR, or any other rate, from LIBOR on new or existing financial instruments or quantify the potential effect of any such event on us at this time.

Our reinsurance subsidiaries may be required to provide collateral to ceding companies, by applicable regulators, their contracts or other commercial considerations. Their ability to conduct business could be significantly and negatively affected if they are unable to do so.
Arch Re Bermuda is a registered Bermuda insurance company and is not licensed or admitted as an insurer in any jurisdiction in the U.S., although Arch Re Bermuda has been approved as a “certified reinsurer” in certain U.S. states that allow reduced collateral for reinsurance ceded to such reinsurers. Arch Re Bermuda's contracts generally require it to post a letter of credit or provide other security, even in U.S. states where it has been approved for reduced collateral. State credit for reinsurance rules also generally provide that certified reinsurers such as Arch Re Bermuda must provide 100% collateral in the event their certified status is “terminated” or upon the entry of an order of rehabilitation, liquidation or conservation against a ceding insurer.
Although, to date, Arch Re Bermuda has not experienced any difficulties in providing collateral when required, if we are unable to post security in the form of letters of credit or trust funds when required, the operations of Arch Re Bermuda could be significantly and negatively affected.
Risks Relating to Our Mortgage Operations
The ultimate performance of the Arch MI U.S. mortgage insurance portfolio remains uncertain.
The mix of business in our insured loan portfolio may affect losses. The presence of multiple higher-risk characteristics in a loan materially increases the likelihood of a claim on such a loan unless there are other characteristics to mitigate the risk. The geographic mix of Arch MI U.S.’s business could increase losses and harm our financial performance.
Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums charged, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect Arch MI U.S.’s results of operations and financial condition.
The frequency and severity of claims we incur is uncertain and will depend largely on general economic factors outside of our control, including, among others, changes in unemployment, home prices and interest rates in the U.S. Deteriorating economic conditions in the U.S., potentially due to prolonged recessionary conditions related to COVID-19, could adversely affect the performance of our U.S. mortgage insurance portfolio and could adversely affect our results of operations and financial condition.
If the volume of low down payment mortgage originations declines, or if other government housing policies, practices or regulations change, the amount of mortgage insurance we write in the U.S. could decline, which would reduce our mortgage insurance revenues.
The size of the U.S. mortgage insurance market depends in large part upon the volume of low down payment home mortgage originations. Factors affecting the volume of low down payment mortgage originations include, among others: restrictions on mortgage credit due to stringent underwriting standards and liquidity issues affecting lenders; changes in mortgage interest rates and home prices, and other economic conditions in the U.S. and regional economies; population trends, including the rate of household formation; and U.S. government housing policy.
Most recently, on December 10, 2020, the Consumer Financial Protection Bureau (“CFPB”) issued its final rule amending the general qualified mortgage (“QM”) definition and eliminated the exception that all GSEs loans were deemed QM. The General QM definition in the final rule differs from the definition of QM applicable to loans sold to FHA, creating incentives for originators to originate loans under the FHA program rather than sell loans to the GSEs. On January 14, 2021, the FHFA as conservator of the GSEs and the Department of Treasury entered into a letter agreement that further amended the senior preferred stock purchase arrangement (“PSPA”). This letter agreement, among other provisions, imposed restrictions on the amount of high risk loans that can be purchased by the GSEs. A decline in the volume of low-down payment home mortgage originations or purchases by the GSEs could decrease demand for mortgage insurance, decrease our U.S. new insurance written and reduce mortgage insurance revenues.

Changes to the role of the GSEs in the U.S. housing market or to GSE eligibility requirements for mortgage insurers could negatively impact our results of operations and financial condition, or reduce our operating flexibility.
Substantially all of Arch MI U.S.’s insurance written has been for loans sold to the GSEs. The charters of the GSEs require credit enhancement for low down payment mortgages in order for such loans to be eligible for purchase or guarantee by the GSEs. If the charters of the GSEs were amended to change or eliminate the acceptability of private mortgage insurance, our mortgage insurance business could decline significantly.
The PMIERs apply to Arch Mortgage Insurance Company and United Guaranty Residential Insurance Company, which are GSE-approved mortgage insurers (“eligible mortgage insurers”). The PMIERs impose limitations on the type of risk insured, the forms and insurance policies issued, standards for the geographic and customer diversification of risk, procedures for claims handling, acceptable underwriting practices, quality assurance, loss mitigation, claims handling, standards for certain reinsurance cessions and financial requirements, among other things. The financial requirements require a mortgage insurer’s available assets, which generally include only the most liquid assets of an insurer, to meet or exceed “minimum required assets” as of each quarter end. Arch MI U.S.’s minimum required assets under the PMIERs will be determined, in part, by the particular risk profiles of the loans it insures. If, absent other changes, Arch MI U.S.’s mix of business changes to include more loans with higher loan-to-value ratios or lower credit scores, it will have a higher minimum required asset amount under the PMIERs and, accordingly, be required to hold more capital in order to maintain GSE eligibility. Our eligible mortgage insurers each satisfied the PMIERs’ financial requirements as of December 31, 2020. While we intend to continue to comply with these requirements, there can be no assurance that the GSEs will not change the PMIERs or that Arch Mortgage Insurance Company or United Guaranty Residential Insurance Company will continue as eligible mortgage insurers. If either or both of the GSEs were to cease to consider Arch Mortgage Insurance Company or United Guaranty Residential Insurance Company as eligible mortgage insurers and, therefore, cease accepting our mortgage insurance products, our results of operations and financial condition would be adversely affected.
The implementation of the Basel III Capital Accord and FHFA’s Enterprise Capital Rule may adversely affect the use of mortgage insurance and CRT opportunities.
With certain exceptions, the Basel III Rules became effective on January 1, 2014. In December 2017, the Basel Committee published final revisions to the Basel Capital Accord which is informally denominated in the U.S. as “Basel IV.” The Basel Committee expects the new rules to be fully implemented by January 2027. Under the revised Basel rules, banks using the standardized approach for credit risk management will determine the risk-weight for residential mortgages based on the loan-to-value ratio at loan origination, without consideration of mortgage insurance. The U.S. regulatory agencies have not proposed adopting the Basel IV rules on mortgage capital requirements and could determine that current U.S. rules are “at least as stringent” as the Basel IV provisions, and therefore do not need to be modified. However, if the U.S. regulators decide to adopt the Basel IV approach, the capital relief benefits of MI would be diminished, which could adversely affect the demand for mortgage insurance.
Further, a new “Basel-like” risk-based capital rule for the GSEs was adopted by the FHFA in 2020. The rule requires the GSEs to hold the greater of the risk-based capital amount or the leverage ratio. The rule limits the reduction in capital for CRTs to third parties under the risk-based capital calculation and disallows any reduction for CRT to the leverage ratio. By its terms, this rule will become fully effective only if the GSEs are released from conservatorship, though the PSPA letter agreement contractually requires compliance sooner.
If the Enterprise Capital Rule becomes fully implemented without revision, significantly higher capital requirements for the GSEs would be mandated and the opportunity for participating in CRT transactions could be reduced. This, along with the cap on certain high-risk loans in the PSPA letter agreement with Treasury, could result in higher GSE fees and potentially smaller market share for the Enterprises and could adversely impact the demand for MI policies. Additionally, the GSEs may amend PMIERs to align the capital requirements and reduce the recognition of CRT for eligible insurers. Such changes could require us to contribute additional capital to Arch MI U.S. in the future and could negatively impact our results of operations and financial condition.
Risk Relating to Our Company
Some of the provisions of our bye-laws and our shareholders agreement may have the effect of hindering, delaying or preventing third party takeovers or changes in management initiated by shareholders. These provisions may also prevent our shareholders from receiving premium prices for their shares in an unsolicited takeover.

Some provisions of our bye-laws could have the effect of discouraging unsolicited takeover bids from third parties or changes in management initiated by shareholders. These provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors, since the board has the authority to overrule the operation of several of the limitations.
Among other things, our bye-laws provide: for a classified board of directors, in which the directors of the class elected at each annual general meeting holds office for a term of three years, with the term of each class expiring at successive annual general meetings of shareholders; that the number of directors is determined by the board from time to time by a vote of the majority of our board; that directors may only be removed for cause, and cause removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony or been found by a court to be liable for gross negligence or misconduct in the performance of his or her duties; that our board has the right to fill vacancies, including vacancies created by an expansion of the board; and for limitations on a shareholder’s right to raise proposals or nominate directors at general meetings. Our bye-laws provide that certain provisions which may have anti-takeover effects may be repealed or altered only with prior board approval and upon the affirmative vote of holders of shares representing at least 65% of the total voting power of our shares entitled generally to vote at an election of directors.
The bye-laws also contain a provision limiting the rights of any U.S. person (as defined in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)) that owns shares of Arch Capital, directly, indirectly or constructively (within the meaning of section 958 of the Code), representing more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors. The votes conferred by such shares of such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. Notwithstanding this provision, the board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that the board considers fair and reasonable in all circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of Arch Capital entitled to vote generally at an election of directors. Arch Capital will assume that all shareholders (other than specified persons) are U.S. persons unless we receive assurance satisfactory to us that they are not U.S. persons.
The bye-laws also provide that the affirmative vote of at least 66 2/3% of the outstanding voting power of our shares (excluding shares owned by any person (and such person’s affiliates and associates) that is the owner of 15% or more (a “15% Holder”) of our outstanding voting shares) shall be required for various corporate actions, including: merger or consolidation of the company into a 15% Holder; sale of any or all of our assets to a 15% Holder; the issuance of voting securities to a 15% Holder; or amendment of these provisions; provided, however, the super majority vote will not apply to any transaction approved by the board.
The provisions described above may have the effect of making more difficult or discouraging unsolicited takeover bids from third parties. To the extent that these effects occur, shareholders could be deprived of opportunities to realize takeover premiums for their shares and the market price of their shares could be depressed. In addition, these provisions could also result in the entrenchment of incumbent management.
There are regulatory limitations on the ownership and transfer of our common shares.
The jurisdictions where we operate have laws and regulations that require regulatory approval of a change in control of an insurer or an insurer's holding company. Where such laws apply to us, there can be no effective change in our control unless the person seeking to acquire control has filed a statement with the regulators and obtained prior approval for the proposed change. Certain regulators may at any time, by written notice, object to a person holding shares in an insurer or an insurer's holding company if it appears to the regulator that the person is not or is no longer fit and proper to be such a holder. The regulator may require the shareholder to reduce its holding in the insurer or an insurer's holding company and direct, among other things, that such shareholder’s voting rights attaching to the shares in an insurer or an insurer's holding company shall not be exercisable.
Arch Capital is a holding company and is dependent on dividends and other distributions from its operating subsidiaries.
Arch Capital is a holding company whose assets primarily consist of the shares in our subsidiaries. Generally, Arch Capital depends on its available cash resources, liquid investments and dividends or other distributions from subsidiaries to make payments, including the payment of debt service obligations and operating expenses it may incur and any payments of dividends, redemption amounts or liquidation amounts with respect to our preferred shares and common shares, and to fund the share repurchase program. The ability of our regulated insurance and reinsurance subsidiaries to pay dividends or make distributions is subject to legislative constraints and dependent on their ability to meet applicable regulatory standards. In addition, the ability of our insurance and reinsurance subsidiaries to pay dividends to Arch Capital and to intermediate parent companies owned by Arch Capital could be constrained by our dependence on financial strength ratings from independent rating agencies. Our ratings from these agencies depend to a large extent on the capitalization levels of our insurance and reinsurance subsidiaries.
Risks Relating to the Depositary Shares and the Series G Preferred Shares
Our credit ratings, including ratings on our Series G Preferred Shares, may be downgraded.
We have sought to obtain a rating for the Series G Preferred Shares. However, if any ratings are assigned to the Series G Preferred Shares in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Depositary Shares. A rating is not a recommendation to purchase, sell or hold any particular security, including the Depositary Shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Series G Preferred Shares may not reflect all risks related to us and our business, or the structure or market value of the Depositary Shares. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the Depositary Shares. The financial strength ratings of our operating insurance and reinsurance subsidiaries are subject to periodic review as rating agencies evaluate us to confirm that we continue to meet their criteria for ratings assigned to us by them. Such ratings may be revised downward or revoked at the sole discretion of such ratings agencies in response to a variety of factors, including a minimum capital adequacy ratio, management, earnings, capitalization and risk profile. We can offer no assurances that our ratings will remain at their current levels or that any of our ratings which are under review or watch by ratings agencies will remain unchanged. A downgrade in our credit ratings could affect our ability to obtain financing and/or the terms of such financing. See also “—Risks Relating to Our Industry, Business and Operations—A downgrade in our ratings or our inability to obtain a rating for our operating insurance and reinsurance subsidiaries may adversely affect our relationships with clients and brokers and negatively impact sales of our products.
You are making an investment decision with regard to the Depositary Shares as well as the Series G Preferred Shares.
We are issuing fractional interests in Series G Preferred Shares in the form of Depositary Shares. Accordingly, the depositary will rely on the dividends and other distributions it receives on the Series G Preferred Shares to fund all payments on the Depositary Shares. You should carefully review the information describing both of these securities under the sections entitled “Description of the Series G Preferred Shares” and “Description of the Depositary Shares” in this prospectus supplement.
General market conditions and unpredictable factors could adversely affect market prices for the Depositary Shares.
There can be no assurance about the market prices for the Depositary Shares. Several factors, many of which are beyond our control, will influence the fair value of the Depositary Shares. Factors that might influence the fair value of the Depositary Shares include, but are not limited to:
•    whether dividends have been declared and are likely to be declared on the Series G Preferred Shares from time to time;
•    our creditworthiness, financial condition, performance and prospects;
•    whether the ratings on the Series G Preferred Shares provided by any ratings agency have changed;
•    the market for similar securities; and
•    economic, financial, geopolitical, regulatory or judicial events that affect us and/or the insurance or financial markets generally.
If you purchase Depositary Shares, the Depositary Shares may subsequently trade at a discount to the price that you paid for them.

Market interest rates may adversely affect the value of our Depositary Shares.
One of the factors that will influence the price of our Depositary Shares will be the dividend yield on the Series G Preferred Shares (as a percentage of the price of our Depositary Shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Depositary Shares to seek a higher dividend yield and could cause the market price of our Depositary Shares to decrease.
Dividends on the Series G Preferred Shares are non-cumulative.
Dividends on the Series G Preferred Shares are non-cumulative and payable only out of lawfully available funds of Arch Capital under Bermuda law. Consequently, if Arch Capital’s board of directors (or a duly authorized committee of the board) does not authorize and declare a dividend for any dividend period with respect to the Series G Preferred Shares, holders of the Series G Preferred Shares and, in turn, the Depositary Shares would not be entitled to receive any such dividend, and such unpaid dividend will not accrue and will never be payable. Arch Capital will have no obligation to pay dividends for a dividend period on or after the dividend payment date for such period if its board of directors (or a duly authorized committee of the board) has not declared such dividend before the related dividend payment date. If dividends on the Series G Preferred Shares are authorized and declared with respect to any subsequent dividend period, Arch Capital will be free to pay dividends on any other series of preferred shares and/or our common shares. In the past, we have not paid dividends on our common shares.
The Series G Preferred Shares are equity and are subordinate to our existing and future indebtedness.
The Series G Preferred Shares are equity interests and do not constitute indebtedness. As such, the Series G Preferred Shares will rank junior to all of our indebtedness and other non-equity claims with respect to assets available to satisfy our claims, including in our liquidation. As equity, the Series G Preferred Shares are not encumbered (i.e., not secured by any assets). As of March 31, 2021, our total consolidated long-term debt was $2.72 billion, excluding amounts related to the “other” segment. We may incur additional debt in the future. Our existing and future indebtedness may restrict payments of dividends on the Series G Preferred Shares. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred shares like the Series G Preferred Shares, (1) dividends are payable only if declared by the board of directors of Arch Capital (or a duly authorized committee of the board) and (2) as described above under “—Risks Relating to Our Company—Arch Capital is a holding company and is dependent on dividends and other payments from its operating subsidiaries, which are subject to dividend restrictions, to make payments, including the payment of debt service obligations and operating expenses we may incur and any payments of dividends, redemption amounts or liquidation amounts with respect to our preferred shares and common shares,” we are subject to certain regulatory and other constraints affecting our ability to pay dividends and make other payments.
The Series G Preferred Shares do not represent an interest in any subsidiary of Arch Capital. The Series G Preferred Shares accordingly will be structurally subordinated to all obligations of subsidiaries of Arch Capital, including policyholders’ obligations of Arch Capital’s insurance and reinsurance subsidiaries.
Distributions on the Depositary Shares are subject to distributions on the Series G Preferred Shares.
As described in this prospectus supplement, the Depositary Shares we are issuing are comprised of fractional interests in the Series G Preferred Shares. The depositary will rely solely on the dividend payments and other distributions on the Series G Preferred Shares it receives from us to fund all payments on the Depositary Shares. Dividends on the Series G Preferred Shares will be non-cumulative and payable only when, as and if declared by our board of directors or a duly authorized committee of the board of directors. If our board of the directors or a duly authorized committee of the board of directors does not declare a dividend on the Series G Preferred Shares for any period, holders of the Depositary Shares will have no right to receive a dividend for that period.
You may be unable to sell your Depositary Shares if an active trading market does not develop.
The Series G Preferred Shares and the Depositary Shares are a new issue with no established trading market. Although we have applied to list the Depositary Shares on NASDAQ, such Depositary Shares may not be approved for listing and, even if listed, there may be little or no secondary market for the Depositary Shares. Even if a secondary market for the Depositary Shares develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and ask prices in any secondary market could be substantial. As a result, holders of the Depositary Shares may be required to bear the financial risks of an investment in the Depositary Shares for an indefinite period of time. We do not expect that there will be any separate public trading market for the Series G Preferred Shares except as represented by the Depositary Shares.
The voting rights of holders of the Series G Preferred Shares and, in turn, the Depositary Shares are limited.
Holders of the Series G Preferred Shares and, in turn, the Depositary Shares have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Depositary Shares must act through the depositary to exercise any voting rights in respect of the Series G Preferred Shares. Although each Depositary Share is entitled to 1/1,000th of a vote, the depositary can vote only whole shares of Series G Preferred Shares. The limited voting rights of holders of the Series G Preferred Shares include the right to vote as a class on certain fundamental matters that affect the preference or special rights of the Series G Preferred Shares, as described under “Description of the Series G Preferred Shares—Voting Rights” and “Description of the Depositary Shares—Voting Rights” in this prospectus supplement. In addition, if dividends on the Series G Preferred Shares have not been declared or paid for the equivalent of six dividend payments, whether or not for consecutive dividend periods, holders of the issued and outstanding Series G Preferred Shares and, in turn, the Depositary Shares, voting together as a single class with holders of any and all other series of voting preferred shares then issued and outstanding, will be entitled to vote for the election of two additional directors to our board of directors subject to the terms and to the limited extent described under “Description of the Series G Preferred Shares—Voting Rights” and “Description of the Depositary Shares—Voting Rights” in this prospectus supplement.
There is no limitation on our issuance of securities that rank equally with or senior to the Series G Preferred Shares represented by the Depositary Shares offered in this offering.
The Series E Non-Cumulative Preferred Shares and Series F Non-Cumulative Preferred Shares rank on parity with the Series G Preferred Shares with respect to the payment of dividends and the distribution of assets upon a liquidation, dissolution or winding up of Arch Capital. We may issue, without limitation, (1) additional Depositary Shares representing additional Series G Preferred Shares that would form part of the same series of Depositary Shares offered in this offering, and (2) additional series of securities that rank equally with or senior to the Series G Preferred Shares. The issuance of securities ranking equally with or senior to the Series G Preferred Shares may reduce the amount available for dividends and the amount recoverable by holders of the Series G Preferred Shares and, in turn, the Depositary Shares in the event of a liquidation, dissolution or winding-up of Arch Capital.
The terms of the Series G Preferred Shares may change without your consent or approval.
Under the terms of the Series G Preferred Shares, we may elect to vary the terms of the Series G Preferred Shares without your consent or approval, following the occurrence of a tax event or a capital disqualification event, which (i) in the case of a tax event, would eliminate the substantial probability that we or a successor corporation would be required to pay any additional amounts with respect to the Series G Preferred Shares as a result of a change in tax law or (ii) in the case of a capital disqualification event, would cause the Series G Preferred Shares to become securities that qualify as Tier 2 capital under then-applicable capital adequacy regulations imposed upon us by the BMA (or any successor agency or then-applicable regulatory authority). However, our exercise of this right is subject to certain conditions, including that the terms considered in the aggregate cannot be less favorable, including from a financial perspective, to holders of the Series G Preferred Shares and, in turn, the Depositary Shares than the terms of the Series G Preferred Shares prior to being varied or exchanged. See “Description of the Series G Preferred Shares—Variation or Exchange” in this prospectus supplement.
We are able to redeem the Series G Preferred Shares beginning on the Par Call Date, and earlier under certain circumstances, but are under no obligation to do so. If the Series G Preferred Shares are redeemed, you may not be able to reinvest the redemption proceeds in a comparable security at a similar return on investment.
On and after the Par Call Date, or, under certain circumstances, before the Par Call Date, we may, subject to our ability to meet applicable regulatory standards, redeem the Series G Preferred Shares. See “Description of the Series G Preferred Shares—Redemption”. Whenever we redeem Series G Preferred Shares held by the depositary, the depositary will, as of the same redemption date, redeem the number of Depositary Shares so redeemed. See “Description of the Depositary Shares—Redemption” in this prospectus supplement. We have no obligation to redeem or repurchase the Series G Preferred Shares under any circumstances. If the Series G Preferred Shares are redeemed at a time when prevailing interest rates are lower than the dividend rate applicable to the Series G Preferred Shares, you may not be able to reinvest the redemption proceeds in an investment with a comparable a rate of return.

You have no rights to require us to redeem or repurchase the Depositary Shares.
We will use the net proceeds from this offering of Depositary Shares to redeem all or a portion of our issued and outstanding Series E Non-Cumulative Preferred Shares in September 2021 and to use any remaining amounts for general corporate purposes as described below, see “Use of Proceeds”. You will have no rights to require us to repurchase your Depositary Shares.
The regulatory capital treatment of the Series G Preferred Shares may not be what we anticipate.
The Series G Preferred Shares are intended to constitute Tier 2 capital in accordance with the group requirements of the BMA which came into force on January 1, 2013. In order for the Series G Preferred Shares to qualify as Tier 2 capital, the terms of the Series G Preferred Shares reflect the criteria contained in the Group Supervision Rules. No assurance can be made that the BMA will deem that the Series G Preferred Shares constitute Tier 2 capital under the Group Supervision Rules. In the event that the BMA does not make such a determination, subject to the limitations described herein, we will be entitled to vary the terms of the Series G Preferred Shares or exchange the Series G Preferred Shares for new securities to achieve the desired regulatory capital treatment. See “Description of the Series G Preferred Shares—Redemption—Tax Events,” and “Description of the Series G Preferred Shares—Variation or Exchange” in this prospectus supplement.
Our ability to pay dividends may be limited by regulatory law and by the Certificate of Designations of the Series G Preferred Shares.
Under Bermuda law and under the terms of the certificate of designations governing the Series G Preferred Shares, we will not be permitted to pay dividends on the Series G Preferred Shares (even if such dividends have been previously declared) if there are reasonable grounds for believing that (1) we are or, after giving effect to the payment of dividends, would be unable to pay our liabilities as they become due, or (2) the realizable value of our assets would thereby be less than our liabilities, or (3) we are or, after such payment, would be in breach of applicable individual or group solvency and liquidity requirements or applicable individual or group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time be issued or imposed by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act 1978 or any successor legislation or then-applicable law.
A classification of the Series G Preferred Shares by the National Association of Insurance Commissioners may impact U.S. insurance companies that purchase the Depositary Shares.
The NAIC may from time to time, in its discretion, classify securities in insurers’ portfolios as either debt, preferred equity or common equity instruments. The NAIC’s written guidelines for classifying securities as debt, preferred equity or common equity include subjective factors that require the relevant NAIC examiner to exercise substantial judgment in making a classification. There is therefore a risk that the Series G Preferred Shares may be classified by NAIC as common equity instead of preferred equity. The NAIC classification determines the amount of risk based capital (“RBC”) charges incurred by insurance companies in connection with an investment in a security. Securities classified as common equity by the NAIC carry RBC charges that can be significantly higher than the RBC requirement for debt or preferred equity. Therefore, any classification of the Series G Preferred Shares as common equity may adversely affect U.S. insurance companies that hold Depositary Shares. In addition, a determination by the NAIC to classify the Series G Preferred Shares as common equity may adversely impact the trading of the Depositary Shares in the secondary market.
Risks Relating to Taxation
We and our non-U.S. subsidiaries may become subject to U.S. federal income taxation and/or the U.S. federal income tax liabilities of our U.S. subsidiaries may increase, including as a result of changes in tax law.
Arch Capital and its non-U.S. subsidiaries intend to operate their business in a manner that will not cause them to be treated as engaged in a trade or business in the U.S. and, thus, will not be required to pay U.S. federal income taxes (other than U.S. excise taxes on insurance and reinsurance premiums and withholding taxes on certain U.S. source investment income) on their income. However, because there is uncertainty as to the activities which constitute being engaged in a trade or business in the U.S., there can be no assurances that the U.S. Internal Revenue Service (“IRS”) will not contend successfully that Arch Capital or its non-U.S. subsidiaries are engaged in a trade or business in the U.S., in which case our shareholders' equity and earnings could be adversely affected.

Congress has been considering several legislative proposals intended to eliminate certain perceived tax advantages of Bermuda and other non-U.S. insurance companies. There is no assurance that any such legislative proposal will not be enacted into law and any such enacted law which could materially increase our income tax liabilities or those of our subsidiaries.
The enactment and implementation of certain tax laws may have a material and adverse impact on our operations and financial condition.
Certain provisions enacted in the Tax Cuts and Jobs Act of 2017 (the “Tax Cuts Act”) could have a material and adverse impact on our financial condition and business operation. One such provision imposes a 10% minimum base erosion and anti-abuse tax (increased to 12.5% for the 2026 taxable year and the subsequent taxable years) on the “modified taxable income” of a U.S. corporation (or a non-U.S. corporation engaged in a U.S. trade or business) over such corporation’s regular U.S. federal income tax, reduced by certain tax credits. The “modified taxable income” of a corporation is determined without deduction for certain payments by such corporation to its non-U.S. affiliates (including reinsurance premiums). Other provisions enacted in the Tax Cuts Act that could have a material and adverse impact on us include a provision that defers or disallows a U.S. corporation’s deduction of interest expense to the extent such interest expense exceeds a specified percentage of such U.S. corporation’s “adjusted taxable income” and a provision that adjusts the manner in which a U.S. property and casualty insurance company computes its loss reserve.
In addition, there is no assurance that subsequent changes in tax laws or regulations will not materially and adversely affect our operations and financial condition. For example, President Biden has proposed certain changes to U.S. federal tax law that would, among other changes, raise the federal corporate income tax rate and replace the base erosion and anti-abuse tax with a provision that would deny U.S. tax deductions on certain payments to related parties where such payments are subject to a low effective tax rate in the related parties’ home countries.
We may become subject to taxes in Bermuda after March 31, 2035, which may have a material adverse effect on our results of operations.
Under current Bermuda law, we are not subject to tax on income, profits, withholding, capital gains or capital transfers. Furthermore, we have obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of the tax will not be applicable to us or our operations until March 31, 2035. Given the limited duration of the Minister of Finance's assurance we cannot be certain that we will not be subject to any Bermuda tax after that date, which may have a material adverse effect on our results of operations. This assurance does not, however, prevent the imposition of taxes on any person ordinarily resident in Bermuda or any company in respect of its ownership of real property or leasehold interests in Bermuda.
The impact of Bermuda’s letter of commitment to the OECD to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.
The Organization for Economic Cooperation and Development (“OECD”) has published reports and launched a global initiative among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. Bermuda was not listed in the most recent report as an uncooperative tax haven jurisdiction because it had previously committed to eliminate harmful tax practices, to embrace international tax standards for transparency, to exchange information and to eliminate an environment that attracts business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.
The impact of commitments made by the government of Bermuda in order to avoid being named on the EU’s list of non-cooperative tax jurisdictions is uncertain and could have an adverse effect on our results of operations.
On December 5, 2017 the Council of the European Union published its list of non-cooperative jurisdictions for tax purposes (the “EU Blacklist”). Bermuda was not named on the EU Blacklist due to commitments made by its government to improve certain “substance requirement” deficiencies that were identified by the EU during the screening process. This commitment led to the passing of the Economic Substance Act 2018 (as amended) of Bermuda (the “ES Act”) in December 2018, which came into force on 1 January 2019. While the legislation remains subject to further clarification and interpretation, it is not currently possible to ascertain the steps required to ensure our continued compliance with the ES Act and makes it difficult to predict its future impact. Any entity found to be lacking adequate economic substance may be fined or ordered by a court to take action to remedy such failure (or face being struck off the companies register). As a result, there is a risk that non-compliance with its economic substance requirements under the ES Act could require Arch to enhance its infrastructure in Bermuda, and this may result in some additional operational expenditures, increased tax liabilities and/or compliance costs for Arch.
We may become subject to increased taxation in Bermuda and other countries as a result of the OECD's plan on “Base erosion and profit shifting.”
The OECD, with the support of the G20, initiated the “base erosion and profit shifting” (“BEPS”) project in 2013 in response to concerns that changes are needed to international tax laws to address situations where multinationals may pay little or no tax in certain jurisdictions by shifting profits away from jurisdictions where the activities creating those profits may take place. In November 2015, “final reports” were approved for adoption by the G20 finance ministers. The final reports provide the basis for international standards for corporate taxation that are designed to prevent, among other things, the artificial shifting of income to tax havens and low-tax jurisdictions, the erosion of the tax base through interest deductions on intercompany debt and the artificial avoidance of permanent establishments (i.e., tax nexus with a jurisdiction).
Legislation to adopt and implement these standards, including country by country reporting, has been enacted or is currently under consideration in a number of jurisdictions. As a result, our income may be taxed in jurisdictions where it is not currently taxed and at higher rates of tax than currently taxed, which may substantially increase our effective tax rate. Also, the continued adoption of these standards may increase the complexity and costs associated with tax compliance and adversely affect our financial position and results of operations.
In May 2019, the OECD published a “Programme of Work,” divided into two pillars, which is designed to address the tax challenges created by an increasing digitalized economy. Pillar One addresses the broader challenge of a digitalized economy and focuses on the allocation of group profits among taxing jurisdictions based on a market-based concept rather than historical “permanent establishment” concepts. Pillar Two addresses the remaining BEPS risk of profit shifting to entities in low tax jurisdictions by introducing a global minimum tax and a proposed tax on base eroding payments, which would operate through a denial of a deduction or imposition of source-based taxation (including withholding tax) on certain payments. In January 2020, the OECD released a statement excluding most financial services activities, including insurance activities, from the scope of the profit reallocation mechanism in Pillar I. The OECD statement cited the presence of commercial (rather than consumer) customers as grounds for the carve-out, but also acknowledged that a “compelling case” could be made that the consumer-facing business lines of insurance companies should be excluded from the scope of Pillar I given the impact of regulations and licensing requirements that typically ensure that residual profits are largely realized in local customer markets. However, the OECD noted that the proper scope for Pillar I as applied to “unregulated elements of the financial services sector” may require further consideration. To date, the proposal has been written broadly enough to potentially apply to our activities, and we are unable to determine at this time when such measures would be implemented and if so, whether they will be in a form that whether it would have a material adverse impact on our operations and results.
The EU’s review of harmful tax competition could adversely affect our business, financial condition and results of operations
During 2017, the EU Economic and Financial Affairs Council (“ECOFIN”) released a list of noncooperative jurisdictions for tax purposes. The stated aim of this list, and accompanying report, was to promote good governance worldwide in order to maximize efforts to prevent tax fraud and tax evasion. Bermuda was not on the list of non-cooperative jurisdictions, but did feature in the report (along with approximately 40 other jurisdictions) as having committed to address concerns relating to economic substance by December 31, 2018. In accordance with that commitment, Bermuda has enacted the ES Act that came into force on 1 January 2019, that requires a registered entity other than an entity which is resident for tax purposes in certain jurisdictions outside Bermuda (“non-resident entity”) that carries on as a business any one or more of the “relevant activities” referred to in the ES Act, which includes carrying on an insurance business, to maintain a substantial economic presence in Bermuda and to satisfy economic substance requirements. Any entity that must satisfy economic substance requirements but fails to do so could face automatic disclosure to competent authorities in the EU of the information filed by the entity with the Bermuda Registrar of Companies in connection with the economic substance requirements and may also face financial penalties, restriction or regulation of its business activities and/or may be struck off as a registered entity in Bermuda.
At present, the impact of these new economic substance requirements is unclear, and it is impossible to predict the nature and effect of these requirements on us. As the legislation is new and remains subject to further clarification and interpretation, it is not currently possible to ascertain the precise impact of the ES Act. Compliance with economic substance requirements may increase the complexity and costs of carrying on our business and adversely affect our financial condition and results of operations.
Application of the EU Anti-Tax Avoidance Directives
As part of the BEPS project, the EU Council adopted on 12 July 2016 Council Directive (EU) 2016/1164 (“ATAD I”), as amended by Council Directive (EU) 2017/952 (“ATAD II”, together with ATAD I, “ATAD”), to provide for minimum standard across EU Member States for tackling aggressive tax planning involving hybrid tax mismatches and interest deductibility. ATAD I was required to be transposed into domestic Member State law with effect from January 1, 2019, whilst ATAD II was required to be transposed into domestic Member State law with effect from January 1, 2020 (with an exception in respect of reverse hybrid mismatch provisions, which will take effect on January 1, 2022). The full impact of the application of ATAD is not yet clear. However, ATAD could result in increased tax liabilities and/or compliance costs and administrative burden for us.

USE OF PROCEEDS
We expect to receive approximately $485.8 million in net proceeds from the sale of the Depositary Shares issued in this offering, after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds of this offering to redeem all or a portion of our issued and outstanding Series E Non-Cumulative Preferred Shares in September 2021, and to use any remaining amounts for general corporate purposes (which may include working capital, capital expenditures and other matters in connection with the implementation of our business plan from time to time, other share repurchases, and funding acquisition opportunities that may become available to us from time to time). In addition, should a catastrophic or other significant event occur prior to the notice of redemption of our Series E Shares, we may, depending on factors existing at such time, elect to apply such net proceeds to replenish our capital base. Pending any such use, we intend to invest the net proceeds of the offering in accordance with our existing investment policy. This prospectus supplement does not constitute a notice of redemption with respect to, or an offer to purchase, any issued and outstanding preferred shares.
Certain of the underwriters (or their affiliates or associated persons) are holders of the Series E Non-Cumulative Preferred Shares and would receive a portion of the proceeds from this offering as a result of the redemption of the Series E Non-Cumulative Preferred Shares in September 2021. If any one underwriter, together with its affiliates and associated persons, were to receive 5% or more of the net proceeds as a result of the redemption of the Series E Non-Cumulative Preferred Shares, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION
The following table sets forth our capitalization at March 31, 2021 on:
•    an actual basis; and
•    an as adjusted basis to give effect to the issuance of the Depositary Shares in this offering and to the application of net proceeds therefrom, including assuming using all of the net proceeds for the redemption of our issued and outstanding Series E Non-Cumulative Preferred Shares (the “Series E Redemption”), as if such actions had occurred on March 31, 2021 (any such net proceeds not used for redemptions may be used by us for general corporate purposes, see “Use of Proceeds” above).
The following should be read in conjunction with our financial statements and the notes related thereto which are included in our 2021 First Quarter Form 10-Q.

	March 31, 2021
(in thousands, except for par value data)	Actual	As adjusted for this offering and the Series E Redemption
5.144% Senior Notes due 2043 of Arch Capital Group (U.S.) Inc. (1)	$500,000	$500,000
7.350% Senior Notes due 2034 of Arch Capital (1)	300,000	300,000
4.011% Senior Notes due 2026 of Arch Capital Finance LLC (1)	500,000	500,000
5.031% Senior Notes due 2046 of Arch Capital Finance LLC (1)	450,000	450,000
3.635% Senior Notes due 2050 of Arch Capital (1)	1,000,000	1,000,000
Revolving credit facility borrowings (2)	155,687	155,687
6.5% Watford Senior Notes due 2029 (3)	140,000	140,000
Total debt (4)	3,045,687	3,045,687
Shareholders’ equity:
Series E Non-Cumulative Preferred Shares (18,000 issued and outstanding, actual and 0 as adjusted)	450,000	—
Series F Non-Cumulative Preferred Shares (13,200 issued and outstanding)	330,000	330,000
Series G Non-Cumulative Preferred Shares (20,000 issued and outstanding, as adjusted)	—	500,000
Common shares ($0.0011 par value, 1,800,000,000 shares authorized, and 581,226,408 shares issued and outstanding)(5)	645	645
Additional paid-in capital(6)	2,014,741	2,015,663
Retained earnings	12,790,216	12,775,115
Accumulated other comprehensive income, net of deferred income tax	205,827	205,827
Common shares held in treasury, at cost (shares: 177,913,031)	(2,694,957)	(2,694,957)
Non-redeemable noncontrolling interests(7)	876,864	876,864
Total shareholders’ equity	13,973,336	14,009,157
Total capitalization	$17,019,023	$17,054,844
Selected ratios:
Ratio of total debt to total capitalization	17.9%	17.9%
Ratio of total preferred shares to total capitalization	4.6%	4.9%
Ratio of total debt and total preferred shares to total capitalization	22.5%	22.8%
____________________
(1)    Does not reflect debt issuance costs of $5.0 million for the 5.144% Senior Notes, $2.6 million for the 7.350% Senior Notes, $2.7 million for the 4.011% Senior Notes, $4.6 million for the 5.031% Senior Notes and $11.5 million for the 3.635%.
(2)    Arch Capital and certain of its wholly owned subsidiaries have a $500 million unsecured revolving loan and letter of credit facility and a $250 million secured letter of credit facility (the “Credit Agreement”). As of March 31, 2021, there were no revolving credit facility borrowings; $3.2 million of unsecured letters of credit outstanding and $243.6 million of secured letters of credit outstanding under the Credit Agreement.
The aggregate amount of revolving credit facility borrowings on our balance sheet as of March 31, 2021 includes borrowings of $155.7 million by Watford Re under its secured credit facility. Watford Re is considered a variable interest entity and therefore included in Arch Capital’s consolidated financial statements. However, the Company does not guarantee or provide credit support for Watford Re, and the Company’s financial exposure to Watford Re is limited to its investment in Watford Re’s common and preferred shares and counterparty credit risk (mitigated by collateral) arising from reinsurance transactions.
(3) Represents senior notes of Watford issued on July 2, 2019 and due July 2, 2029 and reflecting the elimination of amounts owned by Arch U.S. Does not reflect debt issuance costs of $2.2 million for the 6.5% Watford Senior Notes.
(4)    Does not include reserves or other balance sheet or non-balance-sheet liabilities, including contingent liabilities.
(5)    The number of common shares issued and outstanding excludes the effect of 18,608,462 outstanding employee stock options and 1,015,055 restricted stock units outstanding at March 31, 2021.
(6)    Adjusted for estimated issue costs related to this offering.
(7)    Represents the portion of Watford Re’s common equity attributable to third party investors. The noncontrolling ownership in Watford Re’s common shares was approximately 90% at March 31, 2021.

DESCRIPTION OF THE SERIES G PREFERRED SHARES
The following description of the particular terms of the Series G Preferred Shares supplements the description of the general terms and provisions of the preference shares set forth under “Description of Arch Capital Share Capital— Preference Shares” in the accompanying prospectus. The following summary of the terms and provisions of the Series G Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the bye-laws of Arch Capital, which we have previously filed with the Securities and Exchange Commission, or SEC, and the Certificate of Designations for the Series G Preferred Shares, which were included as an exhibit to documents that we filed with the SEC. The more general terms of the preferred shares described in the accompanying prospectus are inapplicable to the Series G Preferred Shares and you should rely on the information in this prospectus supplement. As used in this section, “we,” “us,” “our,” “the Company” and “Arch Capital” mean Arch Capital Group Ltd. and do not include its subsidiaries.
General
In May 2021, the certificate of designations setting forth the specific rights, preferences, limitations and other terms of the Series G Preferred Shares was approved pursuant to authority delegated by the board of directors of the Company. The Series G Preferred Shares constitute a series of our authorized preference shares.
We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Series G Preferred Shares in this offering will be fully paid and non-assessable when issued, which means that holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of the Series G Preferred Shares will not have preemptive or subscription rights to acquire more of our capital shares.
Holders will not have the right to convert Series G Preferred Shares into, or exchange Series G Preferred Shares for, shares of any other class or series of shares or other securities of ours. The Series G Preferred Shares have no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or other obligation of Arch Capital to redeem or purchase the Series G Preferred Shares.
In accordance with the Group Supervision Rules with respect to Tier 2 capital, the Series G Preferred Shares are unencumbered, do not contain terms or conditions designed to accelerate or induce the insolvency of Arch Capital or any insurance subsidiary thereof and do not give rise to a right of set off against the claims and obligations of Arch Capital or any insurance subsidiary thereof to an investor or creditor.
Ranking
The Series G Preferred Shares as to dividends and distributions upon any liquidation or dissolution or winding-up of Arch Capital,
•will rank senior to our common shares and to each other class or series of our shares established after the original issue date of the Series G Preferred Shares that is not expressly made senior to, or on parity with, the Series G Preferred Shares as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “junior shares”);
•will rank on parity with any class or series of our shares established after the original issue date of the Series G Preferred Shares that is expressly made on parity with the Series G Preferred Shares as to the payment of dividends and amounts payable on a liquidation, dissolution or winding-up of our affairs (the “parity shares”);
•will rank junior to any class or series of our shares established after the original issue date of the Series G Preferred Shares that is expressly made senior to the Series G Preferred Shares as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “senior shares”);
•will rank junior to all of our existing and future indebtedness (including indebtedness outstanding under our credit facilities and our unsecured senior notes) and other liabilities with respect to assets available to satisfy claims against us; and

•will be structurally subordinated in right of payment to all obligations of our subsidiaries. Under Bermuda law, in a winding-up of any of our subsidiaries, the Series G Preferred Shares will be subordinated to all existing and future policyholder obligations of our subsidiaries.
As of the date of this prospectus supplement, we have $450 million aggregate liquidation preference of our Series E Non-Cumulative Preferred Shares issued in 2016 (all or a portion of which we intend to redeem in September 2021 using the net proceeds of this offering, see “Use of Proceeds”) and $330 million aggregate liquidation preference of our Series F Non-Cumulative Preferred Shares issued in 2017 issued and outstanding. The Series E Non-Cumulative Preferred Shares and the Series F Non-Cumulative Preferred Shares are our only issued and outstanding shares or series of shares that are on parity with the Series G Preferred Shares with respect to the payment of dividends and distribution of assets upon a liquidation, dissolution or winding up of Arch Capital. We may issue, without limitation, (1) additional Depositary Shares representing additional Series G Preferred Shares that would form part of the same series of Depositary Shares offered in this offering, and (2) additional series of securities that rank equally with or senior to the Series G Preferred Shares. Unless our shareholders otherwise provide, our board of directors may from time to time create and issue preference shares of other series and fix their relative rights, preferences and limitations. See “Risk Factors—Risks Relating to the Depositary Shares and the Series G Preferred Shares—There is no limitation on our issuance of securities that rank equally with or senior to the Series G Preferred Shares.”
As equity, the Series G Preferred Shares are not encumbered (i.e., not secured by any assets).

The Series G Preferred Shares do not represent an interest in any subsidiary of Arch Capital. The Series G Preferred Shares accordingly will be structurally subordinated to all obligations of subsidiaries of Arch Capital, including policyholders’ obligations of Arch Capital’s insurance and reinsurance subsidiaries.

Dividends
Dividends on the Series G Preferred Shares are not mandatory. Holders of Series G Preferred Shares will be entitled to receive, only when, as and if declared by the board of directors of Arch Capital or a duly authorized committee of the board, out of lawfully available funds for the payment of dividends under Bermuda law, non-cumulative cash dividends from the original issue date, quarterly on the last day of March, June, September and December of each year. If declared, the first dividend payment date will be September 30, 2021. These dividends will accrue with respect to a particular dividend period, on the liquidation preference amount of $25,000 per Series G Preferred Share (equivalent to $25 per Depositary Share) at the annual rate set forth on the cover page of this prospectus supplement. In the event that we issue additional Series G Preferred Shares after the original issue date, dividends on such additional shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued.
Dividends, if so declared, will be payable to holders of record of the Series G Preferred Shares as they appear on our books on the applicable record date, which shall be March 15, June 15, September 15 and December 15, as applicable, immediately preceding the applicable dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). These dividend record dates will apply regardless of whether a particular dividend record date is a business day.
A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series G Preferred Shares. Dividends payable on the Series G Preferred Shares will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date, and no additional dividends shall accrue on the amount so payable from such date to such next succeeding business day.
Dividends on the Series G Preferred Shares are not cumulative. Accordingly, if the board of directors of Arch Capital, or a duly authorized committee of the board, does not declare a dividend on the Series G Preferred Shares payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and will not be payable and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends are declared for any future dividend period on the Series G Preferred Shares or any other preferred shares we may issue in the future.

So long as any Series G Preferred Shares remain issued and outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all issued and outstanding Series G Preferred Shares and parity shares have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside):
•    no dividend shall be paid or declared on our common shares, or any other junior shares (as defined below) (other than a dividend payable solely in junior shares); and
•    no common shares or other junior shares shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior shares for or into other junior shares, or the exchange or conversion of one junior share for or into another junior share, or (ii) through the use of the proceeds of a substantially contemporaneous sale of junior shares, in each case as permitted by the bye-laws of Arch Capital in effect on the date of issuance of the Series G Preferred Shares).
As used in this prospectus supplement, “junior shares” means any class or series of our capital shares that ranks junior to the Series G Preferred Shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of Arch Capital. At present, junior shares consist of our common shares.
When dividends are not paid (or duly provided for) in full on any dividend payment date (or, in the case of parity shares (as defined below) having dividend payment dates different from the dividend payment dates pertaining to the Series G Preferred Shares, on a dividend payment date falling within the related dividend period for the Series G Preferred Shares) upon the Series G Preferred Shares and any parity shares, all dividends declared by the board of directors of Arch Capital or a duly authorized committee of the board upon the Series G Preferred Shares and all such parity shares and payable on such dividend payment date (or, in the case of parity shares having dividend payment dates different from the dividend payment dates pertaining to the Series G Preferred Shares, on a dividend payment date falling within the related dividend period for the Series G Preferred Shares) shall be declared by the board or such committee pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all declared but unpaid dividends per Series G Preferred Share and all parity shares payable on such dividend payment date (or, in the case of parity shares having dividend payment dates different from the dividend payment dates pertaining to the Series G Preferred Shares, on a dividend payment date falling within the related dividend period for the Series G Preferred Shares) bear to each other.
As used in this prospectus supplement, “parity shares” means any class or series of our capital shares that ranks equally with the Series G Preferred Shares with respect to the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of Arch Capital. As of the date of this prospectus supplement, our Series E Non-Cumulative Preferred Shares (all or a portion of which we intend to redeem in September 2021 using the net proceeds of this offering, see “Use of Proceeds”) and Series F Non-Cumulative Preferred Shares are our only issued and outstanding class or series of shares that are parity shares.
Certain Restrictions on Payment of Dividends
Arch Capital is a holding company whose assets primarily consist of the shares in our subsidiaries. Generally, Arch Capital depends on its available cash resources, liquid investments and dividends or other distributions from subsidiaries to make payments, including any payments of dividends, redemption amounts or liquidation amounts with respect to our preferred shares.
The ability of our regulated insurance and reinsurance subsidiaries to pay dividends or make distributions or other payments to us is dependent on their ability to meet applicable regulatory standards. Under Bermuda law, Arch Re Bermuda is subject to individual capital requirements, including, among other requirements, being required to maintain an ECR which must equal or exceed its minimum solvency margin (i.e., the amount by which the value of its general business assets must exceed its general business liabilities) equal to the greatest of (1) $100 million, (2) 50% of net premiums written (being gross premiums written less any premiums ceded by Arch Re Bermuda, but Arch Re Bermuda may not deduct more than 25% of gross premiums when computing net premiums written) and (3) 15% of net discounted aggregated losses and loss expense provisions and other insurance reserves. Arch Re Bermuda is prohibited from declaring or paying any dividends during any financial year if it is not in compliance with its ECR, minimum solvency margin or minimum liquidity ratio. In addition, Arch Re Bermuda is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files, at least seven days before payment of such dividends, with BMA an affidavit stating that it will continue to meet the required margins. In addition, Arch Re Bermuda is prohibited, without prior approval of the BMA, from reducing by 15% or more its total statutory capital, as set out in its previous year’s statutory financial statements. Arch Re Bermuda is required to meet enhanced capital requirements as calculated using a risk based capital model called the Bermuda Solvency Capital Requirement model or an internal model approved by the BMA.
Under Bermuda law, we may not lawfully declare or pay a dividend on the Series G Preferred Shares (even if such dividends have been previously declared) if we have reasonable grounds for believing that (i) we are or, after giving effect to the payment of dividends, would be, unable to pay our liabilities as they become due, or (ii) the realizable value of our assets would thereby be less than our liabilities, or (iii) we are or, after such payment, would be in breach of applicable individual or group solvency and liquidity requirements or applicable individual or group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time be issued or imposed by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act 1978 or any successor legislation or then-applicable law. For the three months ended March 31, 2021, Arch Capital received dividends of $207.9 million from Arch Re Bermuda. Accordingly, Arch Re Bermuda can pay approximately $3.5 billion to Arch Capital during the remainder of 2021 without providing an affidavit to the BMA, as discussed above.
In addition to meeting applicable regulatory standards, the ability of our insurance and reinsurance subsidiaries to pay dividends is also constrained by our dependence on the financial strength ratings of our insurance and reinsurance subsidiaries from independent rating agencies. The ratings from these agencies depend to a large extent on the capitalization levels of our insurance and reinsurance subsidiaries. We believe that Arch Capital has sufficient cash resources and available dividend capacity to service its indebtedness and other current outstanding obligations.
Payment of Additional Amounts
We will make all payments on the Series G Preferred Shares free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which we are organized (a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holders of the Series G Preferred Shares such additional amounts as dividends as may be necessary so that every net payment made to such holders, after the withholding or deduction, will not be less than the amount provided for in the Certificate of Designations to be then due and payable.
We will not be required to pay any additional amounts for or on account of:
1.    any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder was a resident, citizen, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Series G Preferred Shares;
2.    any Series G Preferred Shares presented for payment more than 30 days after the Relevant Date. The “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to holders, notice to that effect shall have been duly given to the holders of the Series G Preferred Shares;
3.    any estate, inheritance, gift, sale, transfer, wealth, personal property or similar tax, assessment or other governmental charge;
4.    any tax, fee, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference of or any dividends on the Series G Preferred Shares;

5.    any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such Series G Preferred Shares to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, citizenship, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;
6.    any tax, fee, duty, assessment or other governmental charge that is withheld by any paying agent from any payment on any Series G Preferred Shares, if such payment can be made without such withholding by at least one other paying agent;
7.    any tax, fee, duty, assessment or other governmental charge that is imposed or withheld pursuant to Sections 1471 to 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code); or
8.    any combination of items (1), (2), (3), (4), (5), (6) and (7).
In addition, we will not pay additional amounts with respect to any payment on any such Series G Preferred Shares to any holder who is a fiduciary, partnership, limited liability company or other pass-thru entity other than the sole beneficial owner of such Series G Preferred Shares if such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-thru entity or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the Series G Preferred Shares.
If there is a substantial probability that we or any entity formed by a consolidation, merger or amalgamation involving us or the entity to which we convey, transfer or lease substantially all our properties and assets (a “successor company”) would become obligated to pay any additional amounts as a result of a change in tax law, we or the successor company will also have the option to redeem the Series G Preferred Shares. See “—Redemption—Tax Events.”
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding-up of Arch Capital, holders of the Series G Preferred Shares and any parity shares are entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, but before any distribution of assets is made to holders of our common shares or any of our other shares ranking junior as to such a distribution to the Series G Preferred Shares, a liquidating distribution in the amount of $25,000 per Series G Preferred Share (equivalent to $25 per Depositary Share) plus any declared and unpaid dividends. Holders of the Series G Preferred Shares will not be entitled to any other amounts from us after they have received their full liquidation preference.
In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series G Preferred Shares and all holders of any parity shares, the amounts paid to the holders of Series G Preferred Shares and to the holders of any parity shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders, but only to the extent we have assets available after satisfaction of all liabilities to creditors. In any such distribution, the “liquidation preference” of any holder of preferred shares means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of shares on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the Series G Preferred Shares and any holders of parity shares, the holders of our other shares shall be entitled to receive all of our remaining assets according to their respective rights and preferences.
For purposes of this section, a consolidation, amalgamation, merger, arrangement, reincorporation, de-registration or reconstruction involving Arch Capital or the sale or transfer of all or substantially all of the shares or the property or business of Arch Capital will not be deemed to constitute a liquidation, dissolution or winding-up.

Redemption
Under Bermuda law, the source of funds that may be used by a company to pay amounts to shareholders on the redemption of their shares in respect of the nominal or par value of their shares is limited to (1) the capital paid up on the shares being redeemed, (2) funds of the company otherwise available for payment of dividends or distributions or (3) the proceeds of a new issuance of shares made for purposes of the redemption, and in respect of the premium over the nominal or par value of their shares is limited to (a) funds otherwise available for dividends or distributions or (b) out of the company’s share premium account before the redemption date.
Under Bermuda law, no redemption may be made by us if there are reasonable grounds for believing that (i) we are or, after giving effect to redemption of shares, would be unable to pay our liabilities as they become due, or (ii) we are or, after such redemption, would be in breach of applicable individual or group solvency and liquidity requirements or applicable individual or group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time be issued or imposed by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act 1978 or any successor legislation or then-applicable law. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of our assets would thereby be less than the aggregate of our liabilities.
Our ability to effect a redemption of the Series G Preferred Shares is subject to regulatory approval. Our ability to effect a redemption of the Series G Preferred Shares may be subject to the performance of our subsidiaries. Distributions to us from our insurance subsidiaries will also be subject to applicable insurance laws and regulatory constraints.
The Series G Preferred Shares are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions.
On or After Par Call Date
Except as described below, the Series G Preferred Shares are not redeemable prior to the Par Call Date. On and after the Par Call Date, the Series G Preferred Shares will be redeemable at our option, in whole or in part, in accordance with the procedures described under “—Procedures for Redemption” below, at a redemption price equal to $25,000 per Series G Preferred Share (equivalent to $25 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends, subject to having sufficient funds in order to meet the BMA’s ECR or replacing the capital represented by the Series G Preferred Shares with capital having equal or better capital treatment as the Series G Preferred Shares under the ECR. Holders of the Series G Preferred Shares will have no right to require the redemption of the Series G Preferred Shares.
Business Combination Proposal
The Series G Preferred Shares are redeemable at our option, in whole, but not in part, in accordance with the procedures described under “—Procedures for Redemption” below at any time prior to the Par Call Date, if we have submitted to the holders of our common shares a proposal for an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, de-registration or any other similar transaction involving Arch Capital that requires, or we have submitted any proposal for any other matter that, as a result of any change in Bermuda law after the date of this prospectus supplement (whether by enactment or official interpretation), requires, in either case, a vote of the holders of the Series G Preferred Shares at the time issued and outstanding, voting separately as a single class (alone or with one or more other classes or series of preferred shares); provided, in each case, that no such redemption may occur unless (1) we have sufficient funds in order to meet the BMA’s ECR or we replace the capital represented by the Series G Preferred Shares with capital having equal or better capital treatment as the Series G Preferred Shares under the ECR and (2) the BMA (or its successor, if any) approves of the redemption. Our option to redeem the Series G Preferred Shares under such circumstances shall be for all of the issued and outstanding Series G Preferred Shares at a redemption price of $26,000 per Series G Preferred Share (equivalent to $26 per Depositary Share), plus all declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends.
Capital Disqualification Event
We will have the option to redeem for cash the Series G Preferred Shares at any time in whole or from time to time in part, in each case, prior to the Par Call Date, in accordance with the procedures described under “—Procedures for

Redemption” below, at a redemption price of $25,000 per Series G Preferred Share (equivalent to $25 per Depositary Share) plus declared and unpaid dividends, if any, up to, but excluding, the date of redemption, without accumulation of any undeclared dividends, at any time within 90 days following the occurrence of the date (a “capital redemption trigger date”) on which we have reasonably determined that a “capital disqualification event” (as defined below) has occurred as a result of (a) any amendment to, or change in, the laws or regulations of Bermuda that is enacted or becomes effective after the initial issuance of the Series G Preferred Shares; (b) any proposed amendment to, or change in, those laws or regulations that is announced or becomes effective after the initial issuance of the Series G Preferred Shares; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Series G Preferred Shares; provided that any such redemption in part may only be made if (x) we have reasonably determined that the portion of the Series G Preferred Shares to be redeemed is the subject of the capital disqualification event and (y) after giving effect to such redemption, we have reasonably determined that a capital disqualification event will not exist with respect to the then-issued and outstanding Series G Preferred Shares and such redemption will not result in the suspension or removal of the Depositary Shares from listing on NASDAQ. Further, no redemption may occur in respect of a capital disqualification event unless (1) we have sufficient funds in order to meet the BMA’s ECR or we replace the capital represented by the Series G Preferred Shares with capital having equal or better capital treatment as the Series G Preferred Shares under the ECR and (2) the BMA (or its successor, if any) approves of the redemption.
As used in this prospectus supplement, (i) a “capital disqualification event” means the Series G Preferred Shares do not qualify, in whole or in part (including as a result of any transitional or grandfathering provisions or otherwise), for purposes of determining the solvency margin, capital adequacy ratio or any other comparable ratio, regulatory capital resource or level, of Arch Capital or any subsidiary thereof, where capital is subdivided into tiers, as Tier 2 capital securities under then-applicable capital adequacy regulations imposed upon us by the BMA (or any successor agency or then-applicable regulatory authority) and, which includes, without limitation, our individual and group enhanced capital requirements, applicable to the Company under the BMA’s capital adequacy regulations, except as a result of any applicable limitation on the amount of such capital; and (ii) “capital adequacy regulations” means the solvency margins, capital adequacy regulations or any other regulatory capital rules applicable to us from time to time on an individual or group basis pursuant to Bermuda law and/or the laws of any other relevant jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital (or any equivalent terminology employed by the then-applicable capital adequacy regulations).
Tax Events
We will have the option to redeem for cash the Series G Preferred Shares at any time in whole or from time to time in part, in each case, prior to the Par Call Date, in accordance with the procedures described under “—Procedures for Redemption” below, at a redemption price of $25,000 per Series G Preferred Share (equivalent to $25 per Depositary Share) plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends, at any time following the occurrence of a tax event (as defined below); provided that no such redemption may occur unless (1) we have sufficient funds in order to meet the BMA’s ECR or we replace the capital represented by the Series G Preferred Shares with capital having equal or better capital treatment as the Series G Preferred Shares under the ECR and (2) the BMA (or its successor, if any) approves of the redemption. A “tax event” means that, as a result of a “change in tax law”, there is a substantial probability that we or any successor corporation would be required to pay any additional amounts with respect to the Series G Preferred Shares.
Prior to any redemption upon a tax event, we will be required to deliver a certificate signed by two executive officers of the Company to the transfer agent for the Series G Preferred Shares confirming that a tax event has occurred and is continuing (as reasonably determined by us).
A “change in tax law” means (a) a change in or amendment to laws, regulations or rulings of any jurisdiction, political subdivision or taxing authority described in the next sentence, (b) a change in the official application or interpretation of those laws, regulations or rulings, (c) any execution of or amendment to any treaty affecting taxation to which any jurisdiction, political subdivision or taxing authority described in the next sentence is party after the date of this prospectus supplement, or (d) a decision rendered by a court of competent jurisdiction in Bermuda or any taxing jurisdiction or any political subdivision, whether or not such decision was rendered with respect to us. The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentence are (a) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (b) any jurisdiction from or through which we or our dividend disbursing agent are making payments on the Series G Preferred Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (c) any other jurisdiction in which Arch Capital or a successor corporation is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.
In addition, we will have the option to redeem for cash any or all Series G Preferred Shares at any time in whole or from time to time in part, in each case, prior to the Par Call Date, in accordance with the procedures set forth under “—Procedures for Redemption” below, at a redemption price of $25,000 per Series G Preferred Share (equivalent to $25 per Depositary Share) plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends, if the entity formed by a consolidation, merger or amalgamation involving us or the entity to which we convey, transfer or lease substantially all our properties and assets is required to pay additional amounts in respect of any tax, assessment or governmental charge imposed on any holder of Series G Preferred Shares as a result of a change in tax law that occurred after the date of the consolidation, merger, amalgamation, conveyance, transfer or lease. No such redemption may occur unless (1) we have sufficient funds in order to meet the BMA’s ECR or we replace the capital represented by the Series G Preferred Shares with capital having equal or better capital treatment as the Series G Preferred Shares under the ECR and (2) the BMA (or its successor, if any) approves of the redemption.
Rating Agency Event
We may redeem the Series G Preferred Shares at our option at any time prior to the Par Call Date, in whole or from time to time in part, in accordance with the procedures described under “—Procedures for Redemption” below within 90 days after any rating agency event (as defined below), at a redemption price equal to $25,500 per Series G Preferred Share (equivalent to $25.50 per Depository Share), plus declared and unpaid dividends, if any, without regard to any undeclared dividends, to, but excluding, the redemption date. No such redemption may occur unless (1) we have sufficient funds in order to meet the BMA’s ECR or we replace the capital represented by the Series G Preferred Shares with capital having equal or better capital treatment as the Series G Preferred Shares under the ECR and (2) the BMA (or its successor, if any) approves of the redemption.
As used in this prospectus supplement, a “rating agency event” has occurred if any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series G Preferred Shares, which amendment, clarification or change results in:
•the shortening of the length of time the Series G Preferred Shares are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series G Preferred Shares; or
•the lowering of the equity credit (including up to a lesser amount) assigned to the Series G Preferred Shares by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series G Preferred Shares.
Procedures for Redemption
The redemption price for any shares of Series G Preferred Shares shall be payable on the redemption date to the holders of such shares against book entry transfer or surrender of the certificate(s) evidencing such shares to us or our agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such dividend record date relating to the dividend payment date provided in “—Dividends” above.
Prior to delivering notice of redemption as provided below, we will file with our corporate records a certificate signed by one of our officers affirming our compliance with the redemption provisions under the Companies Act 1981 of Bermuda (the “Companies Act”) relating to the Series G Preferred Shares, and stating that there are reasonable grounds for believing that we are, and after the redemption will be, able to pay our liabilities as they become due and that the redemption will not cause us to breach any provision of applicable Bermuda law or regulation. We will mail a copy of this certificate with the notice of any redemption.

If the Series G Preferred Shares are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series G Preferred Shares to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series G Preferred Shares are held in book-entry form through The Depository Trust Company, or “DTC,” we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
•    the redemption date;
•    the number of Series G Preferred Shares to be redeemed and, if less than all the Series G Preferred Shares held by such holder are to be redeemed, the number of such Series G Preferred Shares to be redeemed from such holder;
•    the redemption price; and
•    that the shares should be delivered via book entry transfer or the place or places where holders may surrender certificates evidencing the Series G Preferred Shares for payment of the redemption price.
If notice of redemption of any Series G Preferred Shares has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series G Preferred Shares so called for redemption, then, from and after the redemption date, no further dividends will be declared on such Series G Preferred Shares, such Series G Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such Series G Preferred Shares will terminate, except the right to receive the redemption price, without interest.
In case of any redemption of only part of the Series G Preferred Shares at the time issued and outstanding, the Series G Preferred Shares to be redeemed shall be selected either pro rata or in such other manner as we may reasonably determine to be fair and equitable.
If the Series G Preferred Shares are redeemed, in whole or in part, a corresponding number of Depositary Shares will be redeemed with the proceeds received by the depositary from the redemption of the Series G Preferred Shares held by the depositary. The redemption price per Depositary Share will be equal to 1/1,000th of the redemption price per Series G Preferred Share.
Our ability to redeem the Series G Preferred Shares will be limited by the terms of our agreements governing our indebtedness and by the provisions of other agreements that we may enter into.
Under Bermuda law, we may not redeem our preference shares (including the Series G Preferred Shares) at any time if we have reasonable grounds for believing that we are, or after the redemption would be, unable to pay our liabilities as they become due or we are or, after such redemption, would be in breach of applicable individual or group solvency and liquidity requirements or applicable individual or group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time to be issued or imposed by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act 1978 or any successor legislation or then-applicable law. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of our assets would thereby be less than the aggregate of our liabilities.
Preference shares (including the Series G Preferred Shares) may not be redeemed except out of the capital paid up thereon or out of our funds that would otherwise be available for dividends or distributions or out of the proceeds of a new issue of shares made for the purpose of the redemption. The premium, if any, payable on redemption must be provided for out of our funds that would otherwise be available for dividends or distributions or out of our share premium account before the preference shares are redeemed. Preference shares also may not be redeemed if as a result of the redemption, our issued share capital would be reduced below the minimum capital specified in the memorandum of association of Arch Capital.
Variation or Exchange
At any time following a tax event or a capital disqualification event, we may, without the consent of any holders of the Series G Preferred Shares, vary the terms of the Series G Preferred Shares or exchange the Series G Preferred Shares for new securities, which (i) in the case of a tax event, would eliminate the substantial probability that we or any successor corporation would be required to pay any additional amounts with respect to the Series G Preferred Shares as a result of a change in tax law or (ii) in the case of a capital disqualification event, would cause the Series G Preferred Shares to become securities that qualify as Tier 2 capital (where capital is subdivided into tiers) or its equivalent under then-applicable capital adequacy regulations imposed upon us by the BMA or any successor agency or then-applicable regulatory authority, including under the BMA’s enhanced capital requirements, for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or levels of Arch Capital or any member thereof. In either case, the terms of the varied securities or new securities considered in the aggregate cannot be less favorable, including from a financial perspective, to holders than the terms of the Series G Preferred Shares prior to being varied or exchanged (as reasonably determined by the Company); provided that no such variation of terms or securities received in exchange shall change the specified denominations, or any payment of dividend on, the redemption dates (other than any extension of the period during which a redemption may not be exercised by the Company) or currency of, the Series G Preferred Shares, reduce the liquidation preference thereof or the dividend payable thereon, lower the ranking of the securities or change the foregoing list of items that may not be so amended as part of such variation or exchange. Further, no such variation of terms or securities received in exchange shall impair the right of a holder of the securities to institute suit for the payment of any amounts due (as provided under the certificate of designations), but unpaid with respect to such holder’s securities.
Prior to any variation or exchange, we will be required to receive an opinion of independent legal advisers of recognized standing to the effect that holders and beneficial owners (including holders and beneficial owners of Depositary Shares) of the Series G Preferred Shares (including as holders and beneficial owners of the varied or exchanged securities) will not recognize income, gain or loss for United States federal income tax purposes as a result of such variation or exchange and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such variation or exchange not occurred.
Any variation or exchange of the Series G Preferred Shares described above will be made after notice is given to the holders of the Series G Preferred Shares not less than 30 nor more than 60 days prior to the date fixed for variation or exchange, as applicable.
Voting Rights
Except as provided below, the holders of the Series G Preferred Shares will have no voting rights.
Whenever dividends on any Series G Preferred Shares shall have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment event”), the holders of the Series G Preferred Shares, voting together as a single class with holders of any and all other series of voting preferred shares (as defined below) then issued and outstanding, will be entitled to vote for the election of a total of two additional members of the board of directors of Arch Capital (the “preferred shares directors”); provided that the election of any such directors shall not cause us to violate the corporate governance requirement of any exchange on which our securities may be listed or quoted that listed or quoted companies must have a majority of independent directors. On the date of this prospectus supplement, $450.0 million aggregate liquidation preference of our Series E Non-Cumulative Preferred Shares (all or a portion of which we intend to redeem in September 2021 using the net proceeds of this offering, see “Use of Proceeds”) and $330.0 million aggregate liquidation preference of our Series F Non-Cumulative Preferred Shares are issued and outstanding and comprise the only classes of the Company’s shares that would be considered “voting preferred shares” under the Certificate of Designations creating the Series G Preferred Shares.
In such case, we will use our best efforts to increase the number of directors constituting the board of directors to the extent necessary to effectuate such right. Each preference share director will be added to an already existing class of directors.
Whenever such special voting power of such holders of the Series G Preferred Shares has vested, such right may be exercised initially either at a special general meeting of the holders of Series G Preferred Shares called for the purpose of such election of directors, or at any annual general meeting of shareholders, and thereafter at the annual general meetings of shareholders.
At any time when such special voting power has vested in the holders of any of the Series G Preferred Shares as described above, the chairman, president or chief executive officer of Arch Capital will, upon the written request of the holders of record of at least 20% of the Series G Preferred Shares then issued and outstanding addressed to the secretary of Arch Capital, call a special general meeting of the holders of the Series G Preferred Shares for the purpose of electing directors. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to our bye-

laws (or if there be no designation, at our principal office in Bermuda). If such meeting shall not be called by our chairman, president or chief executive officer within 20 days after Arch Capital’s secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to Arch Capital’s secretary at our registered office, then the holders of record of at least 20% of the Series G Preferred Shares then issued and outstanding may designate in writing one such holder to call such meeting at Arch Capital’s expense, and such meeting may be called by such holder so designated upon the notice required for annual general meetings of shareholders and will be held in Bermuda, unless Arch Capital otherwise designates. Any holder of the Series G Preferred Shares so designated will have access to our register of members for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such special general meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of shareholders.
There is no quorum requirement for a meeting to elect any director by the holders of voting preferred shares pursuant to these provisions.
The directors so elected by the holders of the Series G Preferred Shares and any other series of voting preferred shares will continue in office (1) until their successors, if any, are elected by such holders at the next annual general meeting or (2) until they are removed by the holders of record of a majority of the aggregate voting power of Series G Preferred Shares and voting preferred shares then issued and outstanding (voting together as a single class), as further described below, or (3) unless required by applicable law to continue in office for a longer period, in each case, until termination of the right of such holders to vote as a class for preferred shares directors, if earlier. If and to the extent permitted by applicable law, immediately upon any termination of the right of the holders of the Series G Preferred Shares to vote as a class for preferred shares directors as provided herein, the terms of office of the directors then in office so elected by the holders of the Series G Preferred Shares and any other series of voting preferred shares will terminate.
As used in this prospectus supplement, “voting preferred shares” means any other class or series of our preferred shares ranking equally with the Series G Preferred Shares as to dividends and the distribution of assets upon liquidation, dissolution or winding-up of Arch Capital and upon which like voting rights have been conferred and are exercisable.
If and when dividends for at least four dividend periods, whether or not consecutive, following a nonpayment event have been paid in full (or declared and a sum sufficient for such payment shall have been set aside), the holders of the Series G Preferred Shares shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment event) and, if such voting rights for all other holders of voting preferred shares have terminated, the term of office of each preferred shares director so elected shall terminate and the number of directors on the board of directors of Arch Capital shall automatically decrease by two. In determining whether dividends have been paid for four dividend periods following a nonpayment event, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend payment date for that period has passed.
Any preferred shares director may be removed at any time without cause by the holders of record of a majority of the aggregate voting power, as determined under our bye-laws, of Series G Preferred Shares and any other shares of voting preferred shares then issued and outstanding (voting together as a single class) when they have the voting rights described above. So long as a nonpayment event shall continue, any vacancy in the office of a preferred shares director (other than prior to the initial election after a nonpayment event) may be filled by the written consent of the preferred shares director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the issued and outstanding Series G Preferred Shares and any other shares of voting preferred shares then issued and outstanding (voting together as a single class) when they have the voting rights described above. Any vote of shareholders to remove, or to fill a vacancy in the office of, a preferred shares director may be taken only at a special general meeting of such shareholders, called as provided above for an initial election of preferred shares director after a nonpayment event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders of Arch Capital, in which event such election shall be held at such next annual or special general meeting of shareholders). The preferred shares directors shall each be entitled to one vote per director on any matter. Each preferred shares director elected at any special general meeting of shareholders or by written consent of the other preferred shares director shall hold office until the next annual meeting of the shareholders of Arch Capital if such office shall not have previously terminated as above provided.
The bye-laws of Arch Capital provide that all or any of the special rights attached to any class of shares (including the Series G Preferred Shares) issued may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of a majority of the voting power represented by the issued shares of that class or with the sanction of a resolution passed by a majority of the voting power represented by the votes cast at a separate general meeting of the holders of the shares of the class in accordance with the Companies Act. The bye-laws also provide that rights conferred upon the holders of the shares of any class (including the Series G Preferred Shares) issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or senior thereto. The Companies Act provides that in certain circumstances, non-voting shares have the right to vote (for example without limitation, converting a limited liability company to unlimited liability company, discontinuance of a company from Bermuda, or conversion of preference shares into redeemable preference shares).
Notwithstanding the foregoing, our bye-laws contain a provision limiting the voting rights of any U.S. person, as defined in the Code, who owns (directly, indirectly or constructively under the Code) shares with more than 9.9% of the total voting power of all shares entitled to vote generally at an election of directors to 9.9% of such voting power. See “Certain Income Tax Considerations—Taxation of Shareholders—Controlled Foreign Corporation Rules.”
Without the consent of the holders of the Series G Preferred Shares, so long as such action does not affect the special rights, preferences, privileges and voting powers of the Series G Preferred Shares, taken as a whole, we may amend, alter, supplement or repeal any terms of the Series G Preferred Shares:
•    to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations for the Series G Preferred Shares that may be defective or inconsistent; or
•    to make any provision with respect to matters or questions arising with respect to the Series G Preferred Shares that is not inconsistent with the provisions of the Certificate of Designations.
The foregoing voting provisions will not apply with respect to the Series G Preferred Shares if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all issued and outstanding Series G Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Series G Preferred Shares to effect such redemption.
On any item on which the holders of the Series G Preferred Shares are entitled to vote, such holders will be entitled to one vote for each Series G Preferred Share held. As described under “Description of the Depositary—Voting Rights” in this prospectus supplement, because each Depositary Share represents a 1/1,000th interest in a Series G Preferred Share, holders of depositary receipts will be entitled to 1/1,000th of a vote per share of the Series G Preferred Shares under those limited circumstances in which holders of the Series G Preferred Shares are entitled to vote. Holders of the Depositary Shares must act through the depositary to exercise any voting rights in respect of the Series G Preferred Shares.
On any item on which the holders of the our Series E Non-Cumulative Preferred Shares and Series F Non-Cumulative Preferred Shares are entitled to vote, such holders will be entitled to one vote for each preference share held. The holders of our Series E Non-Cumulative Preferred Shares and Series F Non-Cumulative Preferred Shares have similar voting rights to those described above.
Conversion
Holders will not have the right to convert Series G Preferred Shares into, or exchange Series G Preferred Shares for, any other securities or property of Arch Capital.
Listing of the Series G Preferred Shares
We do not intend to list the Series G Preferred Shares on any exchange or expect that there will be any separate public trading market for the Series G Preferred Shares except as represented by the Depositary Shares. We have applied to list the Depositary Shares on NASDAQ under the symbol “ACGLN.”

DESCRIPTION OF THE DEPOSITARY SHARES
The following summary of the terms and provisions of the Depositary Shares does not purport to be complete and is qualified in its entirety by reference to the terms and provisions of the Deposit Agreement (as defined below), which will be included as an exhibit to documents that we file with the SEC, the form of depositary receipts, which contain the terms and provisions of the Depositary Shares and which will be included as an exhibit to documents that we file with the SEC, the pertinent sections of the amended and restated bye-laws and the pertinent sections of the Certificate of Designations. The more general terms of the depositary shares described in the accompanying prospectus are inapplicable to the Depositary Shares and you should rely on the information in this prospectus supplement. As used in this section, “we,” “us,” “our,” “the Company” and “Arch Capital” mean Arch Capital Group Ltd. and do not include its subsidiaries.
General
Each Depositary Share represents a 1/1,000th interest in a Series G Preferred Share and will be evidenced by a depositary receipt. We will deposit the underlying Series G Preferred Shares with the depositary pursuant to a deposit agreement among us, American Stock Transfer & Trust Company, acting as depositary, and the holders from time to time of the depositary receipts (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of Series G Preferred Shares evidenced by that depositary receipt, to all the rights and preferences of Series G Preferred Shares represented by those Depositary Shares (including any dividend, liquidation, redemption and voting rights). If the Series G Preferred Shares are exchanged for new securities pursuant to the provisions described under “Description of the Series G Preferred Shares—Variation or Exchange,” each Depositary Share will represent the same percentage interest in such new security, and will be evidenced by a depositary receipt.
The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement. Immediately following the issuance and delivery of the Series G Preferred Shares by us to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts and related Depositary Shares. Copies of the Deposit Agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the Deposit Agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Deposit Agreement and related depositary receipts.
Dividends and Other Distributions
Any dividend or other distribution (including upon our voluntary or involuntary liquidation, dissolution or winding-up) paid in respect of a Depositary Share will be in an amount equal to 1/1,000th of the dividend declared or distribution payable, as the case may be, on the underlying share of the Series G Preferred Shares. The depositary will distribute all cash dividends and other cash distributions received on the Series G Preferred Shares to the holders of record of the Depositary Shares in proportion to the number of Depositary Shares held by each holder on the relevant record date. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the Depositary Shares in proportion to the number of Depositary Shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the Depositary Shares.
Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series G Preferred Shares.
Subject to any obligation to pay additional amounts as described in “Description of the Series G Preferred Shares—Payment of Additional Amounts” in this prospectus supplement, the amount paid as dividends or otherwise distributable by the depositary with respect to the Depositary Shares or the underlying Series G Preferred Shares will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any Depositary Shares or the Series G Preferred Shares until such taxes or other governmental charges are paid.

Withdrawal of Series G Preferred Shares
Unless the related Depositary Shares have been previously called for redemption, a holder of Depositary Shares may surrender his or her depositary receipts at the corporate trust office of the depositary, pay any taxes, charges and fees provided for in the Deposit Agreement and comply with any other requirements of the Deposit Agreement for the number of whole shares of Series G Preferred Shares and any money or other property represented by such holder’s depositary receipts. A holder of Depositary Shares who exchanges shares of Series G Preferred Shares will be entitled to receive whole shares of Series G Preferred Shares on the basis set forth herein; partial shares of Series G Preferred Shares will not be issued.
However, holders of whole shares of Series G Preferred Shares will not be entitled to deposit those shares under the Deposit Agreement or to receive Depositary Shares for those shares after the withdrawal. If the Depositary Shares surrendered by the holder in connection with the withdrawal exceed the number of Depositary Shares that represent the number of whole shares of Series G Preferred Shares to be withdrawn, the depositary will deliver to the holder at the same time new Depositary Shares evidencing the excess number of Depositary Shares.
Redemption
If the Series G Preferred Shares underlying the Depositary Shares are redeemed, in whole or in part, a corresponding number of Depositary Shares will be redeemed with the proceeds received by the depositary from the redemption of the Series G Preferred Shares held by the depositary. The redemption price per Depositary Share will be equal to 1/1,000th of the redemption price per Series G Preferred Share.
Whenever we redeem Series G Preferred Shares held by the depositary, the depositary will redeem, as of the same redemption date, the number of Depositary Shares so redeemed. If fewer than all of the issued and outstanding Depositary Shares are redeemed, the depositary will select the Depositary Shares to be redeemed pro rata or by lot or by any other equitable method as may be determined by the depositary or as may be required by the principal national stock exchange on which the Depositary Shares are listed. The depositary will mail (or otherwise transmit by an authorized method) notice of redemption to holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series G Preferred Shares and the related Depositary Shares.
Voting Rights
Because each Depositary Share represents a 1/1,000th interest in a Series G Preferred Share, holders of depositary receipts will be entitled to 1/1,000th of a vote per share of the Series G Preferred Shares under those limited circumstances in which holders of the Series G Preferred Shares are entitled to vote. Holders of the Depositary Shares must act through the depositary to exercise any voting rights in respect of the Series G Preferred Shares. Although each Depositary Share is entitled to 1/1,000th of a vote, the depositary can vote only whole shares of Series G Preferred Shares. Holders of the Depositary Shares will not have any voting rights, except for the limited voting rights described under “Description of the Series G Preferred Shares—Voting Rights” in this prospectus supplement.
When the depositary receives notice of any meeting at which the holders of the Series G Preferred Shares are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the Depositary Shares relating to the Series G Preferred Shares. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series G Preferred Shares, may instruct the depositary to vote the number of the Series G Preferred Shares votes represented by the holder’s Depositary Shares. To the extent possible, the depositary will vote the number of the Series G Preferred Shares votes represented by Depositary Shares in accordance with the instructions it receives.
We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. The depositary will refrain from voting the Series G Preferred Shares to the extent it does not receive specific instructions from the holders of any Depositary Shares representing such Series G Preferred Shares.
Conversion
Holders of depositary receipts will not have the right to convert Depositary Shares into, or exchange Depositary Shares for, any other securities or property of Arch Capital.

Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless the amendment has been approved by the record holders of at least the amount of the Depositary Shares then issued and outstanding necessary to approve any amendment that would materially and adversely affect the rights of the holders of the Series G Preferred Shares. Either we or the depositary may terminate the Deposit Agreement if there has been a final distribution in respect of the Series G Preferred Shares in connection with our liquidation, dissolution or winding up.
Charges of Depositary
We will pay all transfer and other taxes, assessments, and governmental charges arising solely from the existence of the depositary arrangements. We will pay the fees of the depositary in connection with the initial deposit of the Series G Preferred Shares. Holders of depositary receipts will pay transfer and other taxes, assessments, and governmental charges and any other charges as are expressly provided in the Deposit Agreement to be for their accounts. The depositary may refuse to effect any transfer of a depositary receipt or any withdrawals of Series G Preferred Shares evidenced by a depositary receipt until all taxes, assessments, and governmental charges with respect to the depositary receipt or Series G Preferred Shares are paid by their holders.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
The depositary will forward to the holders of Depositary Shares all of our reports and communications which are delivered to the depositary and which we are required to furnish to the holders of our Series G Preferred Shares.
Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the Deposit Agreement. All of our obligations as well as the depositary’s obligations under the Deposit Agreement are limited to performance in good faith of our respective duties set forth in the Deposit Agreement, and neither of us will be obligated to prosecute or defend any legal proceeding relating to any Depositary Shares or Series G Preferred Shares unless provided with satisfactory indemnity. We, and the depositary, may rely upon written advice of counsel or accountants, or information provided by persons presenting Series G Preferred Shares for deposit, holders of Depositary Shares, or other persons believed to be competent and on documents believed to be genuine.
Listing of the Depositary Shares
We have applied to list the Depositary Shares on NASDAQ under the symbol “ACGLN.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the Depositary Shares. We do not expect that there will be any separate public trading market for the Series G Preferred Shares except as represented by the Depositary Shares.
Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent
American Stock Transfer & Trust Company will be the transfer agent, registrar, dividend disbursing agent and redemption agent for the Depositary Shares.
Book-Entry; Delivery and Form
The Depositary Shares will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that we will not issue certificates to you for the Depositary Shares except in limited circumstances. The global securities will be issued to DTC, the depository for the Depositary Shares, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Depositary Shares. Each participant will then keep a record of its clients. Unless exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global securities will be shown on, and transfers of the global securities will be made only through, records maintained by DTC and its participants.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Neither we nor the underwriters take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.
DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.
DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc.
When you purchase Depositary Shares through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the Depositary Shares on DTC’s records. You are the beneficial owner and your ownership interest will be recorded only in the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of the Depositary Shares. DTC’s records only show the identity of the direct participants and the amount of the Depositary Shares held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.
We will wire dividend payments to DTC’s nominee and we will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global securities to you or any other beneficial owners in the global securities.
Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.
It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the Series G Preferred Shares held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.
Depositary Shares represented by global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:
•    DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or
•    we determine not to require all of the Depositary Shares to be represented by global securities.
If the book-entry-only system is discontinued, the transfer agent will keep the registration books for the Depositary Shares at its corporate office.

CERTAIN INCOME TAX CONSIDERATIONS
The following summary of the taxation of Arch Capital and the taxation of our shareholders is based upon current law and is for general information only. Legislative, judicial or administrative changes may be forthcoming that could affect this summary, including legislative changes currently pending in the U.S. Congress.
The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of certain tax considerations (a) under “—Taxation of Arch Capital—Bermuda” is based upon the advice of Conyers Dill & Pearman Limited, Hamilton, Bermuda and (b) under “—Taxation of Arch Capital—United States” and “—Taxation of Shareholders,” is based upon the advice of Cahill Gordon & Reindel LLP, New York, New York (the advice of such firms does not include accounting matters, determinations or conclusions relating to the business or activities of Arch Capital). The summary is based upon current law and is for general information only. The tax treatment of a holder of our Series G Preferred Shares, or of a person treated as a holder of our Series G Preferred Shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder’s particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to us or to holders of our Series G Preferred Shares.
Taxation of Arch Capital
Bermuda
At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by Arch Capital or by our shareholders in respect of our shares. Arch Capital has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda. We pay annual Bermuda government fees, and our Bermuda insurance and reinsurance subsidiary pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and other sundry other taxes payable, directly or indirectly, to the Bermuda government.
United States
Arch Capital and its non-U.S. subsidiaries (other than its Lloyd’s syndicate) intend to conduct their operations in a manner that will not cause them to be treated as engaged in a trade or business in the United States and, therefore, will not require them to pay U.S. federal income taxes (other than U.S. excise taxes on insurance and reinsurance premium and withholding taxes on dividends and certain other U.S. source investment income). However, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Code, or regulations or court decisions, there can be no assurance that the IRS will not contend successfully that Arch Capital or its non-U.S. subsidiaries are or have been engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. income tax, as well as the branch profits tax, on its income, which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provisions of a tax treaty. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that deductions and credits generally are not permitted unless the foreign corporation has timely filed a U.S. federal income tax return in accordance with applicable regulations. Penalties may be assessed for failure to file tax returns. The 30% branch profits tax is imposed on net income after subtracting the regular corporate tax and making certain other adjustments.
Under the tax convention between Bermuda and the United States (the “Treaty”), Arch Capital’s Bermuda insurance subsidiaries will be subject to U.S. income tax on any insurance premium income found to be effectively connected with a U.S. trade or business only if that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Treaty have been issued. While there can be no assurances, Arch Capital does not believe that any of its Bermuda insurance subsidiaries has a permanent establishment in the United States. Such subsidiaries would not be entitled to the benefits of the Treaty if (i) 50% or less of Arch Capital’s shares were beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents, or (ii) any such subsidiary’s income were used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. While there can be no assurances, Arch Capital believes that its Bermuda insurance subsidiaries are eligible for Treaty benefits.
Non-U.S. insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If any of Arch Capital’s non-U.S. insurance subsidiaries is considered to be engaged in the conduct of an insurance business in the United States, a significant portion of such company’s investment income could be subject to U.S. income tax.
Non-U.S. corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax on certain “fixed or determinable annual or periodic gains, profits and income” derived from sources within the United States as enumerated in Section 881(a) of the Code (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties.
The United States also imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks located in the United States. The rates of tax, unless reduced by an applicable U.S. tax treaty, are four percent for non-life insurance premiums and one percent for life insurance and all reinsurance premiums.
As described above under “Risk Factors—Risks Relating To Taxation,” certain U.S. federal income tax provisions could materially increase the U.S. federal income tax liabilities of our U.S. subsidiaries. For example, a 10% minimum base erosion and anti-abuse tax (increased to 12.5% for the 2026 taxable year and the subsequent taxable years) may be imposed on the “modified taxable income” of a U.S. corporation (or a non-U.S. corporation engaged in a U.S. trade or business) over such corporation’s regular U.S. federal income tax, reduced by certain tax credits. The “modified taxable income” of a U.S. corporation is determined without deduction for certain payments by such U.S. corporation to its non-U.S. affiliates (including reinsurance premiums). Other provisions defer or disallow a U.S. corporation’s deduction of interest expense to the extent such interest expense exceeds a specified percentage of such U.S. corporation’s “adjusted taxable income” and adjust the manner in which a U.S. property and casualty insurance company computes its loss reserve.
United Kingdom
Our European subsidiaries, Arch Insurance Company Europe and Arch Capital U.K. Ltd. (“Arch-U.K.”), are companies incorporated in the U.K. and are therefore resident in the U.K. for U.K. corporation tax purposes and will be subject to U.K. corporate tax in their respective worldwide profits. The current rate of U.K. corporation tax is generally 30% on profits.
Taxation of Shareholders
The following summary sets forth certain United States federal income tax considerations related to the purchase, ownership and disposition of our Series G Preferred Shares. Unless otherwise stated, this summary deals only with shareholders (“U.S. Holders”) that are United States Persons (as defined below) who hold their Series G Preferred Shares as capital assets and as beneficial owners. The following discussion is only a general summary of the United States federal income tax matters described herein and does not purport to address all of the United States federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. In addition, the following summary does not describe the United States federal income tax consequences that may be relevant to certain types of shareholders, such as banks, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers in securities or traders that adopt a mark-to-market method of tax accounting, partnerships or other pass-through entities (or investors therein), U.S. Holders (as defined below) that hold their Series G Preferred Shares through a non-U.S. broker or other non-U.S. intermediary, tax-exempt entities (except to the limited extent addressed below under “—Tax-Exempt Shareholders”), persons owning (directly, indirectly or constructively) 10% or more of the total combined voting power or total value of the issued and outstanding shares of Arch Capital, expatriates or persons who hold the Series G Preferred Shares as part of a hedging or conversion transaction or as part of a straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date of this prospectus supplement and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the alternative minimum tax or the tax laws of any state or local governments within the United States, or of any foreign government, that may be applicable to the Series G Preferred Shares or the shareholders. Persons considering making an investment in the Series G Preferred Shares should consult their own tax advisors concerning the application of the United

States federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.
If a partnership holds our Series G Preferred Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering making an investment in Series G Preferred Shares, you should consult your tax advisor.
Owners of the Depositary Shares will be treated as beneficial owners of the underlying Series G Preferred Shares for U.S. federal income tax purposes.
For purposes of this discussion, the term “United States Person” means a beneficial owner of Series G Preferred Shares that, for U.S. federal income tax purposes is:
•    an individual who is a citizen or resident of the United States,
•    a corporation or entity treated as a corporation created or organized in or under the laws of the United States, any State or the District of Columbia,
•    an estate the income of which is subject to United States federal income taxation regardless of its source, or
•    a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions
Subject to the discussions below relating to the potential application of the CFC, RPII and PFIC rules, as defined below, cash distributions, if any, made with respect to our Series G Preferred Shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as computed using U.S. tax principles). If a U.S. Holder of our Series G Preferred Shares is an individual or other non-corporate holder, dividends paid, if any, to that holder that constitute qualified dividend income will be taxable at the rate applicable for long-term capital gains (generally up to 20% currently); provided that such person meets a holding period requirement. Generally in order to meet the holding period requirement, the U.S. Holder must hold the Series G Preferred Shares for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date. Dividends paid, if any, with respect to Series G Preferred Shares generally will be qualified dividend income; provided the Series G Preferred Shares are readily tradable on an established securities market in the United States in the year in which the shareholder receives the dividend (which will be the case for shares that are listed on NASDAQ) and Arch Capital is not considered to be a passive foreign investment company or “PFIC” in either the year of the distribution or the preceding taxable year. No assurance can be given that the Series G Preferred Shares will be so listed or otherwise be considered readily tradable on an established securities market in the United States. There is a risk that dividends, if any, paid prior to the listing of the Series G Preferred Shares on NASDAQ may not constitute qualified dividend income. Any dividends paid with respect to our Series G Preferred Shares will be treated as foreign source for U.S. federal foreign tax credit purposes.
A U.S. Holder that is treated as a domestic corporation for U.S. federal income tax and that is a 10% U.S. Shareholder (defined below) may deduct the foreign-source portion of any dividends received from a foreign corporation provided that: (a) the foreign corporation is not a PFIC with respect to that shareholder and (b) the corporate shareholder satisfies a holding period requirement. Distributions with respect to the Series G Preferred Shares will not otherwise be eligible for the dividends-received deduction allowed to U.S. corporations under the Code. To the extent distributions on our Series G Preferred Shares exceed our earnings and profits (as computed using U.S. tax principles), they will be treated first as a return of the U.S. Holder’s basis in our Series G Preferred Shares to the extent thereof (determined separately for each share), and then as gain from the sale of a capital asset.
Sale, Exchange or Other Disposition (Other Than a Redemption)
Subject to the discussions below relating to the potential application of the CFC, RPII and PFIC rules and relating to redemption, U.S. Holders of Series G Preferred Shares generally will recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or disposition of Series G Preferred Shares, as applicable, in an amount equal to the difference, if any, between the amount realized upon such sale or exchange and such U.S. Holder’s tax basis in its Series G Preferred Shares. Preferential tax rates currently apply to long-term capital gains of individuals and other non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations. Any gain or loss will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes, and any gain will generally constitute “passive income” for these purposes.
Redemption of Series G Preferred Shares
A redemption of the Series G Preferred Shares will be treated under section 302 of the Code as a dividend if we have sufficient earnings and profits, unless the redemption satisfies one of the tests set forth in section 302(b) of the Code enabling the redemption to be treated as a sale or exchange, subject to the discussion herein relating to the potential application of the CFC, RPII and PFIC rules (each as described below). Under the relevant Code section 302(b) tests, the redemption should be treated as a sale or exchange only if it (1) is substantially disproportionate, (2) constitutes a complete termination of the holder’s share interest in us or (3) is “not essentially equivalent to a dividend.” In determining whether any of these tests are met, shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. It may be more difficult for a U.S. Holder who owns, actually or constructively by operation of the attribution rules, any of our other shares to satisfy any of the above requirements. The determination as to whether any of the alternative tests of section 302(b) of the Code is satisfied with respect to a particular holder of the preference shares depends on the facts and circumstances as of the time the determination is made.
Medicare Contribution Tax
A U.S. Holder that is an individual, estate or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individual will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its dividend income and its net gains from the disposition of Series G Preferred Shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).
Controlled Foreign Corporation Rules
We will be considered a controlled foreign corporation (“CFC”) if, on any day of our taxable year, 10% U.S. Shareholders (as defined below) own (directly, indirectly through foreign entities or by attribution by application of certain constructive ownership rules) more than 50% of the total combined voting power of all classes of our voting shares, or more than 50% of the total value of all our shares. Subject to the discussion of RPII below, for purposes of taking into account insurance income, any of our non-U.S. insurance subsidiaries will be a CFC if more than 25% of the total combined voting power of all classes of our voting shares or more than 25% of the total value of all our shares is owned by 10% U.S. Shareholders. Depending upon the ownership of these investors and as a result of certain attribution rules, we and our foreign subsidiaries could be controlled foreign corporations (“CFCs”). That status as a CFC does not cause us or any of our subsidiaries to be subject to U.S. federal income tax. Such status also has no adverse U.S. federal income tax consequences for any U.S. Holder that is considered to own less than 10% of the total combined voting power and total value of our shares or those of our foreign subsidiaries. Only U.S. Holders that are considered to own either 10% or more of the total combined voting power of, or 10% or more of the total value of all of, our shares or those of our foreign subsidiaries (taking into account shares actually owned by such U.S. Holder as well as shares attributed to such U.S. Holder under the Code or the regulations thereunder) (a “10% U.S. Shareholder”) is affected by our status as a CFC. The Series G Preferred Shares generally should not be considered voting shares for purposes of determining whether a United States Person would be a “10% U.S. Shareholder.” The Series G Preferred Shares may, however, become entitled to vote (as a class along with any other class of preferred shares of Arch Capital then issued and outstanding) for the election of two additional members of the board of directors of Arch Capital if Arch Capital does not declare and pay dividends for the equivalent of six or more dividend periods. In such case, the Series G Preferred Shares should be treated as voting shares for as long as such voting rights continue. If we are a CFC, a U.S. Holder that is considered a 10% U.S. Shareholder will be subject to current U.S. federal income taxation (at ordinary income tax rates) to the extent of all or a portion of the undistributed earnings and profits of Arch Capital and our subsidiaries attributable to “subpart F income” (including certain insurance premium income and investment income) and “global intangible low-taxed income” and may be taxable at ordinary income tax rates on any gain realized on a sale or other disposition (including by way of redemption or liquidation) of our shares to the extent of the current and accumulated earnings and profits attributable to such shares.
There can be no assurance that a U.S. Holder will not be treated as a 10% U.S. Shareholder, by attribution or otherwise, under the Code or any applicable regulations thereunder.
Related Person Insurance Income Rules
Any U.S. Holder who owns Arch Capital shares, and hence indirectly owns shares of any of Arch Capital’s insurance company subsidiaries, on the last day of such insurance company’s taxable year, may be required to include in its income for U.S. federal income tax purposes its pro rata share of such insurance company’s related person insurance income (“RPII”) for the taxable year if United States Persons own, directly, indirectly or constructively, 25% or more of the total combined voting power of all classes of the shares, or 25% or more of the total value of the shares, of such insurance company for an uninterrupted period of at least 30 days during the taxable year. In general, RPII means premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of such insurance subsidiary, or any person related to such shareholder. A U.S. Holder who owns shares of an insurance company must include RPII in income only if such company’s RPII equals or exceeds 20% of its gross insurance income in any taxable year (the “de minimis gross RPII threshold”) and at least 20% of the stock of such insurance company (measured by either voting power or value) is owned, directly or indirectly (under complex attribution rules), by (1) persons (including non - United States Persons) who are insured, directly or indirectly, under policies of insurance or reinsurance written by such insurance company or (2) persons related to any such insureds (the “de minimis ownership threshold”). The amount of income included is determined as if such RPII were distributed proportionately to such U.S. Holders on the last day of such taxable year, regardless of whether such income is actually distributed. A U.S. Holder’s pro rata share of an insurance subsidiary’s RPII for any taxable year, however, will not exceed its proportionate share of that subsidiary’s earnings and profits for the year (as determined for U.S. federal income tax purposes).
Generally, we do not expect the gross RPII of any of our non-U.S. subsidiaries to equal or exceed de minimis gross RPII threshold in any taxable year for the foreseeable future. Consequently, we do not expect any U.S. Holder to be required to include in such U.S. Holder’s gross income for U.S. federal income tax purposes any RPII income, but there can be no assurance that this will be the case. If a non-U.S. subsidiary is considered a RPII CFC (as described above) for a taxable year and such non-U.S. subsidiary does not meet the de minimis gross RPII threshold, each U.S. Holder who owns any shares of such non-U.S. subsidiary directly or indirectly on the last day of the taxable year (whether or not a 10% U.S. Shareholder) would likely be required to include its allocable share of such subsidiary’s RPII for the taxable year in gross income (because it is expected that the de minimis ownership threshold will be exceeded).
If the RPII rules were to apply to any of Arch Capital’s insurance subsidiaries, a U.S. Holder’s tax basis in its Series G Preferred Shares would be increased by the amount of any RPII that such U.S. Holder includes in income, the U.S. Holder could exclude from income the amount of any distribution by Arch Capital to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year (which excluded amount would be applied to reduce the U.S. Holder’s tax basis in the Series G Preferred Shares), and each U.S. Holder on the last day of its taxable year would be required to attach a IRS Form 5471 to such person’s income tax or information return. Failure to file IRS Form 5471 may result in penalties.
There is a lack of definitive guidance interpreting the RPII provisions. Treasury regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made to the proposed Treasury regulations. Accordingly, the meaning of the RPII provisions and their application to Arch Capital and its subsidiaries is uncertain. In addition, there can be no assurance that the IRS will not challenge any determinations by Arch Capital or any of its subsidiaries as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination.
Section 953(c)(7) of the Code generally provides that Section 1248 of the Code (which generally would require a U.S. Holder that owns or is considered to own 10% or more of the total combined voting power of all of our shares or those of our foreign subsidiaries at any time during the five-year period ending on the date of disposition when the corporation was a CFC (a “10% Voting Shareholder”) to treat certain gains attributable to the sale, exchange or disposition of Series G Preferred Shares as a dividend) will apply to the sale or exchange by a U.S. shareholder of shares in a foreign corporation that is characterized as a CFC under the RPII rules if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the U.S. shareholder is a 10% U.S. Voting Shareholder or whether the corporation qualifies for either the RPII 20% ownership exception or the RPII 20% gross income exception. Although existing Treasury regulations do not address the question, proposed Treasury regulations issued in April 1991 create some ambiguity as to whether Section 1248 and the requirement to file Form 5471 would apply when the foreign corporation in question is not an insurance company but has a foreign insurance subsidiary that is a CFC for RPII purposes and that would be taxed as an insurance company if it were a domestic corporation. We believe that Section 1248 and the requirement to file Form 5471 will not apply to a less than 10% U.S. Voting Shareholder because Arch Capital is not directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed Treasury regulations in this manner or that Treasury will not take the position that Section 1248 and the requirement to file Form 5471 will apply to dispositions of our Series G Preferred Shares.
If the IRS or Treasury were to make Section 1248 and the Form 5471 filing requirement applicable to the sale of our Series G Preferred Shares, we would notify shareholders that Section 1248 of the Code and the requirement to file Form 5471 will apply to dispositions of our Series G Preferred Shares. Thereafter, we would send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that Section 1248 and the requirement to file Form 5471 apply to dispositions of our Series G Preferred Shares by U.S. Holders. We would attach to this notice a copy of Form 5471 completed with all our information and instructions for completing the shareholder information.
A U.S. Holder’s adjusted tax basis in its Series G Preferred Shares will be increased by the amount of any subpart F income that such U.S. Holder includes in income under either the RPII or non-RPII CFC rules. Similarly, a U.S. Holder’s adjusted tax basis in its shares will be reduced by the amount of distributions of subpart F income that are excluded from income as previously taxed income.
Passive Foreign Investment Companies Rules
Sections 1291 through 1298 of the Code contain special rules applicable with respect to foreign corporations that are “passive foreign investment companies” (“PFICs”). In general, a foreign corporation will be a PFIC if 75% or more of its gross income constitutes “passive income” or 50% or more of its assets produce (or are held for the production of) passive income. If we were to be characterized as a PFIC at any time during the holding period of a U.S. Holder’s Series G Preferred Shares, such U.S. Holder generally would be taxable at ordinary income tax rates and subject to a penalty tax at the time of any sale or other disposition at a gain of (or receipt of an “excess distribution” with respect to) such U.S. Holder’s Series G Preferred Shares. In addition, as noted above, a dividend paid by a corporation that is a PFIC with respect to the taxable year in which such dividend is paid or the preceding taxable year is not eligible for the reduced rate of tax on qualified dividend income. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to Series G Preferred Shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale or other disposition) with respect to the shares was taxable in equal portions throughout the holder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. A U.S. shareholder may avoid some of the adverse tax consequences of owning shares in a PFIC by making a qualified electing fund (“QEF”) election or “mark-to-market” election. A QEF election is revocable only with the consent of the IRS and has the following consequences to a shareholder:
•    For any year in which Arch Capital is not a PFIC, no income tax consequences would result.
•    For any year in which Arch Capital is a PFIC, the shareholder would include in its taxable income a proportionate share of the net ordinary income and net capital gains of Arch Capital and certain of its non-U.S. subsidiaries.
If a QEF election is not made with respect to the first taxable year of a U.S. Holder’s holding period, the beneficial effect of the QEF election may be significantly diminished.
The PFIC statutory provisions contain an express exception for income “derived in the active conduct of an insurance business by a qualifying insurance corporation....” Generally a qualifying insurance company is a non-U.S. insurance company that would be taxable as an insurance company if it were a U.S. corporation and maintains applicable insurance liabilities of more than 25% of such company’s assets as shown on the company’s applicable financial statement for a taxable year (or, alternatively, maintains applicable insurance liabilities that at least equal or exceed 10% of its assets as shown on the company’s applicable financial statement for a taxable year, is predominantly engaged in an insurance business and it satisfies a facts and circumstances test that generally requires a showing that the failure to exceed the 25% threshold is due to runoff or rating agency circumstances). This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. The PFIC statutory provisions contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it “received directly its proportionate share of the income” and as if it “held its proportionate share of the assets” of any other corporation in which it owns at least 25% of the shares.
Recently issued final and proposed Treasury regulations are intended to clarify the application of the foreign insurance company exception to the PFIC rules (collectively the “PFIC insurance regulations”). The PFIC insurance regulations provide guidance on a range of issues relating to PFICs, including the application of certain look-through rule for determining income, the definition of insurance liabilities for purposes of the reserve test, the application of the reserve test and the statutory cap on insurance liabilities and guidance on the runoff-related and rating-related circumstances for purposes of qualifying as a qualified insurance corporation under the alternative test. The proposed PFIC insurance regulations also provide that a non-U.S. insurer will qualify for the insurance company exception only if, among other things, the non-U.S. insurer’s officers and employees carry out substantial managerial and operational activities on a regular and continuous basis with respect to its core function and perform virtually all of the active decision-making functions relevant to underwriting functions as set forth in the regulations. The proposed PFIC insurance regulations also provide that an active conduct percentage test must be satisfied for the insurance company exception to apply, which test compares the expenses for services of officers and employees of the non-U.S. insurer and certain related entities incurred for the production of premium and certain investment income to all such expenses regardless of the service provider.
We believe that we should not be considered a PFIC, and we intend to cause Arch Capital and each of our non-U.S. insurance subsidiaries to operate in such a manner that we should not become a PFIC. However, there is no assurance that Arch Capital or any of our non-U.S. insurance subsidiaries will not become a PFIC in the future. Moreover, as discussed below, certain legislative proposals were introduced in the Congress that would repeal or significantly modify this active insurance company exception.
If, contrary to our expectations, it is determined that we are (or likely to be) treated as a PFIC for any taxable year (including as a result of a legislative change repealing the active insurance company exception), we will provide each U.S. Holder with all necessary information to make a timely QEF election or protective QEF election. Furthermore, Arch Capital or its direct or indirect subsidiaries may make investments in other entities that are treated as PFICs with respect to a U.S. Holder, such as a fund or portfolio investment that is itself classified as a corporation for U.S. federal income tax purposes. If we conclude in any year that Arch Capital is likely to be treated as a PFIC, we intend to use commercially reasonable efforts to cause any such lower-tier PFICs to provide information that is necessary for U.S. Holders to make a separate QEF election with respect to such entity. However, if we do not control any such lower-tier PFIC, we may not be able to cause such entity to provide such information, in which case a QEF election with respect to such entity generally will not be available. Each U.S. Holder who is considering an investment in the Series G Preferred Shares should consult its own tax advisor as to the effects of the rules regarding such election.
Foreign Tax Credits
In the event that U.S. Holders own (actually or constructively) at least 50% of our Series G Preferred Shares, only a portion of the current inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of our shares that is treated as a dividend under Section 1248 of the Code) will be treated as foreign source income for purposes of computing a U.S. Holder’s U.S. foreign tax credit limitation.
Tax-Exempt Shareholders
U.S. Holders that are tax-exempt entities may be required to treat certain Subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income (“UBTI”). Prospective investors that are tax-exempt entities are urged to consult their tax advisors as to the potential impact of the UBTI provisions of the Code. The UBTI provisions may also apply if a U.S. Holder tax-exempt entity incurs any acquisition indebtedness with respect to such entity’s purchase of any Series G Preferred Shares.

Information Reporting and Backup Withholding
Unless a U.S. Holder is an exempt recipient, such as a corporation, payments on Series G Preferred Shares and the proceeds received from the sale or other disposition of Series G Preferred Shares may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if such U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability (and may entitle such holder to a refund); provided that the required information is timely furnished to the IRS.
Under Section 6038D of the Code, certain U.S. Holders may be required to report information relating to an interest in Series G Preferred Shares, subject to certain exceptions (including an exception for Series G Preferred Shares held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisors regarding the potential application of this information reporting requirement to their ownership of Series G Preferred Shares.
With respect to a PFIC, a U.S. Holder that is at the lowest tier in a chain of ownership, and that is a shareholder (including an indirect shareholder) of a PFIC, is generally required to file an annual report on IRS Form 8621 as an attachment to its tax return. In addition, a U.S. person that owns PFIC shares through another U.S. person is required to file the annual report on IRS Form 8621 in certain circumstances. However, a U.S. person that owns an interest in a PFIC through another U.S. person is not required to submit the annual report on IRS Form 8621 if such U.S. person is required to include an amount in income only under the QEF election or mark-to-market rules with respect to PFIC shares held through other U.S. persons and such other U.S. persons file an annual report under Form 8621. Tax-exempt U.S. Holders will not be required to file an annual report on IRS Form 8621 if they are not subject to tax with respect to their interest in the PFIC. Certain U.S. persons who do not make a QEF or mark-to-market election may also be exempt from reporting on IRS Form 8621 for a taxable year if they do not receive excess distributions and they satisfy certain ownership thresholds.
FATCA Withholding
Sections 1471 through 1474 of the Code, known as the Foreign Account Tax Compliance Act (“FATCA”), and the relevant administrative guidance thereunder, impose a withholding tax of 30% on U.S.-source dividends which are received by a foreign financial institution (“FFI”), unless such FFI enters into an agreement with the IRS to obtain certain information as to the identity of the direct and indirect owners of accounts in such institution, and certain owners of the institution’s equity or debt (and, in some cases, to withhold on amounts payable to such persons). In addition, a 30% withholding tax may be imposed on U.S.-source dividends which are received by certain non-financial foreign entities which do not (i) certify to each respective withholding agent that they have no “substantial U.S. owners” (i.e., a U.S. 10% direct or indirect shareholder), or (ii) provide such withholding agent with the certain information as to the identity of such substantial U.S. owners. The foregoing rules may apply regardless of whether the FFI or non-financial foreign entity is a beneficial owner or an intermediary.
Although dividends with respect to Series G Preferred Shares will generally be treated as foreign source for U.S. federal withholding tax purposes, it is unclear whether, for FATCA purposes, some or all of our dividends may be recharacterized as U.S. source dividends. Treasury regulations addressing this topic have not yet been issued.
The United States has entered into intergovernmental agreements to implement FATCA (“IGAs”) with a number of jurisdictions. Bermuda has signed an IGA with the United States. Different rules than those described above may apply under such an IGA.
Prospective investors are urged to consult their own tax advisors as to the filing and information requirements that may be imposed on them in respect of their ownership of our Series G Preferred Shares.

UNDERWRITING (CONFLICTS OF INTEREST)
Arch Capital has entered into a purchase agreement with BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of Depositary Shares listed opposite their names below.

Underwriter	Number of Depositary Shares
BofA Securities, Inc.	3,600,002
J.P. Morgan Securities LLC	3,600,000
Morgan Stanley & Co. LLC	3,600,000
RBC Capital Markets, LLC	3,600,000
Wells Fargo Securities, LLC	3,600,000
Barclays Capital Inc.	333,333
BMO Capital Markets Corp.	333,333
BNY Mellon Capital Markets, LLC	333,333
Credit Suisse Securities (USA) LLC	333,333
HSBC Securities (USA) Inc.	333,333
Lloyd Securities Inc.	333,333
Total	20,000,000
The underwriters have agreed to purchase all of the Depositary Shares sold under the purchase agreement if any of the Depositary Shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the Depositary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The underwriters have advised us that they propose initially to offer the Depositary Shares to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a selling concession not in excess of $0.50 per Depositary Share sold to retail accounts and $0.30 per Depositary Share sold to institutional accounts. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.45 per Depositary Share to other dealers. After commencement of this offering, the public offering price, concessions and discount may be changed.
The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

	Underwriter Discounts and Commissions
	Retail	Institutional
Per Depositary Share	$0.7875	$0.5000
Total	$7,776,562.50	$5,062,500.00
The expenses of the offering, not including the underwriting discount, are estimated at approximately $1.5 million, and are payable by us. The underwriters have agreed to reimburse us for a portion of these expenses.

No Sales of Similar Securities
We have agreed, with exceptions, not to sell or issue any Series G Preferred Shares or Depositary Shares (or any securities convertible into Series G Preferred Shares or Depositary Shares) for 30 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we have agreed with the underwriters not to directly or indirectly:
•    offer, pledge, sell, contract to sell, sell any option or contract to purchase, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Series G Preferred Shares or any Depositary Shares (or any securities convertible into Series G Preferred Shares or Depositary Shares), or
•    enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Series G Preferred Shares or any Depositary Shares, whether any such swap or transaction is to be settled by delivery of Series G Preferred Shares or Depositary Shares or other securities, in cash or otherwise.
This lockup provision applies to Series G Preferred Shares and Depositary Shares and to securities convertible into or exchangeable or exercisable for Series G Preferred Shares or Depositary Shares.
Listing on NASDAQ
The Depositary Shares are a new issue of securities with no established trading market. We have applied to list the Depositary Shares on NASDAQ under the symbol “ACGLN.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the Depositary Shares. The underwriters have advised us that they presently intend to make a market in the Depositary Shares. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Depositary Shares or that an active public market for the Depositary Shares will develop. If an active public trading market for the Depositary Shares does not develop, the market price and liquidity of the Depositary Shares may be adversely affected. If the Depositary Shares are traded, they may trade at a discount from the initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.
Delivery of Shares
We currently expect to deliver Depositary Shares offered hereby, in book entry form only, through the facilities of The Depository Trust Company against payment on or about the seventh business day following the date of the pricing of the Depositary Shares offered hereby (“T+7”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Depositary Shares on the date of pricing or another day which is more than two business days prior to settlement will be required to specify alternative settlement arrangements to prevent a failed settlement.
Price Stabilization, Short Positions
The underwriters may engage in over-allotment and stabilizing transactions or purchases for the purpose of pegging, fixing or maintaining the price of the Depositary Shares in accordance with Regulation M under the Exchange Act:
•    Over-allotment involves sales by the underwriters of Depositary Shares in excess of the number of Depositary Shares the underwriters are obligated to purchase, which creates a short position. The underwriters must close out any naked short position by purchasing Depositary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Depositary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•    Stabilizing transactions permit bids to purchase the Depositary Shares so long as the stabilizing bids do not exceed a specified maximum. These stabilizing transactions may have the effect of raising or maintaining the market price of the Depositary Shares or preventing or retarding a decline in the market price of the Depositary Shares. As a result, the price of the Depositary Shares may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Depositary Shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Conflicts of Interest
As described in “Use of Proceeds,” we intend to use the net proceeds of this offering to redeem all or a portion of our Series E Non-Cumulative Preferred Shares in September 2021. Certain of the underwriters (or their affiliates or associated persons) are holders of the Series E Non-Cumulative Preferred Shares and would receive a portion of the proceeds from this offering as a result of the redemption of the Series E Non-Cumulative Preferred Shares. If any one underwriter, together with its affiliates and associated persons, were to receive 5% or more of the net proceeds as a result of the redemption of the Series E Non-Cumulative Preferred Shares, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. No underwriter with a “conflict of interest” under FINRA Rule 5121 will confirm sales to any discretionary accounts without receiving specific written approval from the account holder. A qualified independent underwriter (“QIU”) is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(C). See “Use of Proceeds.”
Other Relationships
From time to time, the underwriters and their respective affiliates have directly or indirectly provided investment and/or commercial banking services to us for which they have received customary compensation and expense reimbursement. The underwriters and their respective affiliates may in the future provide similar services to us.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters and their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Depositary Shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Depositary Shares offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Selling Restrictions
Canada
The Depositary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Depositary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area
The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Depositary Shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Depositary Shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Depositary Shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Depositary Shares. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.
The above selling restriction is in addition to any other selling restrictions set out below.
Notice to Prospective Investors in the United Kingdom
The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Depositary Shares or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Depositary Shares or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the Depositary Shares in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of the Depositary Shares. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are outside the United Kingdom (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Notice to Prospective Investors in Switzerland
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Depositary Shares described herein. The Depositary Shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the Depositary Shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the Depositary Shares may be publicly distributed or otherwise made publicly available in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the offering, the Depositary Shares or us have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of the Depositary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the Depositary Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Depositary Shares.
Notice to Prospective Investors in Canada
The Depositary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Depositary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in People’s Republic of China
The underwriters will be required to represent and agree that the Depositary Shares are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, or the “PRC” (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by all relevant laws and regulations of the PRC.
This prospectus supplement and the accompanying prospectus (i) have not been filed with or approved by the PRC authorities and (ii) do not constitute an offer to sell, or the solicitation of an offer to buy, any Depositary Shares in the PRC to any person to whom it is unlawful to make the offer of solicitation in the PRC.
The Depositary Shares may not be offered, sold or delivered, or offered, sold or delivered to any person for reoffering or resale or redelivery, in any such case directly or indirectly (i) by means of any advertisement, invitation, document or activity which is directed at, or the contents of which are likely to be accessed or read by, the public in the PRC, or (ii) to any person within the PRC, other than in full compliance with the relevant laws and regulations of the PRC.
Investors in the PRC are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, those which may be required by the China Securities Regulatory Commission, the State Administration of Foreign Exchange and/or the China Banking Regulatory Commission, and complying with all relevant PRC laws and regulations, including, but not limited to, all relevant foreign exchange regulations and/or securities investment regulations.
Notice to Prospective Investors in Hong Kong
No underwriter nor any of their affiliates (i) have offered or sold, or will offer or sell, in Hong Kong, by means of any document, the Depositary Shares other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) have issued or had in its possession for the purposes of issue, or will issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Depositary Shares that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong)

other than with respect to our securities that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
Notice to Prospective Investors in Japan
The Depositary Shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”) and the underwriters will not offer or sell any of the Depositary Shares directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, FIEA and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Republic of Korea
The Depositary Shares have not been and will not be registered under the Financial Investment Services and Capital Markets Act and the decrees and regulations thereunder (the “FSCMA”) and the bonds have been and will be offered in Korea as a private placement under the FSCMA. None of the Depositary Shares may be offered, sold and delivered, directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except as otherwise permitted under the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the bonds shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the bonds.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Depositary Shares may not be circulated or distributed, nor may the Depositary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Depositary Shares are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the Trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Depositary Shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law. Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Depositary Shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Taiwan
The Depositary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Depositary Shares in Taiwan.
Notice to Prospective Investors in United Arab Emirates
This prospectus supplement and the accompanying prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”).
This prospectus supplement and the accompanying prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the Depositary Shares have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange. The issue and/or sale of the Depositary Shares has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise), and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the Depositary Shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Depositary Shares without disclosure to investors under Chapter 6D of the Corporations Act. The Depositary Shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Depositary Shares must observe such Australian on-sale restrictions. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
LEGAL MATTERS
Certain legal matters will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. The validity of the Series G Preferred Shares will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain legal matters will be passed upon for the underwriters by Willkie Farr & Gallagher LLP, New York, New York.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Arch Capital Group Ltd. for the year ended

December 31, 2020, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
With respect to the unaudited financial information of Arch Capital Group Ltd. for the three-month periods ended March 31, 2021 and 2020, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 6, 2021, incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because this report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This prospectus supplement and the accompanying prospectus, our annual report to shareholders, any proxy statement, any other Form 10-K, Form 10-Q or Form 8-K of ours filed with the Securities and Exchange Commission (“SEC”), or any other written or oral statements made by or on behalf of us may include forward-looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below, elsewhere in this prospectus supplement and the accompanying prospectus and in our periodic reports filed with the SEC, and include:
•    our ability to successfully implement our business strategy during “soft” as well as “hard” markets;
•    acceptance of our business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and our insureds and reinsureds;
•    our ability to consummate acquisitions and integrate the business we have acquired or may acquire into our existing operations;
•    our ability to maintain or improve our ratings, which may be affected by our ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;
•    general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which we operate;
•    competition, including increased competition, on the basis of pricing, capacity (including alternative forms of capital), coverage terms, or other factors;
•    developments in the world’s financial and capital markets and our access to such markets;
•    our ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support our current and new business;
•    the loss of key personnel;
•    accuracy of those estimates and judgments utilized in the preparation of our financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting;
•    greater than expected loss ratios on business written by us and adverse development on claim and/or claim expense liabilities related to business written by our insurance and reinsurance subsidiaries;
•    the adequacy of the Company’s loss reserves;
•    severity and/or frequency of losses;
•    greater frequency or severity of unpredictable natural and man-made catastrophic events;
•    claims for natural or man-made catastrophic events in our insurance, reinsurance and mortgage businesses could cause large losses and substantial volatility in our results of operations;
•    the effect of climate change on our business;

•    the effect of contagious disease (including COVID-19) on our business;
•    acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;
•    availability to us of reinsurance to manage our gross and net exposures and the cost of such reinsurance;
•    the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to us;
•    the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;
•    our investment performance, including legislative or regulatory developments that may adversely affect the fair value of our investments;
•    changes in general economic conditions, including sovereign debt concerns or downgrades of U.S. securities by credit rating agencies, which could affect our business, financial condition and results of operations;
•    changes in the method for determining the London Inter-bank Offered Rate (“LIBOR”) and the potential replacement of LIBOR;
•    the volatility of our shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of our projected liabilities in foreign currencies with investments in the same currencies;
•    changes in accounting principles or policies or in our application of such accounting principles or policies;
•    changes in the political environment of certain countries in which we operate or underwrite business;
•    a disruption caused by cyber-attacks or other technology breaches or failures on us or our business partners and service providers, which could negatively impact our business and/or expose us to litigation;
•    statutory or regulatory developments, including as to tax matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers, including the Tax Cuts Act; and
•    the other matters set forth in the section titled “Risk Factors”, in this prospectus supplement and in our 2020 Form 10-K and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of our 2020 Form 10-K, as well as the other factors set forth in our other documents on file with the SEC, and management’s response to any of the aforementioned factors.
All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by law, we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.
The SEC allows us to “incorporate by reference” information into this prospectus supplement in addition to the information incorporated by reference in the accompanying prospectus, which means that we can disclose important information by referring you to another document filed separately with the SEC. This information incorporated by reference is considered part of this prospectus supplement, except to the extent that the information is superseded by information in this prospectus supplement.
This prospectus supplement incorporates by reference:
•    our Annual Report on Form 10-K for the year ended December 31, 2020, including the sections of our Definitive Proxy Statement on Schedule 14A filed on March 26, 2020 incorporated by reference therein;
•    our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed on May 6, 2021; and
•    our Current Reports on Form 8-K filed on February 26, 2021 and May 7, 2021.
We are also incorporating by reference the information contained in all other documents that we file with the SEC between the date of this prospectus supplement and the earlier of the termination of this offering and the time that all of the Depositary Shares offered hereby are sold. The information contained in any of these documents will be considered part of this prospectus supplement from the date these documents are filed. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.
Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
If you would like to receive a copy of any document incorporated by reference into this prospectus supplement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus supplement), you should call or write to:
Arch Capital Group Ltd.
Clarendon House, 2 Church Street
Hamilton HM 11 Bermuda
Attention: Secretary
Telephone: (441) 295-1422
We will provide these documents, without charge, by first class mail.
Our common shares are quoted on the NASDAQ Global Select Market under the symbol “ACGL.” We have applied to list the Depositary Shares on NASDAQ under the symbol “ACGLN.”

PROSPECTUS
ARCH CAPITAL GROUP LTD.
Common Shares, Preference Shares, Unsecured Debt Securities, Depositary Shares Representing Preference Shares or Common Shares, Warrants to Purchase Common Shares, Preference Shares or Debt Securities, Share Purchase Contracts and Share Purchase Units
ARCH CAPITAL GROUP (U.S.) INC.
Preferred Stock Fully and Unconditionally Guaranteed by Arch Capital Group Ltd. and Unsecured Debt Securities Fully and Unconditionally Guaranteed by Arch Capital Group Ltd.
ARCH CAPITAL FINANCE LLC
Unsecured Debt Securities Fully and Unconditionally Guaranteed by Arch Capital Group Ltd.

The following are types of securities that may be offered and sold from time to time under this prospectus:
•    Arch Capital Group Ltd. common shares, preference shares, unsecured debt securities, depositary shares representing preference shares or common shares, warrants to purchase common shares, preference shares or debt securities, share purchase contracts and share purchase units
•    Arch Capital Group (U.S.) Inc. preferred stock fully and unconditionally guaranteed by Arch Capital Group Ltd., unsecured debt securities fully and unconditionally guaranteed by Arch Capital Group Ltd.
•    Arch Capital Finance LLC unsecured debt securities fully and unconditionally guaranteed by Arch Capital Group Ltd.
In addition, selling shareholders to be named in a prospectus supplement may offer, from time to time, Arch Capital Group Ltd. common shares.
This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplements carefully before you invest in the securities. A prospectus supplement will describe the securities Arch Capital Group Ltd., Arch Capital Group (U.S.) Inc., Arch Capital Finance LLC and/or the applicable selling shareholder are offering and selling, as well as the specific terms of the securities. Those terms may include, among others, as applicable:
•    Aggregate principal amount
•    Issue price
•    Denomination
•    Currency or composite currency
•    Maturity
•    Interest rate
•    Dividend rate
•    Sinking fund terms
•    Ranking
•    Redemption terms
•    Conversion terms
•    Listing on a securities exchange
•    Amount payable at maturity
•    Liquidation preference
The prospectus supplement may also supplement or update information contained in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Arch Capital Group Ltd. common shares are traded on the Nasdaq Global Select Market under the symbol “ACGL.”
INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 1 AND ANY SIMILARLY ENTITLED SECTION IN ANY PROSPECTUS SUPPLEMENT.
The date of this prospectus is November 23, 2020.

_________________
The permission of the BMA is required, under the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the BMA has granted a general permission. The BMA, in its notice to the public dated June 1, 2005, has granted a general permission for the issue and subsequent transfer of any securities, other than “Equity Securities” (as defined by the BMA for exchange control purposes), of a Bermuda company from and/or to a non-resident of Bermuda. In granting the general permission the BMA accepts no responsibility for the financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus

ARCH CAPITAL GROUP LTD.
Arch Capital Group Ltd. (“Arch Capital”) is a Bermuda exempted company limited by shares and provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Arch Capital’s principal executive office is located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08 Bermuda (telephone number: (441) 278-9250). Additional information about Arch Capital may be found over the Internet at our website at http://www.archcapgroup.com. The information on or accessible from our website is not a part of this prospectus and is not incorporated by reference herein.
You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”
ARCH CAPITAL GROUP (U.S.) INC.
Arch Capital Group (U.S.) Inc. (“Arch U.S.”) is a Delaware corporation. Arch U.S. is a wholly-owned subsidiary of Arch Capital. Arch U.S. is a holding company for the U.S.-based insurance and reinsurance operations of Arch Capital. Its principal executive office is located at Harborside Financial Center, 300 Plaza Three, 3rd Floor, Jersey City, NJ 07311 (telephone number: (201) 743-4000).
ARCH CAPITAL FINANCE LLC
Arch Capital Finance LLC (“Arch Finance”) is a Delaware limited liability company. Arch Finance is a wholly-owned subsidiary of Arch U.S. and has no business activities. Its principal office is located at 360 Hamilton Avenue, Suite 600, White Plains, NY 10601 (telephone number: (914) 872-3600).
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that Arch Capital, Arch-U.S. and Arch Finance (collectively, the “issuers”) have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, each of the issuers may sell securities described in this prospectus, and selling shareholders may sell Arch Capital common shares, in one or more offerings. This prospectus provides you with a general description of the securities that an issuer and/or selling shareholders, may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding the issuers and the offered securities, please refer to the registration statement. Each time an issuer or one or more selling shareholders sells securities, we will file a prospectus supplement with the SEC that will contain specific information about the terms of that offering. The prospectus supplement may also add, update and change information contained in this prospectus. To the extent that any statement we make in a prospectus supplement is inconsistent with the statements made in this prospectus, the statement made in this prospectus will be deemed modified or superseded by the statement made in such prospectus supplement. You should read this prospectus, any prospectus supplement and any applicable pricing supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference” before you invest in our securities.
In this prospectus, unless the context requires otherwise, “we,” “us,” “our” and “the Company” refer to Arch Capital and its subsidiaries (and do not include any selling shareholders).
RISK FACTORS
Before making an investment decision, you should carefully consider the risks described under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in our updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS
Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.
We will not receive any of the proceeds from the sale of Arch Capital common shares by selling shareholders.
DESCRIPTION OF ARCH CAPITAL SHARE CAPITAL
The authorized share capital of Arch Capital consists of 1,800,000,000 common shares, par value U.S. $0.0011 per share, and 50,000,000 preference shares, par value U.S. $0.01 per share.
Common Shares
General
The following description of Arch Capital’s common shares is a summary. This summary is not complete and is subject to the complete text of applicable laws and Arch Capital’s memorandum of association and bye-laws.
Holders of the common shares have no preemptive, redemption, conversion or sinking fund rights. Subject to the voting restrictions described below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. In the event of a liquidation, dissolution, or winding up of Arch Capital, the holders of common shares are entitled to share equally and ratably in the assets of Arch Capital, if any, remaining after the payment of all debts and liabilities of Arch Capital and the liquidation preference of any outstanding preference shares. All outstanding common shares are fully paid and non-assessable. The board of directors of Arch Capital, which we refer to as “the board,” is permitted to authorize the issuance of additional common shares. Issuances of common shares are subject to the applicable rules of the Nasdaq Global Select Market or other organizations on whose systems Arch Capital’s common shares may then be quoted or listed.
Transfer Agent
American Stock Transfer & Trust Company is the transfer agent and registrar of Arch Capital’s common shares.
Dividends
Holders of Arch Capital’s common shares are entitled to participate equally in dividends when the board declares dividends on common shares out of funds legally available for dividends. The rights of holders of Arch Capital’s common shares to receive dividends are subject to the preferences of holders of Arch Capital’s preference shares, including Arch Capital’s issued and outstanding preference shares, which require that no dividends may be paid on or with respect to Arch Capital’s common shares prior to the declaration and payment of a dividend with respect to such preference shares.
Liquidation Rights
In the event of a liquidation, dissolution, or winding up of Arch Capital, the holders of common shares have a right to a ratable portion of assets remaining after the payment of all debts and liabilities of Arch Capital, if any, and the liquidation preference of any outstanding preference shares, plus any declared and unpaid dividends thereon, before any distribution is made on any common shares.
Voting Limitation
Under Arch Capital’s bye-laws, if the votes conferred directly or indirectly or by attribution, by Arch Capital’s shares directly or indirectly or constructively owned (within the meaning of section 958 of the Internal Revenue Code of 1986, as amended (the “Code”)) by any U.S. person (as defined in section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors.
There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of bye-law 45 because of shares that may be attributed to that person under the Code.
Notwithstanding the provisions of Arch Capital’s bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the board may make such final adjustments to the aggregate number of votes conferred directly or indirectly or by attribution by the shares directly or indirectly or constructively owned by any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all Arch Capital’s shares entitled to vote generally at an election of directors.
In order to implement bye-law 45, we will assume that all shareholders are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.
Preference Shares
General
The following summary of terms of Arch Capital’s preference shares is not complete. You should refer to the provisions of Arch Capital’s memorandum of association and bye-laws and the terms of each class or series of the preference shares which will be filed with the SEC at or prior to the time of issuance of such class or series of preference shares and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preference shares.
Arch Capital’s bye-laws allow the board to authorize the issuance of preference shares in one or more series, and may fix the rights and preferences of those shares, including as to dividends, voting (which will be subject to the limitations described above under “Common Shares—Voting Limitation”), redemption, conversion rights and otherwise.
Issuances of preference shares are subject to the applicable rules of the Nasdaq Global Select Market, the New York Stock Exchange or other organizations on whose systems Arch Capital’s preference shares may then be quoted or listed. Depending upon the terms of preference shares established by the board, any or all series of preference shares could have preferences over the common shares with respect to dividends and other distributions and upon liquidation of Arch Capital. Issuance of any such shares with voting powers, or issuance of additional shares of common shares, would dilute the voting power of the outstanding common shares.
Terms
The specific terms of each series of preference shares offered pursuant to any prospectus supplement will be described in the applicable prospectus supplement related to such series of preference shares.
DESCRIPTION OF ARCH CAPITAL DEBT SECURITIES
General
We may issue debt securities from time to time in one or more series, under one or more indentures. The senior debt indenture and the form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture is, and the subordinated indenture will be, subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture is unlimited and each indenture sets forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
Terms
The debt securities will be Arch Capital’s unsecured obligations.

The senior debt securities will rank equal in right of payment with all Arch Capital’s other unsecured and unsubordinated indebtedness.
The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all Arch Capital’s senior indebtedness.
The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto.
DESCRIPTION OF ARCH CAPITAL DEPOSITARY SHARES
General
We may, at our option, elect to offer depositary shares, each consisting of one or more, or a specified fraction, of a common share or a preference share of a particular series. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.
The specific terms of the depositary shares offered by any prospectus supplement, will be described in the applicable prospectus supplement related to such depositary shares.
DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE
COMMON SHARES OR PREFERENCE SHARES
We may issue common share warrants or preference share warrants (collectively, “share warrants”) independently or together with any securities offered by any prospectus supplement and such common share warrants or preference share warrants may be attached to or separate from such securities.
The specific terms of each series of share warrants offered by any prospectus supplement will be described in the applicable prospectus supplement related to such share warrants.
DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE DEBT SECURITIES
We may issue debt warrants independently or together with any securities offered by any prospectus supplement and such debt warrants may be attached to or separate from such securities. Each series of debt warrants will be issued under a separate debt warrant agreement to be entered into between us and a debt warrant agent, all as set forth in the applicable prospectus supplement. The debt warrant agent will act solely as our agent in connection with the certificates representing the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders of debt warrant certificates or beneficial owners of debt warrants.
The specific terms of each series of debt warrants offered by any prospectus supplement will be described in the applicable prospectus supplement related to such debt warrants.
Warrant holders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in such indenture.
DESCRIPTION OF ARCH CAPITAL
SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS
We may issue share purchase contracts, representing contracts obligating the holders thereof to purchase from us, and for us to sell to such holders, or obligating the holders thereof to sell to us, and for us to purchase from such holders, a fixed or varying number of common shares or preference shares at a future date or dates. The price per share may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts. Any share purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such share purchase contract upon the occurrence of certain events. The share purchase contracts may be entered into separately or as a part of share purchase units consisting of one or more share purchase contracts and any one or more of:

(1)    debt securities of Arch Capital (which may be senior or subordinated);
(2)    debt securities of Arch U.S. (which may be senior or subordinated), fully and unconditionally guaranteed by Arch Capital;
(3)    senior debt securities of Arch Finance, fully and unconditionally guaranteed by Arch Capital;
(4)    preference shares of Arch Capital;
(5)    preference shares of Arch U.S., fully and unconditionally guaranteed by Arch Capital; or
(6)    debt or equity obligations of third parties, including U.S. Treasury securities.
The specific terms of the share purchase contract offered by any prospectus supplement will be described in the applicable prospectus supplement related to such share purchase contracts.
DESCRIPTION OF ARCH CAPITAL GROUP (U.S.) INC. PREFERRED STOCK
General
In this section, references to “Arch U.S.” refer solely to Arch Capital Group (U.S.) Inc. and not its subsidiaries.
The following summary of terms of Arch U.S.’s preferred stock is not complete. You should refer to the provisions of Arch U.S.’s certificate of incorporation and by-laws, the Delaware General Corporation Law and the terms of each class or series of the preferred stock which will be filed with the SEC at or prior to the time of issuance of such class or series of preferred stock and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preferred stock.
Under Arch U.S.’s certificate of incorporation, Arch U.S.’s board of directors is authorized to issue shares of preferred stock in one or more series, and may fix the terms of those shares, including as to the number of shares to be included in the series, the designation, powers, preferences and rights of the shares of the series and the qualifications, limitations or restrictions of such series.
As of the date of this prospectus, Arch U.S. is authorized to issue up to 1,000 shares of preferred stock, par value $0.01 per share.
The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Arch U.S.’s board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose.
Terms
The specific terms of each series of preferred stock offered by any prospectus supplement will be described in the applicable prospectus supplement related to such preferred stock.
Guarantee
Payment of the guarantee payments in respect of the preferred stock will be fully and unconditionally guaranteed on an unsecured basis by Arch Capital. The guarantee will be an unsecured obligation of Arch Capital and will rank (i) subordinate and junior in right of payment, and subject, to all liabilities of Arch Capital, except those made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred stock or preference shares now or hereafter issued by Arch Capital and with any guarantee now or hereafter entered into by Arch Capital in respect of any of the most senior preferred stock or preference stock of any affiliate of Arch Capital, and (iii) senior to all common shares now or hereafter issued by Arch Capital.

DESCRIPTION OF ARCH CAPITAL GROUP (U.S.) INC. UNSECURED DEBT SECURITIES
In this section, references to “Arch U.S.” refer solely to Arch Capital Group (U.S.) Inc. and not its subsidiaries.
Arch U.S. may issue debt securities from time to time in one or more series, under one or more indentures. The senior debt indenture and the form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture is, and the subordinated indenture will be, subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture is unlimited and each indenture sets forth the specific terms of any series of debt securities or provides that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement related thereto.
The debt securities will be fully and unconditionally guaranteed by Arch Capital, as the guarantor.
DESCRIPTION OF ARCH CAPITAL FINANCE LLC UNSECURED DEBT SECURITIES
Arch Finance may issue debt securities from time to time in one or more series, under one or more indentures. The senior debt indenture has been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior debt indenture is subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under the indenture is unlimited and the indenture sets forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement related thereto.
The debt securities will be fully and unconditionally guaranteed by Arch Capital, as the guarantor.
SELLING SHAREHOLDERS
To the extent that this prospectus is used by any selling shareholder to resell any Arch Capital common shares, information with respect to the selling shareholder will be contained in a supplement to this prospectus.
PLAN OF DISTRIBUTION
We may sell the securities:
•    through underwriters or dealers;
•    through agents;
•    directly to purchasers; or
•    through a combination of any such methods of sale.
Any underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement relating to any offering of securities by us will set forth its offering terms, including the name or names of any underwriters, the purchase price of the securities and the proceeds to us from such sale, any underwriting discounts, commissions and other items constituting underwriters’ compensation, any initial public offering price, and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed. Only underwriters so named in the prospectus supplement are deemed to be underwriters in connection with the securities offered by us within this prospectus.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or real-lowed or paid to dealers may be changed from time to time.
Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the accompanying prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in the accompanying prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to any conditions set forth in the accompanying prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of these con-tracts. The underwriters and other persons soliciting these contracts will have no responsibility for the validity or performance of any such contracts.
Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.
Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution by us to payments they may be required to make in respect thereof.
Certain of the underwriters, agents or dealers and their associates may engage in transactions with and perform services for us in the ordinary course of business.
Arch Capital’s common shares are quoted on Nasdaq Global Select Market under the symbol “ACGL.” Securities of any of the issuers may be listed on one or more securities exchanges from time to time. Unless we state otherwise in the applicable prospectus supplement, we do not intend to apply for listing of the other securities on any securities exchange or other stock market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Accordingly, we give you no assurance as to the development or liquidity of any trading market for the securities.
WHERE YOU CAN FIND MORE INFORMATION
Arch Capital
Arch Capital is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Arch Capital. You can inspect and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

Arch Capital Group (U.S.) Inc.
Arch U.S. is not currently subject to the information reporting requirements of the Exchange Act. Arch U.S. is a wholly-owned subsidiary of Arch Capital. Any future issuances of preferred stock or debt securities of Arch U.S. will be fully and unconditionally guaranteed by Arch Capital. See “Description of Arch Capital Group (U.S.) Inc. Preferred Stock” and “Description of Arch Capital Group (U.S.) Inc. Unsecured Debt Securities.”
Arch Capital Finance LLC
Arch Finance is not currently subject to the information reporting requirements of the Exchange Act. Arch Finance is a wholly-owned subsidiary of Arch Capital. Any future issuances of debt securities of Arch Finance will be fully and unconditionally guaranteed by Arch Capital. See “Description of Arch Capital Finance LLC Unsecured Debt Securities.”
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows Arch Capital to “incorporate by reference” information into this prospectus, which means that it can disclose important information by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents listed below which have been filed by Arch Capital with the SEC and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.
•    Annual report on Form 10-K for the year ended December 31, 2019.
•    Quarterly reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020, and September 30, 2020.
•    Current report on Form 8-K filed on March 2, 2020, April 27, 2020, May 13, 2020, May 15, 2020, June 24, 2020, June 30, 2020, October 9, 2020 and October 14, 2020.
•    The description of the common shares contained in our registration statement on Form 8-A filed on August 23, 2002 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
•    The description of our outstanding 5.25% Non-Cumulative Preferred Shares, Series E, par value US $0.01 per share, contained in our registration statement on Form 8-A filed on September 29, 2016 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
•The description of our outstanding 5.45% Non-Cumulative Preferred Shares, Series F, par value US $0.01 per share, contained in our registration statement on Form 8-A filed on August 17, 2017, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
Arch Capital is also incorporating by reference the information contained in all other documents that it files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of an offering shall be deemed to be incorporated by reference into this prospectus. The information contained in any of these documents will be considered part of this prospectus from the date these documents are filed.
If you would like to receive a copy of any document incorporated by reference into this prospectus (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus) or an issuer’s constitutional documents, you should call or write to Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08 Bermuda, Attention: Secretary (telephone (441) 278-9250). Arch Capital will provide these documents, without charge, by first class mail.
None of the issuers has authorized anyone to give any information or make any representation about an issuer that is different from, or in addition to, that contained in this prospectus or in any of the materials that the issuers have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This prospectus or any other written or oral statements made by or on behalf of us may include forward- looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this prospectus are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed in our periodic reports filed with the SEC.
All subsequent written and oral forward‑looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in our periodic reports filed with the SEC. We undertake no obligation to publicly update or revise any forward‑looking statement, whether as a result of new information, future events or otherwise.
LEGAL MATTERS
Certain legal matters with respect to the securities will be passed upon for the issuers by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters with respect to the securities under the laws of Bermuda will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Arch Capital for the year ended December 31, 2019, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
With respect to the unaudited financial information of Arch Capital for the three-month periods ended March 31, 2020 and 2019, the three-month and six-month periods ended June 30, 2020 and 2019, and the three-month and nine-month periods ended September 30, 2020 and 2019, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 5, 2020, August 6, 2020, and November 5, 2020, incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because these reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.
ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS
We are a Bermuda company. In addition, certain of our directors and officers, as well as certain of the experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and their assets are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon those persons or to recover against us or those persons on judgments of courts in the United States, including judgments based on civil liabilities provisions of the United States federal securities laws. However, investors may serve Arch Capital with process in the United States with respect to actions against us arising out of or in connection with violations of United States federal securities law relating to offers and sales of securities covered by this prospectus by serving National Registered Agents, Inc., 440 9th Avenue, 5th floor, New York, New York 10001, its United States agent irrevocably appointed for that purpose.

We have been advised by Conyers Dill & Pearman Limited, our Bermuda counsel, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. We also have been advised by Conyers Dill & Pearman Limited that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of United States courts based on the civil liability provisions of the United States federal securities laws obtained in actions against us or our directors and officers, and (2) original actions brought in Bermuda against us or our officers and directors based solely upon the United States federal securities laws. A Bermuda court may, however, impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda; provided that the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under the U.S. federal securities laws, would not be allowed in Bermuda courts to the extent that they are contrary to public policy.

ARCH CAPITAL GROUP LTD.
Common Shares, Preference Shares, Unsecured Debt Securities, Depositary Shares Representing Preference Shares or Common Shares, Warrants to Purchase Common Shares, Preference Shares or Debt Securities, Share Purchase Contracts and Share Purchase Units

ARCH CAPITAL GROUP (U.S.) INC.
Preferred Stock Fully and Unconditionally Guaranteed by Arch Capital Group Ltd. and Unsecured Debt Securities Fully and Unconditionally Guaranteed by Arch Capital Group Ltd.

ARCH CAPITAL FINANCE LLC
Unsecured Debt Securities Fully and Unconditionally Guaranteed by Arch Capital Group Ltd.

The date of this prospectus is November 23, 2020.

The date of this prospectus supplement is June 2, 2021.